[AOR LOGO
APPEARS HERE]                 [PRN LOGO APPEARS HERE]

                                                Filed pursuant to Rule 424(B)(3)
                                                   Registration Number 333-78181

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

 Consider carefully the        The merger--
 Risk Factors beginning
 on page 17.

 Neither the Securities        . The boards of directors of American Oncology
 and Exchange Commission         Resources, Inc. and Physician Reliance
 nor any state securities        Network, Inc. have unanimously approved a
 commission has approved         strategic combination of the two companies
 or disapproved of these         designed to create the leading cancer
 securities or passed            management company in the United States.
 upon the adequacy or ac-
 curacy of this document.      . In connection with the merger, the continuing
 Any representation to           company will be renamed US Oncology, Inc. In
 the contrary is a crimi-        the merger, 0.94 shares of AOR common stock
 nal offense.                    will be issued in exchange for each share of
                                 PRN common stock. The existing AOR common
 AOR common stock trading        stock will remain outstanding, and each share
 symbol: The Nasdaq Na-          will represent one share of the combined
 tional Market(R)--"AORI"        company.

 PRN common stock trading      . Based upon the capitalization of AOR and PRN
 symbol: The Nasdaq Na-          as of May 10, 1999, we anticipate that
 tional Market(R)--"PHYN"        approximately 85,700,000 shares of the
                                 combined company's common stock will be
                                 outstanding after the merger is completed.
                                 Immediately after the merger, on a fully diluted basis, approximately 50% of the combined company's common stock will be owned by stockholders of PRN, and approximately 50% of the combined company's common stock will be owned by stockholders of AOR.

   We cannot complete the merger unless the stockholders of both companies approve certain proposals relating to the merger. AOR stockholders will vote on these matters at their annual meeting, and PRN has scheduled a special meeting for this purpose.

   This joint proxy statement and prospectus provides you with detailed information about the proposed merger. We encourage you to read this document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

   The boards of directors of both companies have determined that the merger is in the best interests of their stockholders. Your board unanimously recommends voting FOR the matters presented to you at your meeting. We strongly support the merger and join with members of our boards of directors in enthusiastically recommending that you vote in favor of the merger and related matters.

   /s/ R. Dale Ross                           /s/ John T. Casey
   R. Dale Ross                               John T. Casey
   Chairman of the Board                      Chairman of the Board
   and Chief Executive Officer                and Chief Executive Officer
   American Oncology Resources, Inc.          Physician Reliance Network, Inc.

   This joint proxy statement and prospectus is dated May 10, 1999 and first mailed to stockholders on May 14, 1999.

                       AMERICAN ONCOLOGY RESOURCES, INC.
                       16825 NORTHCHASE DRIVE, SUITE 1300
                              HOUSTON, TEXAS 77060

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 15, 1999

To the Stockholders of American Oncology Resources, Inc.:

   Notice is hereby given that the annual meeting of stockholders of American Oncology Resources, Inc. will be held at the Marriott Rivercenter, 101 Bowie Street, San Antonio, Texas 78205 on Tuesday, June 15, 1999 at 8:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the issuance of up to 50,000,000 shares of common stock of AOR (together with associated Series A Preferred Stock Purchase Rights) to stockholders of PRN in connection with the merger of PRN into a wholly-owned subsidiary of AOR.

     2. To approve AOR's amended and restated certificate of incorporation, which amends AOR's existing certificate of incorporation:

     .    to change AOR's name to US Oncology, Inc.,

     . to increase the authorized shares of AOR common stock from 80,000,000 to 250,000,000 and the authorized shares of AOR preferred stock from 1,000,000 to 2,000,000,

     . to divide the AOR board of directors into three classes, with each class serving a staggered three-year term (except, initially, Class I and Class II directors), to provide that directors may be removed only for cause and then only upon the vote of holders of at least two-thirds of the outstanding shares of AOR common stock and to specify a mechanism for nominating directors,

     . to provide that stockholders may only act at a properly convened annual meeting or special meeting of stockholders and specify who may call a stockholders' meeting and

     . to provide that certain provisions of AOR's amended and restated certificate of incorporation may only be amended by the vote of two-thirds of the outstanding shares of capital stock of AOR entitled to vote in the election of directors.

     The amended and restated certificate of incorporation will be effective only if the merger is completed.

     3. To approve an amendment to AOR's 1993 Affiliate Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan. The amendment will be effective only upon completion of the merger.

     4. To approve amendments to AOR's 1993 Non-Employee Director Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan and to make other changes to that plan. The amendments will be effective only upon completion of the merger.

     5. To elect seven members of the board of directors of AOR to serve as directors for the respective terms set forth herein.

     6. To approve an amendment to AOR's 1993 Key Employee Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan.

     7. To ratify the appointment of PricewaterhouseCoopers LLP as AOR's independent accountants for the current year.

     8. To transact such other business as may be properly brought before the meeting or any adjournment or postponement of the annual meeting.

   Approval of items 1-4 above is a condition to the merger. Only stockholders of record at the close of business on May 10, 1999 are entitled to notice of and to vote on all matters at the annual meeting. The annual meeting may be postponed or adjourned from time to time, and at any reconvened meeting actions with respect to the matters specified in this notice may be taken without further notice to stockholders unless required by the bylaws of AOR.

   Whether or not you intend to be present at the annual meeting, please sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may vote either in person or by your proxy. A proxy may be revoked by a stockholder at any time prior to its use as specified in the enclosed proxy statement. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person.

                                      By Order of the Board of Directors,

                                      /s/ Leo E. Sands
                                      Leo E. Sands
                                      Corporate Secretary
Houston, Texas
May 10, 1999

                        PHYSICIAN RELIANCE NETWORK, INC.
                          5420 LBJ FREEWAY, SUITE 900
                              DALLAS, TEXAS 75240

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 15, 1999

To the Stockholders of Physician Reliance Network, Inc.:

   Notice is hereby given and you are invited to attend in person or by proxy a special meeting of stockholders of Physician Reliance Network, Inc. to be held at the Marriott Rivercenter, 101 Bowie Street, San Antonio, Texas 78205 on Tuesday, June 15, 1999 at 8:00 a.m., local time, for the following purposes:

     1. To approve the Agreement and Plan of Merger, dated as of December 11, 1998, among American Oncology Resources, Inc., Diagnostic Acquisition, Inc., a wholly owned subsidiary of AOR, and PRN; and

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

   The proposed merger and other related matters are more fully described in the attached joint proxy statement and prospectus and the appendices thereto.

   The board of directors has fixed the close of business on May 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only stockholders of record of PRN common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting.

   You are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, management desires to have the maximum representation at the special meeting and respectfully requests that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope. A proxy may be revoked by a stockholder at any time prior to its use as specified in the enclosed proxy statement. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ George P. McGinn, Jr.
                                          George P. McGinn, Jr.
                                          Corporate Secretary

Dallas, Texas
May 10, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
RISK FACTORS..............................................................  17
AOR ANNUAL MEETING........................................................  24
PRN SPECIAL MEETING.......................................................  28
THE MERGER................................................................  30
  General Description of the Merger.......................................  30
  Background of the Merger................................................  30
  Joint Reasons for the Merger............................................  33
  AOR's Reasons for the Merger............................................  34
  Recommendation of the Board of Directors of AOR.........................  36
  PRN's Reasons for the Merger............................................  36
  Recommendation of the Board of Directors of PRN.........................  38
  Opinion of AOR's Financial Advisor......................................  38
  Opinion of PRN's Financial Advisor......................................  43
  Some Officers, Directors and Significant Stockholders of PRN Have
   Interests in the Merger Other Than as Stockholders.....................  50
  Material Federal Income Tax Consequences of the Merger to PRN
   Stockholders...........................................................  52
  We Anticipate That the Merger Will Be Treated as a Pooling of Interests
   for Accounting Purposes................................................  53
  Government and Regulatory Approvals Are Required to Complete the
   Merger.................................................................  54
  Resales of AOR Common Stock Received in the Merger by Affiliates of PRN
   Will Be Subject to Restrictions........................................  54
  Management and Operations of the Combined Company Following the Merger..  54
  Amendment of PRN Rights Agreement.......................................  55
  Stock Exchange Listing; Delisting and Deregistration of PRN Common
   Stock..................................................................  55
THE AGREEMENT AND PLAN OF MERGER AND TERMS OF THE MERGER..................  56
  Effective Time of the Merger............................................  56
  Manner and Basis for Converting Shares..................................  56
  Treatment of PRN Stock Options and Other Rights to Receive PRN Common
   Stock..................................................................  56
  Conditions to the Merger................................................  57

                                                                          Page
                                                                          ----
  Cooperation............................................................  59
  Representations and Warranties of AOR and PRN..........................  59
  Conduct of the Business of AOR and PRN Prior to the Merger.............  59
  AOR and PRN Have Agreed not to Solicit Acquisition Transactions........  60
  The Merger Agreement May Be Terminated Under Certain Conditions........  61
  The Merger Agreement May Be Amended....................................  62
  Termination Fees May Be Payable by AOR or PRN in Certain
   Circumstances.........................................................  62
  AOR and PRN Have Agreed on Which Will Pay Certain Expenses.............  62
  AOR Has Agreed to Indemnify Officers and Directors of PRN..............  62
  AOR and PRN Have Entered Into Stock Option Agreements..................  63
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS........................  65
COMPARATIVE RIGHTS OF STOCKHOLDERS OF AOR AND PRN........................  72
PRINCIPAL STOCKHOLDERS OF AOR AND PRN....................................  78
DESCRIPTION OF AOR CAPITAL STOCK.........................................  81
PROPOSAL 2: ADOPTION OF AOR'S AMENDED AND RESTATED CERTIFICATE OF
 INCORPORATION...........................................................  84
PROPOSAL 3: APPROVAL OF AMENDMENT TO 1993 AFFILIATE STOCK OPTION PLAN....  87
PROPOSAL 4: APPROVAL OF AMENDMENTS TO 1993 NON-EMPLOYEE DIRECTOR STOCK
 OPTION PLAN.............................................................  88
PROPOSAL 5: ELECTION OF AOR DIRECTORS....................................  91
PROPOSAL 6: APPROVAL OF AMENDMENT TO 1993 KEY EMPLOYEE STOCK OPTION
 PLAN....................................................................  95
PROPOSAL 7: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS.......  96
COMPENSATION OF EXECUTIVE OFFICERS.......................................  97
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 102

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT ACCOUNTANTS.................................................... 103
LEGAL MATTERS.............................................................. 103
EXPERTS.................................................................... 103
PROPOSALS OF STOCKHOLDERS FOR ANNUAL MEETING............................... 104
OTHER MATTERS.............................................................. 104

                                                                           Page
                                                                           ----
Appendix A--Agreement and Plan of Merger.................................. A-1
Appendix B--Stock Option Agreement........................................ B-1
Appendix C--Opinion of BT Alex. Brown Incorporated........................ C-1
Appendix D--Opinion of Goldman, Sachs & Co................................ D-1
Appendix E--Form of Amended and Restated Certificate of Incorporation..... E-1

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document as well as the additional documents we refer to in this joint proxy statement and prospectus. See "Where You Can Find More Information" immediately following this summary.

   Please keep in mind that references to "we" and "us" mean AOR and PRN as a combined entity following the merger.

                 Questions and Answers About the AOR/PRN Merger

   Q: How will AOR and PRN combine?

   A: PRN will merge with a subsidiary of AOR. PRN will be the surviving corporation in the merger and will become a direct wholly owned subsidiary of AOR.

   Q: What will happen to the stock of PRN in the merger?

   A: In the merger, PRN stockholders will receive 0.94 shares of AOR common stock in exchange for each share of PRN common stock owned by them. Cash will be paid for fractional shares of AOR common stock.

   Q: What will happen to the stock of AOR in the merger?

   A: Shares of AOR stock will remain outstanding. Each share of AOR common stock will represent one share of common stock of the combined company.

   Q: When will the merger be completed?

   A: AOR and PRN expect that the merger will become effective promptly after stockholders of PRN approve and adopt the merger agreement and stockholders of AOR approve the issuance of the shares of AOR common stock to be delivered in connection with the merger, provided that the other conditions to the merger have been satisfied. The stockholders meetings of both AOR and PRN are scheduled for June 15, 1999.

   Q: What should I do after I read these documents?

   A: You should mail your signed proxy card in the enclosed postage paid envelope, as soon as possible, so that your shares will be represented at your stockholders' meeting. After the merger is completed, PRN stockholders will be sent written instructions for sending in their share certificates and receiving the shares of AOR common stock to which they are entitled. DO NOT SEND IN YOUR PRN STOCK CERTIFICATES NOW.

   Q: Can I change my vote after I have mailed a signed proxy card?

   A: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the stockholders' meetings: (1) you can revoke your proxy by written notice; (2) you can submit a new, later-dated proxy card; and (3) you can attend your stockholders' meeting and vote in person.

   Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: Your broker will vote your shares only if you provide instructions on how to vote. Without instructions your shares will not be voted. Shares that are not voted generally will be counted as votes against the merger and the matters associated with it.

   Q: Whom should I call with questions?

   A: PRN stockholders who have questions about the merger or how to vote their shares should call D.F. King & Co., Inc. at 1-800-659-5550 (toll free in the United States).

   AOR stockholders who have questions about the merger or how to vote their shares should call Georgeson & Company at 1-800-223-2064 (toll free in the United States).

Information About the Companies

American Oncology Resources, Inc. and Diagnostic Acquisition, Inc. 16825 Northchase Drive, Suite 1300
Houston, Texas 77060
(281) 873-2674

   AOR is a national cancer management company. As of April 30, 1999, AOR provided comprehensive management services under long-term agreements to oncology practices comprised of 384 physicians in 18 states. The physicians affiliated with AOR provide all aspects of care related to the diagnosis and outpatient treatment of cancer, including medical oncology, radiation oncology, gynecological oncology, stem cell transplantation and diagnostic radiology. AOR was incorporated in October 1992 under the laws of the State of Delaware.

   Diagnostic Acquisition, Inc. is a Texas corporation and a wholly owned subsidiary of AOR. It was formed specifically for the purpose of merging with and into PRN as contemplated by the merger agreement and has not conducted any other business of any kind. Upon completion of the merger, it will cease to exist.

Physician Reliance Network, Inc.
5420 LBJ Freeway, Suite 900
Dallas, Texas 75240
(972) 392-8700

   PRN is a leading provider of management services, facilities and equipment to (a) physicians specializing in the diagnosis and treatment of cancer and (b) radiologists. As of April 30, 1999, PRN provided comprehensive management services under long-term agreements to medical practices comprised of 370 physicians in 13 states. PRN's affiliated physicians provide all aspects of care related to the diagnosis and outpatient treatment of cancer, including medical oncology, radiation oncology, gynecological oncology and diagnostic radiology. PRN was incorporated in June 1993 under the laws of the State of Texas.

Recent Results

   AOR's revenues for the three months ended March 31, 1999 increased 39% to $139,840,000 from $100,949,000 reported in the same period in 1998. AOR's net income for the three months ended March 31, 1999 increased 24% to $8,517,000, compared with $6,871,000 reported for the first quarter of 1998. AOR's earnings per share for the three months ended March 31, 1999 increased 21% to $0.17 per share on 50,548,000 diluted shares outstanding as compared to $0.14 per share on 49,940,000 diluted shares outstanding for the three months ended March 31, 1998.

   PRN's revenues for the three months ended March 31, 1999 increased 26.3% to $114.3 million compared with $90.5 million for the same period in 1998. PRN's net income for the three months ended March 31, 1999 increased 19.1% to $8.0 million, or $0.15 per share on a diluted basis, compared with $6.7 million, or $0.13 per share on a diluted basis, for the three months ended March 31, 1998. Diluted weighted average shares outstanding were 54,127,000 and 52,848,000 for the three months ended March 31, 1999 and 1998, respectively.

Information About the Stockholder Meetings (Pages 24 and 28)

   The annual meeting of the AOR stockholders will be held on Tuesday, June 15, 1999 at 8:00 a.m., local time. The record date for AOR stockholders entitled to receive notice of and to vote at the AOR annual meeting was the close of business on May 10, 1999. On that date there were 35,627,773 shares of AOR common stock outstanding and entitled to vote at the meeting.

   The special meeting of the PRN stockholders will be held on Tuesday, June 15, 1999 at 8:00 a.m., local time. The record date for PRN stockholders entitled to receive notice of and to vote at the PRN special meeting was the close of business on May 10, 1999. On that date there were 51,895,721 shares of PRN common stock outstanding and entitled to vote at the meeting.

Reasons for the Merger (Page 33)

   For PRN and AOR, the merger is an attractive strategic combination that creates significant opportunities for synergies and cost savings. At the same time, the merger should enable AOR and PRN stockholders to participate in a larger and more diversified company.

   AOR and PRN believe that the merger of the nation's two leading cancer practice management companies will create significant value for their respective stockholders. We have identified a number of potential benefits of the merger that we believe will contribute to the success of the combined company and benefit the stockholders of both companies.

  . AOR and PRN have a unique opportunity to take advantage of the complementary strategic fit of their businesses, combining AOR's and PRN's operations to create the clear leader in cancer management.

  . We expect that our complementary skills and affiliated practices will allow our affiliated physicians to more effectively serve patients' needs and allow us to more efficiently provide management services to physician groups.

  . We believe that the merger represents a unique strategic fit between two companies with similar business strategies and corporate cultures and with complementary operations and geographical presence.

  . We believe that AOR and PRN, as a combined company, will have greater financial strength, operational efficiencies, earning power and growth potential than either AOR or PRN would have on its own.

Recommendations to Stockholders (Pages 36 and 38)

 To PRN Stockholders:

   The PRN board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement. Stockholders owning approximately 28.8% of the PRN common stock as of the record date have already agreed to vote in favor of the merger agreement.

 To AOR Stockholders:

   The AOR board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR:

  . the proposal to approve the issuance of up to 50,000,000 AOR common stock to be delivered in connection with the merger;

and, conditioned on completion of the merger,

  . the proposal to adopt the amended and restated certificate of incorporation of AOR;

  . the proposal to increase the number of shares of AOR common stock available for issuance under AOR's 1993 Affiliate Stock Option Plan; and

  . the proposal to increase the number of shares of AOR common stock available for issuance under AOR's 1993 Non-Employee Director Stock Option Plan and to further amend the 1993 Non-Employee Director Stock Option Plan.

Approval of ALL of the foregoing proposals is a condition to completing the merger. Stockholders of AOR owning approximately 9.3% of the AOR common stock as of the record date have already agreed to vote in favor of the proposals listed above.

In addition, whether or not the merger is approved, AOR's board of directors recommends that you vote FOR:

  . the proposal to elect the following seven persons as directors of AOR:

         Russell L. Carson             Robert A. Ortenzio
         James E. Dalton               Edward E. Rogoff, M.D.
         Stanley A. Marks, M.D.        R. Dale Ross
         Richard B. Mayor

  . the proposal to increase the number of shares of AOR common stock available for issuance under AOR's 1993 Key Employee Stock Option Plan; and

  . the proposal to ratify the appointment of PricewaterhouseCoopers LLP as AOR's independent accountants for the ensuing year.

Information About the Merger (Page 30)

   The merger agreement is attached to this joint proxy statement and prospectus as Appendix A. You should read this document, as it is the legal document that governs the merger.

New Company Name; Related Matters After the Merger

   Upon completion of the merger, the name of AOR will be changed to "US Oncology, Inc.," and PRN will operate as a wholly owned subsidiary of US Oncology, Inc. The amended and restated certificate of incorporation of AOR being considered at the AOR annual meeting will become the certificate of incorporation of US Oncology, Inc. The amended and restated bylaws of AOR will become the bylaws of US Oncology, Inc.

   The combined company's common stock will trade on The Nasdaq Stock Market under the symbol "USON". After the merger becomes effective, all shares of PRN common stock will cease to be listed on The Nasdaq Stock Market, and PRN will no longer be a publicly traded company.

Stockholder Vote Required to Approve the Merger and Other Matters (Pages 25 and
28)

   Sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of PRN common stock must approve and adopt the merger agreement. Directors and executive officers of PRN and their affiliates own 6.0% of the outstanding shares of PRN common stock entitled to vote on the merger agreement. These persons, who together with other significant stockholders own an aggregate of approximately 28.8% of the outstanding PRN common stock entitled to vote on the merger agreement as of the record date, have agreed to vote their shares in favor of the merger agreement.

   A majority of the shares represented in person or by proxy and voted at AOR's annual meeting must approve the issuance of the shares of AOR common stock to be delivered in connection with the merger.

   A majority of shares of AOR common stock outstanding and entitled to vote at AOR's annual meeting must approve AOR's amended and restated certificate of incorporation and amendments to AOR's 1993 Affiliate Stock Option Plan and AOR's 1993 Non-Employee Director Stock Option Plan.

   Approval of the foregoing matters is a condition to completing the merger. Directors and executive officers of AOR and their affiliates own approximately 9.3% of the outstanding shares of AOR common stock entitled to vote on the foregoing matters as of the record date, and these persons have agreed to vote their shares in favor of the foregoing matters.

   The seven individuals receiving the highest number of votes in the election of directors at the AOR annual meeting will be elected to AOR's board of directors.

   A majority of the shares of AOR common stock outstanding and entitled to vote at the AOR annual meeting must approve the amendment to AOR's 1993 Key Employee Stock Option Plan.

   Ratification of the appointment of PricewaterhouseCoopers LLP requires the favorable vote of a majority of shares represented in person or by proxy and entitled to vote at AOR's annual meeting.

Treatment of PRN Stock Options in the Merger (Page 56)

   All outstanding options to purchase shares of PRN common stock will vest and become fully exercisable at the time of the merger. All PRN options will become options to purchase a number of shares of AOR common stock which equals the number of shares of PRN common stock subject to the option, multiplied by the exchange ratio of 0.94. The per share exercise price of all PRN options will equal the exercise price of such PRN options divided by the exchange ratio.

Management and Board of Directors of the Combined Company Following the Merger (Page 54)

   If the merger is completed, the management of AOR will continue except that
O. Edwin French, the current Chief Operating Officer of PRN, will serve as Chief Operating Officer of the combined company and Joseph S. Bailes, M.D., the current Executive Vice President and National Medical Director of PRN, will serve as Executive Vice President of the combined company.

   The merger agreement provides that following the merger, the board of directors of the combined company will be comprised of 14 persons, seven of whom currently serve on AOR's board of directors and seven of whom currently serve on PRN's board of directors. The 14 directors are expected to be: Nancy
G. Brinker, Russell S. Carson, John T. Casey, J. Taylor Crandall, James E. Dalton, Robert W. Daly, Stephen E. Jones, M.D., Stanley A. Marks, M.D., Richard
B. Mayor, Robert A. Ortenzio, Boone Powell, Jr., Edward E. Rogoff, M.D., R. Dale Ross, and Burton S. Schwartz, M.D. Each of these persons has agreed to serve on the combined company's board of directors.

Opinion of Financial Advisor to AOR (Page 38)

   AOR's financial advisor, BT Alex. Brown Incorporated, delivered its oral opinion to the AOR board of directors, which opinion was subsequently confirmed by delivery of written opinions dated December 11, 1998 and May 10, 1999, as to the fairness to AOR stockholders, from a financial point of view, of the consideration to be delivered to PRN's stockholders in the merger. The full text of the written opinion of BT Alex. Brown dated as of May 10, 1999 is attached to this joint proxy statement and prospectus as Appendix C and should be read carefully in its entirety. The opinion of BT Alex. Brown is directed to the AOR board of directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the issuance of AOR common stock to be delivered in connection with the merger or the other matters being presented to a vote of AOR stockholders.

Opinion of Financial Advisor to PRN (Page 43)

   On December 11, 1998, Goldman, Sachs & Co., financial advisor to PRN, delivered its oral opinion to the PRN board of directors, which was subsequently confirmed by a written opinion dated the same date. Goldman Sachs has confirmed its December 11, 1998 opinion by delivery of its written opinion to the PRN board of directors, dated the date hereof. The Goldman Sachs written opinion dated the date hereof stated that, as of such date, and based upon and subject to the various qualifications and assumptions described in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PRN common stock. The full text of the written opinion, dated the date of this joint proxy statement and prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is set forth in Appendix D to this joint proxy statement and prospectus. The Goldman Sachs opinions dated December 11, 1998 and the date hereof were provided for the information and assistance of the PRN board of directors in connection with its consideration of the merger, and such opinions do not constitute a recommendation as to how any holder of PRN common stock should vote at the PRN special meeting.

Interests of Persons in the Merger Other Than as Stockholders (Page 50)

   In considering the recommendation of PRN's board of directors in favor of the merger, PRN stockholders should be aware that members of the board of directors of PRN and other members of its management will receive benefits as a result of the merger that will be in addition to or different from benefits received by PRN stockholders generally.

Conditions of the Merger (Page 57)

   A number of conditions must be satisfied before the merger may be completed, including:

  . approval and adoption of the merger agreement by the PRN stockholders;

  . approval by the AOR stockholders of the issuance of shares of AOR common stock to be delivered in connection with the merger, AOR's amended and restated certificate of incorporation, and the amendments to AOR's 1993 Non-Employee Director Stock Option Plan and 1993 Affiliate Stock Option Plan;

  . the absence of legal restraints to the merger;

  . receipt by PRN of a legal opinion with respect to the tax-free nature of the merger; and

  . receipt of opinions of PricewaterhouseCoopers LLP and Arthur Andersen LLP confirming that the merger qualifies for pooling of interests accounting treatment.

Termination of the Merger (Page 61)

   Either PRN or AOR may call off the merger if:

  . the other party consents in writing;

  . the merger is not completed by July 1, 1999, which is automatically extended to August 1, 1999 if the only remaining condition to the merger is the approval of a governmental entity;

  . there exists a legal restraint preventing the merger;

  . the PRN stockholders do not approve the merger or the AOR stockholders do not approve the issuance of the AOR common stock to be delivered in connection with the merger and the other matters being considered at AOR's annual meeting that are conditions to the merger;

  . the other party breaches in a material way its representations, warranties, covenants or agreements under the merger agreement and that breach is not or cannot be remedied; or

  . the board of directors of the other party or such party withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party.

Termination Fee and Expenses (Page 62)

   The merger agreement generally requires AOR or PRN to pay to the other a termination fee of (a) $20 million if the merger agreement is terminated so that it may pursue another combination transaction or if the merger agreement is terminated by one company because the other company's board of directors withdraws its recommendation in favor of the merger or the other company's stockholder rights plan is waived, amended, redeemed or allowed to lapse or declared void or illegal; (b) $15 million if the merger agreement is terminated by one company because of the other company's failure to obtain required stockholder approvals or breach of a covenant in the merger agreement; and (c) $12 million if the merger agreement is terminated by one company because of the other company's breach of a representation or warranty in the merger agreement, which breach would have a material adverse effect.

Stock Option Agreements (Page 63)

   PRN has granted an option to AOR to purchase shares of PRN common stock equal to approximately 10.1% of the outstanding shares of PRN common stock. AOR has granted an option to PRN to purchase shares of AOR common stock equal to approximately 10.1% of the outstanding shares of AOR common stock. Each option is exercisable under the same circumstances that the termination fee is payable to AOR or PRN as a result of pursuing another transaction, provided that the profit that AOR or PRN realizes on the exercise of the option plus any termination fee received by it may not exceed $25 million. The full text of each of these option agreements is attached to this joint proxy statement and prospectus as Appendix B.

Non-Solicitation Provisions (Page 60)

   AOR and PRN have each agreed not to solicit, initiate discussions with or engage in negotiations with any other companies relating to a possible acquisition of AOR or PRN. However, if either board of directors receives an unsolicited proposal relating to an alternative acquisition transaction that such board reasonably determines in good faith would, if completed, result in a transaction more favorable from a financial point of view to their stockholders than the merger, and such board further determines that they are required to pursue the transaction to discharge their fiduciary duties, then AOR's board or PRN's board, as the case may be, may provide information to or enter into discussions or negotiations with the party making the proposal. However, if the merger agreement is terminated so that AOR or PRN may pursue another acquisition proposal, then the party pursuing the alternative transaction must promptly pay the other a termination fee of $20 million. In addition, the other party's right to exercise its option to purchase shares of the common stock of the party pursuing the alternative transaction will be triggered.

   The termination fee, the option agreements and the no-solicitation provisions of the merger agreement may have the effect of discouraging persons who might be interested in entering into a business combination with PRN or AOR from proposing such a transaction, even where the consideration payable to PRN or AOR stockholders, as applicable, in such a transaction would exceed the consideration payable in the merger.

Government and Regulatory Approvals Required for the Merger (Page 54)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits PRN and AOR from completing the merger until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and until a required waiting period has expired or been terminated. The Antitrust Division and the FTC have the authority to challenge the merger on antitrust grounds before or after the merger is completed. The merger may also be reviewed on antitrust grounds by other authorities in jurisdictions where either PRN or AOR has operations. AOR and PRN each filed materials with the Justice Department and the FTC, and early termination of the waiting period was granted on March 8, 1999.

Accounting Treatment Applicable to the Merger (Page 53)

   AOR and PRN expect the merger to qualify as a pooling of interests for accounting purposes, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. As a condition to the merger, AOR and PRN must each receive an opinion from its independent accounting firm regarding qualification of the merger as a pooling of interests for accounting purposes.

U. S. Federal Income Tax Consequences of the Merger to PRN Stockholders (Page
52)

   The receipt of shares of AOR common stock in the merger will generally be tax-free to the stockholders of PRN. PRN stockholders may be required to pay taxes on cash received for fractional shares. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Stockholders Will Not Have Dissenters' Rights

   Neither AOR stockholders nor PRN stockholders will have any appraisal rights or other rights to demand fair value in cash as a result of the merger.

Comparative Market Price Data and Dividend Information (Page 10)

   AOR common stock and PRN common stock are each listed on The Nasdaq Stock Market. The Nasdaq Stock Market closing price for a share of AOR common stock was $13.00 on December 11, 1998, the last trading day prior to the public announcement of the proposed merger, and was $8.44 on May 7, 1999, the most recent date for which prices were available prior to the printing of this joint proxy statement and prospectus. The closing price per share on The Nasdaq Stock Market of PRN common stock was $11.50 on December 11, 1998 and $8.06 on May 7, 1999. Stockholders are encouraged to obtain current market quotations.

   AOR has applied to list the shares of AOR common stock to be delivered in connection with the merger on The Nasdaq Stock Market.

Risks of the Merger (Page 17)

   In considering whether to approve the merger agreement and related matters, you should consider risks of the merger, including, among others, the risk of fluctuations in the market price of AOR or PRN common stock, risks associated with integrating the companies' businesses and the fact that certain directors and officers of PRN may have interests in the merger that are different from or in addition to yours. We urge you to read carefully the factors described in "Risk Factors" in making your decision.

Comparative Rights of Stockholders of AOR and PRN (Page 72)

   The rights of stockholders of AOR and stockholders of PRN are currently governed by Delaware law and Texas law, respectively, and the respective charters and bylaws of the two companies. If the merger is completed, the rights of PRN stockholders who become AOR stockholders will be determined by AOR's amended and restated certificate of incorporation and amended and restated bylaws, which differ in certain respects from PRN's articles of incorporation and bylaws.

Other Proposals to be Presented at AOR's Annual Meeting

   At AOR's annual meeting, stockholders of AOR will also be asked to consider and act upon the following other proposals:

   Proposal No. 2. To approve AOR's amended and restated certificate of incorporation, which includes amendments to AOR's existing certificate of incorporation to (a) change AOR's name to US Oncology, Inc., (b) increase the number of authorized shares of the common stock of AOR from 80,000,000 to 250,000,000, and the number of authorized shares of preferred stock from 1,000,000 to 2,000,000, (c) provide that the directors of AOR will be divided into three classes, each with a three-year term (except, initially, the Class I and II directors, who would serve for one- and two-year terms, respectively), and that directors may be removed only for cause upon the vote of holders of at least two-thirds of the outstanding shares of AOR common stock, and provide for a mechanism for stockholder nominations of individuals to serve as directors,
(d) provide that stockholders may only act at a properly convened annual meeting or special meeting of stockholders and specify who may call a special meeting and (e) provide that the provisions relating to the foregoing (c), (d) and this clause (e) may only be amended by the vote of two-thirds of the outstanding shares of capital stock of AOR entitled to vote in the election of directors, to be effective only if the merger is consummated. The board of directors of AOR recommends that the stockholders of AOR vote for the adoption of AOR's amended and restated certificate of incorporation.

   Proposal No. 3. To approve an amendment to AOR's 1993 Affiliate Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan. The board of directors of AOR recommends that the stockholders of AOR vote for the amendment to AOR's 1993 Affiliate Stock Option Plan.

   Proposal No. 4. To approve amendments to AOR's 1993 Non-Employee Director Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan and to make other amendments more fully set forth in this joint proxy statement and prospectus. The board of directors of AOR recommends that the stockholders of AOR vote for the amendments to AOR's 1993 Non-Employee Director Stock Option Plan.

   Proposal No. 5. To elect seven members of the Board of Directors of AOR to serve as directors for the terms described in this joint proxy statement and prospectus. The board of directors of AOR recommends that the stockholders of AOR vote for the nominees for directors described herein.

   Proposal No. 6. To approve an amendment to AOR's 1993 Key Employee Stock Option Plan to increase the number of shares available for issuance under that plan. The board of directors of AOR recommends that the stockholders of AOR vote for the amendment to AOR's 1993 Key Employee Stock Option Plan.

   Proposal No. 7. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the ensuing year. The board of directors of AOR recommends that the stockholders of AOR vote for the ratification of the appointment of PricewaterhouseCoopers LLP.

Under the terms of the merger agreement, proposals Nos. 2, 3 and 4 must be approved for the merger to be completed.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

   The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) certain statements, including possible or assumed future results of operations of AOR, PRN or the combined company, contained in "Summary," "Risk Factors," "The Merger--Background of the Merger; --AOR's Reasons for the Merger; -- Recommendation of the Board of Directors of AOR; --Opinion of AOR's Financial Advisor; --PRN's Reasons for the Merger; --Recommendation of the Board of Directors of PRN; --Opinion of PRN's Financial Advisor" and "Unaudited Pro Forma Combined Financial Statements," and including any statements regarding the prospects for any of our services, the impact of competition, the proposed integration of the business and management structure for AOR and PRN and the effects of the merger; (b) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and (c) other statements regarding matters that are not historical facts.

   Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." AOR stockholders and PRN stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

   The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by AOR and PRN or persons acting on their behalf. Neither AOR nor PRN undertakes any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of unanticipated events.

             COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

   AOR common stock is traded on The Nasdaq Stock Market under the symbol "AORI." PRN common stock is traded on The Nasdaq Stock Market under the symbol "PHYN." The following table sets forth the range of high and low per share closing prices for the AOR common stock and the PRN common stock, as reported on The Nasdaq Stock Market, for the period from January 1, 1997 through May 7, 1999.

                                                         AOR           PRN
                                                    ------------- -------------
                                                    Common Stock  Common Stock
                                                    ------------- -------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
1997
  First Quarter.................................... $11.00 $ 8.75 $ 9.00 $ 5.06
  Second Quarter...................................  16.88   7.44  10.69   5.00
  Third Quarter....................................  17.38  13.31  10.00   8.06
  Fourth Quarter...................................  19.00  12.75  12.88   9.25
1998
  First Quarter.................................... $17.38 $12.38 $14.75 $ 9.25
  Second Quarter...................................  15.75  11.13  14.40  10.75
  Third Quarter....................................  13.75   8.13  12.62   7.56
  Fourth Quarter...................................  15.00   8.63  13.63   8.56
1999
  First Quarter.................................... $15.06 $ 7.56 $13.50 $ 6.69
  Second Quarter (through May 7, 1999).............   9.13   7.00   8.38   6.00

   The market prices of shares of AOR common stock and PRN common stock fluctuate, sometimes significantly. The market price of AOR common stock on the date the merger is completed, the date shares of AOR common stock are received by holders of PRN common stock or the date on which such shares of AOR common stock are eventually sold may be more or less than the price of AOR common stock as of the date of this joint proxy statement and prospectus. As a result, stockholders are encouraged to obtain current market quotations.

   Neither AOR nor PRN has ever paid cash dividends on its common stock. Neither of the companies currently plans to pay cash dividends on its common stock, and each is currently prohibited from doing so by its bank credit facility.

   On the AOR record date, there were 228 holders of record and approximately 8,800 beneficial owners of AOR common stock. On the PRN record date, there were 504 holders of record and approximately 6,000 beneficial owners of PRN common stock.

   The following table presents trading information for AOR and PRN common stock on The Nasdaq Stock Market on December 11, 1998 and May 7, 1999. December 11, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. May 7, 1999 was the last practicable trading day for which information was available prior to the date of this joint proxy statement and prospectus.

                                 AOR                  PRN                  AOR
                         -------------------- -------------------- --------------------
                                                                    Common Stock Price
                             Common Stock         Common Stock             x.94
                         -------------------- -------------------- --------------------
                          High   Low   Close   High   Low   Close   High   Low   Close
                         ------ ------ ------ ------ ------ ------ ------ ------ ------
December 11, 1998....... $13.25 $12.75 $13.00 $11.50 $10.88 $11.50 $12.46 $11.99 $12.22
May 7, 1999............. $ 8.75 $ 8.38 $ 8.44 $ 8.25 $ 7.81 $ 8.06 $ 8.23 $ 7.88 $ 7.93

   Following the merger, AOR common stock will continue to be traded on The Nasdaq Stock Market under the new symbol "USON," and the listing of PRN common stock on The Nasdaq Stock Market will be terminated.

                         SUMMARY FINANCIAL INFORMATION

   The following selected historical consolidated financial data of AOR for each of the five years in the period ended December 31, 1998 have been derived from AOR's historical audited consolidated financial statements. The historical financial data is not necessarily indicative of results to be expected after the merger is completed. The financial data should be read in conjunction with the separate consolidated financial statements and the notes thereto incorporated by reference herein. See "Where You Can Find More Information."

                    AOR SELECTED CONSOLIDATED FINANCIAL DATA

                    (In thousands, except per share amounts)

                                          Year Ended December 31,
                                -----------------------------------------------
                                 1994      1995      1996      1997      1998
                                -------  --------  --------  --------  --------
Revenue.......................  $20,410  $ 99,174  $205,460  $321,840  $455,952
Operating expenses
 Pharmaceuticals and sup-
  plies.......................    7,575    35,763    85,210   144,890   207,930
 Practice compensation and
  benefits....................    4,001    19,766    41,350    61,296    86,136
 Other practice costs.........    2,258    12,032    23,495    35,090    51,769
 General and administrative...    4,367     9,406    14,095    21,174    26,201
 Depreciation and amortiza-
  tion........................      746     4,655     9,343    14,177    23,287
                                -------  --------  --------  --------  --------
                                 18,947    81,622   173,493   276,627   395,323
                                -------  --------  --------  --------  --------
 Income from operations.......    1,463    17,552    31,967    45,213    60,629
Other income (expense)
 Interest income..............      143     2,007     1,062       348       222
 Interest expense.............     (237)   (3,690)   (4,307)   (8,715)  (12,096)
 Other........................       --     1,600        --        --        --
                                -------  --------  --------  --------  --------
Income before income taxes....    1,369    17,469    28,722    36,846    48,755
Income taxes..................      126     5,852    11,072    13,979    18,527
                                -------  --------  --------  --------  --------
Net income....................  $ 1,243  $ 11,617  $ 17,650  $ 22,867  $ 30,228
                                =======  ========  ========  ========  ========
Net income per share--basic...  $  0.08  $   0.33  $   0.40  $   0.50  $   0.63
                                -------  --------  --------  --------  --------
Shares used in per share cal-
 culations--basic.............   15,926    35,559    44,228    45,571    48,293
                                -------  --------  --------  --------  --------
Net income per share--dilut-
 ed...........................  $  0.07  $   0.30  $   0.37  $   0.48  $   0.61
                                -------  --------  --------  --------  --------
Shares used in per share cal-
 culations--diluted...........   16,995    39,318    47,549    48,100    49,845
                                -------  --------  --------  --------  --------
                                               December 31,
                                -----------------------------------------------
                                 1994      1995      1996      1997      1998
                                -------  --------  --------  --------  --------
Balance Sheet Data:
Working capital...............  $ 6,653  $ 59,724  $ 42,972  $ 43,864  $ 82,016
Total assets..................   55,709   272,359   339,400   483,893   568,100
Long term debt................   18,703    44,190    81,707   139,716   173,140
Stockholders' equity..........   30,977   191,180   221,854   263,994   294,387

   The following selected historical consolidated financial data of PRN for the fiscal year ended September 30, 1994, for the three month period ended
December 31, 1994, and each of the four years in the period ended December 31, 1998 have been derived from PRN's audited consolidated financial statements. The three months ended December 31, 1994 is reflected as a stand alone period because PRN changed its fiscal year end from September 30 to December 31. The historical financial data is not necessarily indicative of results to be expected after the merger is completed. The financial data should be read in conjunction with the separate consolidated financial statements and the notes thereto incorporated by reference herein. See "Where You Can Find More Information."

                    PRN SELECTED CONSOLIDATED FINANCIAL DATA

                    (In thousands, except per share amounts)

                                           Three
                           Year Ended   Months Ended
                          September 30, December 31,       Year Ended December 31,
                          ------------- ------------ --------------------------------------
                              1994          1994       1995      1996      1997      1998
                          ------------- ------------ --------  --------  --------  --------
Revenue.................     $59,240      $23,184    $137,273  $238,319  $317,435  $397,989
Operating expenses
 Pharmaceuticals and
  supplies..............      15,996        5,674      33,605    70,822   105,758   149,989
 Salaries and benefits..      18,866        6,750      37,778    66,879    86,862    92,619
 General and
  administrative........      10,554        4,763      25,777    37,988    57,606    61,416
 Provision for
  uncollectible
  accounts..............       4,164        1,796       8,483    11,030    51,703    17,345
 Depreciation and
  amortization..........       2,487        1,253       7,653    15,894    21,017    25,176
                             -------      -------    --------  --------  --------  --------
                              52,067       20,236     113,296   202,613   322,946   346,545
                             -------      -------    --------  --------  --------  --------
 Income (loss) before
  interest, taxes and
  extraordinary item....       7,173        2,948      23,977    35,706    (5,511)   51,444
Other income (expense)
 Interest expense.......      (1,682)        (604)       (672)   (1,939)   (4,107)   (4,034)
                             -------      -------    --------  --------  --------  --------
Income (loss) before
 income taxes and
 extraordinary item.....       5,491        2,344      23,305    33,767    (9,618)   47,410
Income tax provision
 (benefit)..............       3,128          929       9,190    13,271    (2,386)   17,657
                             -------      -------    --------  --------  --------  --------
Income (loss) before
 extraordinary item.....       2,363        1,415      14,115    20,496    (7,232)   29,753
Extraordinary item,
 early retirement of
 debt, net of deferred
 tax benefit............        (302)          --          --        --        --        --
                             -------      -------    --------  --------  --------  --------
Net income (loss).......     $ 2,061      $ 1,415    $ 14,115  $ 20,496  $ (7,232) $ 29,753
                             =======      =======    ========  ========  ========  ========
Net income (loss) per
 share before
 extraordinary item--
 basic..................     $  0.12
                             -------
Net income (loss) per
 share--basic...........     $  0.10      $  0.05    $   0.35  $   0.44  $  (0.14) $   0.57
                             -------      -------    --------  --------  --------  --------
Shares used in per share
 calculations--basic....      20,432       31,072      40,462    46,643    50,635    52,504
                             -------      -------    --------  --------  --------  --------
Net income (loss) per
 share before
 extraordinary item--
 basic..................     $  0.08
                             -------
Net income (loss) per
 share--diluted.........     $  0.07      $  0.04    $   0.34  $   0.43  $  (0.14) $   0.56
                             -------      -------    --------  --------  --------  --------
Shares used in per share
 calculations--diluted..      29,264       32,058      41,012    47,433    50,635    53,351
                             -------      -------    --------  --------  --------  --------
                          September 30, December 31,            December 31,
                          ------------- ------------ --------------------------------------
                              1994          1994       1995      1996      1997      1998
                          ------------- ------------ --------  --------  --------  --------
Balance Sheet Data:
Working capital.........     $19,484      $28,378    $ 52,626  $ 78,769  $ 78,721  $ 97,230
Total assets............      85,923       98,886     204,633   355,341   400,634   468,499
Long term debt..........      38,838           --      26,973    14,121    49,661    61,334
Redeemable convertible
 preferred stock........      24,400           --          --        --        --        --
Shareholders' equity....       5,995       80,622     145,734   294,776   290,304   335,411

Summary Unaudited Pro Forma Combined Financial Information

   The following summary unaudited pro forma combined financial information of AOR and PRN gives effect to the merger under the pooling of interests method of accounting as if the merger had been consummated as of the beginning of the periods presented. The pro forma information for the years ended December 31, 1996, 1997 and 1998 was prepared based on the respective historical financial information of AOR and PRN.

   The unaudited pro forma information set forth below is not necessarily indicative of results that would actually have been achieved if the merger had been consummated as of the dates reflected or that may be achieved in the future. This information should be read in conjunction with the unaudited pro forma combined financial statements included herein, as well as the historical financial statements (and related notes) of AOR and PRN that are incorporated by reference in this joint proxy statement and prospectus. See "Where You Can Find More Information."

                   SUMMARY PRO FORMA STATEMENTS OF OPERATIONS

                    (In thousands, except per share amounts)

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Revenue.......................................... $432,749  $625,413  $836,596
Operating expenses
  Pharmaceuticals and supplies...................  155,743   250,425   357,766
  Practice compensation and benefits.............  104,174   143,210   172,298
  Other practice costs...........................   57,414    87,232   107,671
  General and administrative.....................   22,508    31,809    38,325
  Provision for uncollectible accounts...........       --    37,841        --
  Depreciation and amortization..................   25,570    35,527    48,797
                                                  --------  --------  --------
                                                   365,409   586,044   724,857
                                                  --------  --------  --------
  Income from operations.........................   67,340    39,369   111,739
Other income (expense)
  Interest income................................    1,062       348       222
  Interest expense...............................   (6,706)  (13,282)  (16,590)
                                                  --------  --------  --------
Income before income taxes.......................   61,696    26,435    95,371
Income taxes.....................................   24,042    11,292    35,882
                                                  --------  --------  --------
Net income....................................... $ 37,654  $ 15,143  $ 59,489
                                                  ========  ========  ========
Net income per share--basic...................... $   0.43  $   0.16  $   0.61
                                                  --------  --------  --------
Shares used in per share calculations--basic.....   88,072    93,168    97,647
                                                  --------  --------  --------
Net income per share--diluted.................... $   0.41  $   0.16  $   0.59
                                                  --------  --------  --------
Shares used in per share calculations--diluted...   92,136    97,198    99,995
                                                  --------  --------  --------

                                                                    December 31,
                                                                        1998
                                                                    ------------
Balance Sheet Data:
Working capital....................................................  $  165,982
Total assets.......................................................   1,038,199
Long term debt.....................................................     236,774
Stockholders' equity...............................................     615,834

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

   The following table sets forth for the periods presented (a) the historical basic and diluted earnings per share of the AOR and PRN common stock, (b) the combined pro forma and equivalent pro forma basic and diluted earnings per share of AOR and PRN, respectively, (c) the historical book value per share of the AOR and PRN common stock and (d) the combined pro forma and equivalent pro forma book value per share of AOR and PRN, respectively. The PRN equivalent pro forma amounts shown below were calculated by multiplying the combined pro forma amounts by the 0.94 exchange ratio. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the financial statements and notes thereto of AOR and PRN incorporated by reference into this joint proxy statement and prospectus. See "Where You Can Find More Information." Neither AOR nor PRN has ever declared or paid cash dividends on its common stock.

                                                                Year Ended
                                                               December 31,
                                                            -------------------
                                                            1996   1997   1998
                                                            ----- ------  -----
Net income (loss) per share--basic
  AOR-historical........................................... $0.40 $ 0.50  $0.63
  Combined-pro forma....................................... $0.43 $ 0.16  $0.61
  PRN-historical........................................... $0.44 $(0.14) $0.57
  PRN-equivalent pro forma................................. $0.40 $ 0.15  $0.57
Net income (loss) per share--diluted
  AOR-historical........................................... $0.37 $ 0.48  $0.61
  Combined-pro forma....................................... $0.41 $ 0.16  $0.59
  PRN-historical........................................... $0.43 $(0.14) $0.56
  PRN-equivalent pro forma................................. $0.39 $ 0.15  $0.55
Book value per share
  AOR-historical........................................................  $6.10
  Combined-pro forma....................................................  $6.31
  PRN-historical........................................................  $6.39
  PRN-equivalent pro forma..............................................  $5.93

                      WHERE YOU CAN FIND MORE INFORMATION

   AOR and PRN file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   AOR filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the AOR common stock to be issued to PRN stockholders in the merger. This joint proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of AOR in addition to being a proxy statement for AOR and PRN for their respective meetings. As allowed by the Securities and Exchange Commission's rules, this joint proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This joint proxy statement and prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

   The Securities and Exchange Commission allows AOR and PRN to "incorporate by reference" information into this joint proxy statement and prospectus. This means that we may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this joint proxy statement and prospectus, except for any information modified or superseded by information in (or incorporated by reference in) this joint proxy statement and prospectus. This joint proxy statement and prospectus incorporates by reference the documents set forth below that have been previously filed with the Securities and Exchange Commission. The documents contain important information about our companies and their finances.

AOR Securities and Exchange Commission Filings (File No. 0-26190)

   1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by AOR's Forms 10-K/A filed April 30, 1999 and May 7, 1999; and

   2. The description of AOR's capital stock contained in its Registration Statement on Form 8-A dated June 6, 1995 and description of AOR's Rights to Purchase Series A Preferred Stock in its Registration Statement on Form 8-A dated June 2, 1997.

PRN Securities and Exchange Commission Filings (File No. 0-24872)

   1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by PRN's Form 10-K/A filed May 6, 1999; and

   2. The description of PRN's capital stock contained in its Registration Statement on Form 8-A dated September 27, 1994 and the description of PRN's Rights to Purchase Series One Junior Preferred Stock contained in its Registration Statement on Form 8-A dated June 3, 1997, as amended by Form 8-A/A filed December 23, 1998.

   AOR and PRN are also incorporating by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this joint proxy statement and prospectus and the date of their meetings of stockholders to be held in connection with the merger. Statements contained in documents incorporated by reference may be modified or superseded by later statements in this joint proxy statement and prospectus or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

   AOR or PRN will provide, without charge, a copy of any or all of their documents incorporated by reference in this joint proxy statement and prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You may obtain documents incorporated by reference in this joint proxy statement and prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

      For AOR documents:                  For PRN documents:
      American Oncology Resources, Inc.   Physician Reliance Network, Inc.
      16825 Northchase Drive, Suite 1300  5420 LBJ Freeway, Suite 900
      Houston, Texas 77060                Dallas, Texas 75240
      Attn: L. Fred Pounds                Attn: George P. McGinn, Jr.
      (281) 873-2674                      (972) 392-8718

   If you would like to request documents from either company, please do so by June 4, 1999 to receive them before the stockholders' meetings.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement and prospectus to vote on the merger agreement and the matters associated with it. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement and prospectus. This joint proxy statement and prospectus is dated May 10, 1999. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement and prospectus to stockholders nor the issuance of AOR common stock in the merger shall create any implication to the contrary. AOR supplied all information contained or incorporated by reference in this joint proxy statement and prospectus relating to AOR, and PRN has supplied all such information relating to PRN.

                                  RISK FACTORS

   You should carefully consider the risks described below before voting on the proposals contained in this joint proxy statement and prospectus. The risks and uncertainties described below are not, and will not be, the only ones facing the combined company. If any of the following risks occur, the business, financial condition or results of operations of the combined company could be materially harmed. In that case, the trading price of the combined company's common stock could decline, and you may lose all or part of your investment.

RISK FACTORS RELATING TO THE MERGER

We may not achieve expected synergies.

   We expect the merger to result in synergies and operating efficiencies, including reduced overhead costs as a percentage of revenue, expanded operations, enhanced purchasing leverage and improved managed care contracting. These expected benefits may not be achieved. Whether we ultimately realize these benefits will depend on a number of factors, many of which are beyond our control.

Integrating our operations will be difficult and may cause harmful disruptions to our business.

   Integrating our operations may distract the attention of management and other personnel from our day-to-day business activities. In addition, employees of AOR and PRN may be less productive as a result of uncertainty during the integration process, which may disrupt our business. These disruptions or any other difficulties with integration could seriously harm the combined company. To attain the benefits of the merger, we will have to effectively integrate our operations. In particular, we must integrate our management and other personnel, our information systems and our financial, accounting and other operational procedures. This process will require us to bring together nationwide operations and different corporate and physician cultures. AOR and PRN have each affiliated with numerous physician practices but neither has attempted a transaction of the size of the merger.

The shares of common stock of the combined company you actually receive in the merger may be less valuable than the shares on the day you make your decision about the merger.

   The value of the combined company shares that PRN stockholders receive will vary based on fluctuations in the price of the common stock of AOR prior to the merger. This is because it is unlikely that the value of the shares will be the same on the date of the merger as the price of AOR common stock on the date of this joint proxy statement and prospectus. In the merger, each share of PRN will convert into 0.94 of a share of AOR common stock. This exchange ratio is fixed. We will not adjust the exchange ratio in the event of any increase or decrease in the price of AOR or PRN common stock.

   AOR's or PRN's business, market determinations of the likelihood that the merger will be consummated, general market and economic conditions and other factors may cause changes in the stock prices. We strongly advise AOR and PRN stockholders to obtain current market quotes for AOR and PRN common stock prior to the stockholders' meetings.

Costs of integration and transaction expenses will be substantial and could significantly exceed our expectations.

   We will incur transaction, integration and restructuring costs in connection with the merger. We expect these costs to be substantial, and unanticipated additional expenses related to the merger could cause this amount to increase significantly. Although it is impossible to determine the actual amount of these charges until the integration plans are completed, we believe that the total of these expenditures will be approximately $28 million. Of this amount we expect approximately $16.7 million to be charged to earnings at the effective time of the merger, including:

  .  fees payable to our financial advisors,

  .  severance payments to PRN employees,
  . costs and expenses incurred in connection with our due diligence, . filing and printing fees and expenses for securities documents, antitrust filings and other filings relating to the merger, . write-off of capitalized financing costs relating to existing bank debt
     and
  . legal, accounting and other professional fees incurred in connection with all of the above.

We expect that approximately $8.0 million in additional costs will be charged to earnings as incurred in future periods. We expect these additional costs to include:

  . costs incurred in connection with leasehold abandonments, . costs related to conversion and integration of our information systems, . stay bonuses and
  .  costs relating to training and protocol changes.

We expect that approximately $3.3 million in additional costs will be capitalized and charged to earnings over future periods. We expect these additional costs to include:

  . Bank financing costs on new credit facilities to be entered into in connection with the merger and

  .  Non-competition agreements.

Some of PRN's officers', directors' and stockholders' support for the merger may be biased by their specific interests.

   In considering whether to approve the merger, PRN stockholders should be aware that some persons and entities may be biased by their specific interests that are not shared by PRN's stockholders generally. Some of these interests are as follows:

  . Under their employment agreements, John T. Casey, George P. McGinn and Michael M. Murdock, currently executive officers of PRN, will be entitled to severance payments as a result of the merger.

  . O. Edwin French and Joseph S. Bailes, M.D., currently executive officers of PRN, will become officers of the combined company.

  . Texas Oncology, P.A., a major stockholder of PRN, is party to a service agreement with a subsidiary of PRN, which will become a subsidiary of the combined company as a result of the merger.

  . The options held by PRN employees will become fully exercisable as a result of the merger.

  . Nancy G. Brinker, John T. Casey, J. Taylor Crandall, Robert W. Daly, Stephen E. Jones, M.D., Boone Powell, Jr., and Burton S. Schwartz, M.D. will become directors of the combined company after the merger and will receive stock options in the combined company.

  . In the merger agreement, AOR and PRN have agreed to maintain indemnification and insurance for PRN's officers and directors for a period of six years.

For a more detailed description of these interests, see "The Merger--Some Officers, Directors and Significant Stockholders of PRN Have Interests in the Merger Other Than as Stockholders" beginning on page 50.

Loss of our key personnel could adversely affect our business because those people possess unique knowledge about our business and have established critical relationships with physicians and other third parties.

   We must retain senior executives and other key employees to be successful. Many of those people have developed unique knowledge of our business during their employment with us. In addition, they have established relationships with our affiliated physicians and other third parties that are critical to our success. We may not be able to retain key employees before or after the merger. The loss of the services of any key employees or of any significant group of employees could seriously harm our companies. During the pre-merger and integration phases, competitors may seek to recruit key employees. Employee uncertainty regarding the effects of the merger could also cause increased turnover. Our employees are generally not bound by employment agreements. If any of our key employees leave, we may not be able to find suitable replacements.

Physicians and other third parties may not accept the combined company, which could jeopardize our ability to affiliate with new practices and physicians and our ability to enter into relationships with other third parties such as payors.

   AOR and PRN have each tried to build name recognition and physician acceptance of their respective companies. However, physicians and other third parties may not accept the combined company, even if they accepted AOR or PRN as individual companies. We believe that transferring the name recognition from AOR and PRN to the combined company, operating under the name "US Oncology, Inc.," will be important to maintaining good relations with our existing physicians and for attracting new physicians. This transition will also be important to our efforts to maintain and enhance relationships with pharmaceutical suppliers, payors and other third parties. We must continue to provide management, accounting, information and other services well. If we do not, we may have trouble continuing and improving relationships with third parties.

RISKS RELATING TO THE CONTINUING BUSINESS OF THE COMBINED COMPANY

Failure to successfully affiliate with new physician groups or integrate the operations of new affiliations will adversely impact the combined company's ability to grow.

   AOR and PRN have grown by affiliating with new physician groups and expanding the operations of existing affiliated physician groups. We intend to continue to pursue this growth strategy. Identifying appropriate physician groups and negotiating affiliations with them can be costly. We may not be able to affiliate with additional physician groups on desirable terms. We may encounter difficulties integrating the operations of additional physician groups. Additional affiliations may also harm our integration efforts in connection with the merger. Our failure to successfully integrate newly affiliated physician groups could harm us.

Our development of new cancer centers could be delayed or result in liabilities which would limit our growth and could seriously harm us.

   Another growth strategy of AOR and PRN is to develop integrated cancer centers. The development of integrated cancer centers is subject to a number of risks, including obtaining regulatory approval, delays that often accompany construction of facilities and environmental liabilities that attach to operating cancer centers. Any failure or delay in successfully building and operating integrated cancer centers or in avoiding liabilities from operations could seriously harm the combined company.

Loss of revenues by our affiliated physician groups, especially Texas Oncology, could decrease the combined company's revenues.

   AOR's and PRN's revenue depends on revenue generated by affiliated physician groups. Loss of revenue by the affiliated physician groups could seriously harm the combined company. It is possible that our affiliated physician groups will not be able to maintain successful medical practices. In particular, PRN has received a significant portion of its revenues under its service agreement with Texas Oncology, P.A. Texas Oncology accounted for approximately 65% of PRN's total revenues in 1998. A significant loss of revenue by Texas Oncology could seriously harm the combined company.

If a significant number of physicians leave our affiliated practices, the combined company could be seriously harmed.

   Each of our affiliated practices enters into employment agreements with its physicians. We and our affiliated practices try to maintain such contracts. However, if a significant number of physicians terminate their relationships with our affiliated practices, the combined company could be seriously harmed.

Our affiliated practices may be unable to enforce noncompetition provisions with departed physicians.

   Most of the employment agreements between the affiliated practices and their physicians include a clause that prevents the physician from competing with the practice for a period after termination of employment. We cannot predict with certainty whether a court will enforce the noncompetition covenants of the affiliated practices. If practices are unable to enforce the noncompetition provisions of their employment agreements, the combined company could be seriously harmed.

If our physician groups terminated their management agreements, we would be seriously harmed.

   Our affiliated physician groups may attempt to terminate their management agreements. If any of our larger groups were to succeed in such a termination, we could be seriously harmed. We are aware that some physician groups have attempted to end or restructure their affiliations with other practice management companies when they do not have a contractual right to do so. Such groups often argue that their affiliations violate some aspect of health care law. For example, some physician groups affiliated with other physician practice management companies have claimed that the management fee arrangements violate federal or state prohibitions on splitting fees with physicians. If our affiliated physicians or practices were able to successfully make such an argument, the effect on our affiliations could harm us.

Loss of revenue by affiliated physician groups caused by the cost containment efforts of third-party payors, including capitation arrangements, could seriously harm us.

   Loss of revenue by affiliated physician groups caused by the cost containment efforts of third-party payors, including capitation arrangements, could seriously harm us. Physician groups typically bill various third-party payors, such as governmental programs like Medicare and Medicaid, private insurance plans and managed care plans, for the health care services provided to their patients. These third-party payors negotiate the prices charged for medical services and supplies to lower the cost of health care services and products paid for by them. Third-party payors also try to influence legislation to lower costs. Reimbursement rates for pharmaceuticals have a major impact on our affiliated practices. Third-party payors can also deny reimbursement for medical services and supplies if they determine that a treatment was not appropriate. Our affiliated practices also derive a significant portion of their revenues from governmental programs. Reimbursement by governmental programs generally is not subject to negotiation and is established by governmental regulation.

   Under capitation arrangements, health care providers do not receive a fee for each medical service provided but instead receive an aggregate fee for treating a defined population of patients. As a result, health care providers bear the risk that the costs of providing medical services to the determined population will exceed the payments received. The ability of the providers to effectively manage the per patient costs affects profitability. Although currently less than 5% of the revenues of our affiliated practices come from capitated services, we expect capitated arrangements to become a bigger part of our business in the future.

We could become subject to costly insurance regulations.

   The combined company and its affiliated physician groups may enter into capitation contracts with managed care organizations. The combined company and our affiliated groups would assume risk in connection with providing healthcare services under these arrangements. If we or our affiliated groups are considered to be in the business of insurance as a result of entering into these capitation arrangements, we and our affiliated groups could become subject to a variety of regulatory and licensing requirements applicable to insurance companies that could harm the combined company.

If our operations are deemed by regulators not to comply with applicable regulations, or if restrictive new regulations are passed, we may be seriously harmed.

   There can be no assurance that a review of our business or our affiliated physician groups by courts or by regulatory authorities would not result in determinations that could seriously harm our operations. Further, the health care regulatory environment could change and restrict our existing operations or potential for expansion. The health care industry is highly regulated. We believe our businesses and the practices of our affiliated physician groups operate in material compliance with these regulations. However, the relationships between us and our affiliated physician groups are unique. Many aspects of these relationships have not been subject to judicial or regulatory interpretation. There are currently several federal and state initiatives designed to amend regulations relating to health care. However, we cannot predict whether any such initiatives will be enacted as legislation or, if enacted, what their form, effective dates or impact on us will be.

Our business, and the business of our affiliated practices, could be harmed by competition with other businesses.

   Our business, and the business of our affiliated practices, could be harmed by competition with other businesses. The business of providing health care related services and facilities is very competitive. Many competitors manage oncology practices, and several health care companies with longer operating histories and more resources are currently providing at least some management services to oncologists. There are also other companies with substantial resources that may decide to enter the oncology practice management business. Furthermore, our revenues depend on the continued success of our affiliated physician groups. The physician groups face competition from several sources, including sole practitioners, single- and multi-specialty groups, hospitals and managed care organizations.

We and our affiliated practices may become subject to harmful lawsuits.

   Successful malpractice or products liability claims asserted against the physician groups or us could seriously harm us. We and our affiliated physician groups are at risk of malpractice and other lawsuits because they provide health care services to the public. In addition, managed care providers and physician practice management companies are increasingly subject to liability claims arising from physician compensation arrangements and other activities designed to control costs by reducing services. A successful claim on this basis against us or an affiliated physician group could harm us. Lawsuits, if successful, could result in damage awards in excess of the limits of our insurance coverage. Insurance against losses related to claims of this type is expensive and the cost varies widely from state to state. In addition, our affiliated physicians prescribe and dispense pharmaceuticals and, therefore, could be subject to products liability claims. We and our affiliated physician groups maintain liability insurance in amounts and coverages we consider appropriate.

Our computer systems and those of our key suppliers and service providers may not be year 2000 compliant, which may cause system failures and disruptions of operations.

   Many existing computer programs use only two digits to identify a year in a data field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 or earlier. The year 2000 issue affects us in that our business is dependent on information technology, such as management information systems, financial and accounting systems, and other equipment systems that may have year 2000 related problems. The failure of our information technology systems to be year 2000 compliant could have a material adverse effect on our business, financial condition or results of operations. In addition, the noncompliance of any of our significant vendors, third-party or governmental payors could have a material adverse effect on our business, financial condition or results of operations. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers, governmental agencies (in particular, the agencies responsible for administering Medicare and Medicaid) and customers, we are unable to determine at this time whether the consequences of year 2000 failures will seriously harm us.

The amortization period for our intangible assets may be reduced, which would reduce our earnings.

   In connection with our affiliations with physician practices, AOR and PRN each record an intangible amount for the price paid for assets less the value of the tangible assets acquired. AOR and PRN have amortized, and we will continue to amortize, these intangible assets. This results in periodic non-cash charges to our earnings. During 1998, PRN and AOR each shortened the amortization period of their intangible assets to 25 years. However, if there is another change in accounting treatment for such intangibles, we would likely be required to reduce further the number of years that the intangibles are amortized against our earnings. This would increase the amount of amortization expense charged against earnings each year. This increased charge, while non-cash in nature, could significantly reduce our earnings and seriously harm our business. We expect these non-cash amortization charges to increase in the future as we continue our affiliation strategy. In the event that we determine that the value of the intangible assets related to any specific affiliation is impaired, we could be required to reduce the value of that asset, which would result in a charge to earnings.

Our stock price may fluctuate significantly, which may make it difficult to resell your shares when you want to at prices you find attractive.

   The market prices of AOR and PRN common stock have been highly volatile. This volatility may adversely affect the price of our common stock in the future. You may not be able to resell your shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of health care service companies, will continue. Factors that could cause such volatility include:

  .   Our quarterly operating results,

  . Deviations in results of operations from estimates of securities analysts,

  . General economic conditions or economic conditions specific to the health care services industry and

  .   Other developments affecting competitors or us.

   On occasion the equity markets, and in particular the markets for physician management company stocks, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

Our shareholder rights plan and anti-takeover provisions of the certificate of incorporation, bylaws and Delaware law could adversely impact a potential acquisition by third parties.

   Our shareholder rights plan and anti-takeover provisions of the amended and restated certificate of incorporation, bylaws and Delaware law could adversely impact a potential acquisition by third parties. The combined company will have a staggered board of directors, with three classes each serving a staggered three-year term. This classification has the effect of generally requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors. The combined company's amended and restated certificate of incorporation will also provide that stockholders may act only at a duly called meeting and that stockholders' meetings may not be called by stockholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the combined company. These provisions are intended to increase the likelihood of continuity and stability in our board of directors and in the policies formulated by them to discourage certain types of transactions that may involve an actual or threatened change of control of the combined company, reduce our vulnerability to an unsolicited acquisition proposal and discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they inhibit fluctuations in the market price of the combined company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the combined company.

   In addition, other provisions of the combined company's amended and restated certificate of incorporation and certain provisions of Delaware law may make it difficult to change control of the combined company and to replace incumbent management. For example, the combined company's amended and restated certificate of incorporation will permit the board of directors, without stockholder approval, to issue additional shares of common stock or to establish one or more classes or series of preferred stock with characteristics determined by the board. AOR has also adopted a shareholder rights plan, which would significantly inhibit the ability of another entity to acquire control of the combined company through a tender offer or otherwise without the approval of the combined company's board of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of common stock.

Neither PRN nor AOR has paid dividends and AOR does not expect to in the future, which means that the value of the shares to be received in the merger cannot be realized except through sale.

   Neither PRN nor AOR has ever declared or paid cash dividends. We currently expect to retain earnings for our business and do not anticipate paying dividends on our common stock at any time in the foreseeable future. Because we do not anticipate paying dividends, it is likely that the only opportunity to realize the value of our common stock will be through a sale of those shares. The decision whether to pay dividends on common stock will be made by the board of directors from time to time in the exercise of its business judgment. Both companies are currently precluded from paying dividends by the terms of their credit facilities.

                              AOR ANNUAL MEETING

Date, Time and Place of the AOR Annual Meeting

   The AOR annual meeting will be held at 8:00 a.m., local time, on Tuesday, June 15, 1999, at the Marriott Rivercenter, 101 Bowie Street, San Antonio, Texas 78205.

Purpose of the AOR Annual Meeting

   This joint proxy statement and prospectus is being furnished to the AOR stockholders in connection with the solicitation of proxies on behalf of AOR's board of directors for use at the AOR annual meeting. The purpose of the AOR annual meeting is to consider and act upon the following proposals:

     (a) the approval of the issuance of up to 50,000,000 shares of AOR common stock in connection with the merger;

     (b) the approval of AOR's amended and restated certificate of incorporation, which includes amendments to AOR's existing certificate of incorporation to (a) change AOR's name to US Oncology, Inc., (b) increase the number of authorized shares of the common stock of AOR from 80,000,000 to 250,000,000 and the number of authorized shares of preferred stock from 1,000,000 to 2,000,000, (c) provide that the directors of AOR shall be divided into three classes, each with a three-year term (except, initially, the Class I and Class II directors), and that the directors may be removed only for cause and upon the vote of holders of at least two-thirds of the outstanding shares of AOR common stock, and to provide for a mechanism for stockholder nominations of individuals to serve as directors, (d) provide that stockholders may only act at a properly convened annual meeting or special meeting of stockholders and specify who may call meetings of the stockholders and (e) provide that the provisions relating to the foregoing clauses (c) and (d) and this clause (e) may only be amended by the vote of two-thirds of the outstanding shares of capital stock of AOR entitled to vote in the election of directors;

     (c) the approval of an amendment to AOR's 1993 Affiliate Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan;

     (d) the approval of amendments to AOR's 1993 Non-Employee Director Stock Option Plan to increase the number of shares of AOR common stock available for issuance under that plan and to effect certain other amendments more fully set forth in this joint proxy statement and prospectus;

     (e) the election of seven directors to the AOR board of directors;

     (f) the approval of an amendment to AOR's 1993 Key Employee Stock Option Plan to increase the number of shares of AOR common stock available for issuance thereunder; and

     (g) the ratification of PricewaterhouseCoopers LLP as independent accountants for the ensuing year.

   Proposals (a), (b), (c) and (d) will be effective only if the merger is consummated and are conditions to the merger. Any other proper business may be transacted at the AOR annual meeting or any adjournments thereof. AOR stockholder approval of the issuance of shares in connection with the merger is required in accordance with the rules of The Nasdaq Stock Market because the AOR common stock to be issued in connection with the merger will be in excess of 20% of the number of shares of AOR common stock outstanding before such issuance.

   Each copy of this joint proxy statement and prospectus is accompanied by a form of proxy for use at the AOR annual meeting.

   THE BOARD OF DIRECTORS OF AOR RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING PROPOSALS.

Record Date and Outstanding Shares

   AOR's board of directors has fixed May 10, 1999, as the record date for the determination of the holders of AOR common stock entitled to receive notice of and to vote at the AOR annual meeting. Only holders of record of AOR common stock at the close of business on that date are entitled to notice of, and to vote at, the AOR annual meeting. On the AOR record date, there were 228 holders of record of AOR common stock and 35,627,773 shares of AOR common stock issued and outstanding. See "Principal Stockholders of AOR and PRN" for information regarding directors, certain executive officers and persons known to management of AOR to be the beneficial owners of more than 5% of the outstanding AOR common stock.

Votes Required for Approval; Effect of Abstentions and Non-Votes

   The presence at the AOR annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of AOR common stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Each share of AOR common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

   Under the rules of The Nasdaq Stock Market, approval of issuance of AOR common stock in connection with the merger requires the affirmative vote of the holders of a majority of the shares of AOR common stock voted, in person or by proxy, at the AOR annual meeting. Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the merger agreement unless they receive specific instructions from beneficial owners. Abstentions and broker non-votes will be included in determining whether a quorum is present.

   Adoption and approval of AOR's amended and restated certificate of incorporation and the amendments to the 1993 Affiliate Stock Option Plan, the 1993 Non-Employee Director Stock Option Plan and 1993 Key Employee Stock Option Plan require the affirmative vote of the holders of a majority of the outstanding shares of AOR common stock entitled to vote on such proposal.

   With respect to the election of AOR directors, the seven nominees receiving the highest number of votes will be elected to the board of directors of AOR. Proxies given to the persons named in the AOR form of proxy will be voted FOR the election of the nominees listed under "Election of AOR Directors" unless authority to vote is withheld. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Election of these nominees as directors is not a condition of the merger, but AOR and PRN have agreed that if the merger is completed, the board of directors of the combined company will be comprised of fourteen specific individuals, including the seven named in this joint proxy statement and prospectus as nominees. See "Election of AOR Directors--Nominees for Election as Directors" and "-- Additional Directors to be Appointed upon Consummation of the Merger."

   Ratification of the appointment of PricewaterhouseCoopers LLP as AOR's independent accountants for the ensuing year requires the vote of a majority of the shares of AOR common stock present or represented by proxy and entitled to vote at the AOR annual meeting. Ratification of such appointment is not a condition to the merger.

   Abstentions, directions to withhold authority and broker non-votes are counted as shares present in the determination of whether the number of shares of stock represented at the AOR annual meeting constitutes a quorum. In the case of proposals requiring the affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote thereon, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect in determining whether any such proposal has been approved by the stockholders. In the case of proposals such as the vote regarding the approval of AOR's amended and restated certificate of incorporation and the amendments to AOR's stock option plans that require the affirmative vote of the holders of a specified percentage of outstanding shares, both abstentions and broker non-votes will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have been approved by the stockholders. Thus, both abstentions and broker non-votes will have the same effect as a vote against such proposals.

   All executive officers and directors of AOR who, as of the AOR record date, were stockholders of AOR, have agreed to vote their shares of AOR common stock in favor of each of the foregoing proposals. As of the AOR record date, such persons collectively had the right to vote approximately 3,302,809 shares of AOR common stock, representing approximately 9.3% of the outstanding shares of AOR common stock on such date. See "Principal Stockholders of AOR and PRN."

Voting and Revocation of Proxies

   Stockholders of record on the AOR record date are entitled to cast their votes, in person or by properly executed proxy, at the AOR annual meeting. All properly executed proxies that are not revoked will be voted at the AOR annual meeting in accordance with the instructions indicated on such proxies. If a holder of AOR common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR (i) approval of the issuance of AOR common stock in connection with the merger, (ii) approval of AOR's amended and restated certificate of incorporation, (iii) approval of the amendment to AOR's 1993 Affiliate Stock Option Plan, (iv) approval of the amendments to AOR's 1993 Non-Employee Director Stock Option Plan, (v) election of the AOR board's nominees for directors, (vi) approval of the amendment to the 1993 Key Employee Stock Option Plan and (vii) ratification of the appointment of PricewaterhouseCoopers LLP as AOR's independent accountants for the ensuing year. A stockholder of AOR who has executed and returned a proxy may revoke it at any time before it is voted at the AOR annual meeting by (a) executing and returning a proxy bearing a later date, (b) filing a written notice of such revocation with the Secretary of AOR stating that the proxy is revoked or (c) attending the AOR annual meeting and voting in person. However, no such revocation will be effective unless and until such notice of revocation has been received by AOR at or prior to the AOR annual meeting.

   AOR's board of directors is not aware of any business to be acted upon at the AOR annual meeting other than as described in this joint proxy statement and prospectus. If, however, other matters are properly brought before the AOR annual meeting, or any adjournments or postponements of the annual meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise.

   Delaware law does not require that holders of AOR common stock who object to the issuance of AOR common stock in connection with the merger and who vote against or abstain from voting in favor thereof be afforded any appraisal rights or the right to receive cash for their shares. AOR does not intend to make any such rights available to its stockholders.

Solicitation of Proxies

   In addition to solicitation by mail, the directors, officers and employees of AOR may solicit proxies from AOR stockholders by personal interview, telephone, telegram, facsimile or otherwise. AOR will bear the costs of the solicitation of proxies from its stockholders, except that AOR and PRN will share equally the cost of printing this joint proxy statement and prospectus. AOR has engaged Georgeson & Company, a proxy solicitation firm, to assist in the solicitation of proxies from AOR stockholders. AOR will pay the fees in connection with the solicitation by such firm, which are anticipated to be $10,000, plus such firm's out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who hold AOR common stock of record for the forwarding of solicitation materials to the beneficial owners thereof. AOR will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Adjournment of the AOR Annual Meeting

   If a quorum is not present at the time the AOR annual meeting is convened, or if for any other reason AOR's board of directors believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the merger agreement, AOR may adjourn the AOR annual meeting with a vote of the majority of its stockholders present or represented at the meeting.

   The failure to return a proxy or to vote in person will have no effect on the vote on adjournment at the discretion of the AOR board of directors, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Delaware law, such broker non-votes will not be counted as present for purposes of determining the number of shares present or represented and entitled to vote on such adjournment.

                              PRN SPECIAL MEETING

Date, Time and Place of the PRN Special Meeting

   The PRN special meeting will be held at 8:00 a.m., local time, on Tuesday, June 15, 1999, at the Marriott Rivercenter, 101 Bowie Street, San Antonio, Texas 78205.

Purpose of the PRN Special Meeting

   This joint proxy statement and prospectus is being furnished to the PRN stockholders in connection with the solicitation of proxies on behalf of PRN's board of directors for use at the PRN special meeting. The purpose of the PRN special meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and to transact such other business as may properly come before the PRN special meeting or any adjournments or postponements thereof.

   Under the merger agreement, at the time the merger is effective, Diagnostic Acquisition, Inc., a wholly owned subsidiary of AOR, will merge with and into PRN, and PRN will become a wholly owned subsidiary of AOR. Each share of PRN common stock outstanding immediately prior to the merger will be automatically converted into the right to receive 0.94 shares of AOR common stock.

   Each copy of this joint proxy statement and prospectus is accompanied by a form of proxy for use at the PRN special meeting.

   THE BOARD OF DIRECTORS OF PRN RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date and Outstanding Shares

   PRN's board of directors has fixed May 10, 1999, as the record date for the determination of the holders of PRN common stock entitled to receive notice of and to vote at the PRN special meeting. Only holders of record of shares of PRN common stock at the close of business on that date are entitled to notice of, and to vote at, the PRN special meeting. On the PRN record date, there were 504 holders of record of PRN common stock and 51,895,721 shares of PRN common stock issued and outstanding. See "Principal Stockholders of AOR and PRN" for information regarding directors, certain executive officers and persons known to management of PRN to be the beneficial owners of more than 5% of the outstanding PRN common stock.

Votes Required for Approval; Effect of Abstentions and Non-Votes

   The presence at the PRN special meeting, in person or by proxy, of holders of a majority of the outstanding shares of PRN common stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Each share of PRN common stock is entitled to one vote per share with respect to the merger agreement and on each other matter properly submitted at the PRN special meeting. Under Texas law, approval and adoption of the merger agreement by the stockholders of PRN requires the affirmative vote of at least two-thirds of the issued and outstanding shares of PRN common stock as of the PRN record date. Stockholder approval of the merger agreement is being solicited in accordance with the rules of The Nasdaq Stock Market.

   Under the rules of The Nasdaq Stock Market, brokers who hold shares in street name for customers will not have the authority to vote on the merger agreement unless they receive specific instructions from beneficial owners. Abstentions and broker non-votes will be included in determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

   Each of the executive officers and directors of PRN holding shares of PRN common stock has agreed to vote his or her shares in favor of the merger agreement. Collectively, the executive officers, directors and certain significant stockholders have agreed to vote their shares of PRN common stock (14,940,773 shares as of the PRN record date), representing approximately 28.8% of the outstanding shares of PRN common stock, in favor of the merger agreement. See "Principal Stockholders of AOR and PRN."

Voting and Revocation of Proxies

   Stockholders of record on the PRN record date are entitled to cast their votes, in person or by properly executed proxy, at the PRN special meeting. All shares of PRN common stock represented at the PRN special meeting by properly executed proxies received at or prior to the PRN special meeting, unless properly revoked, will be voted at the PRN special meeting in accordance with instructions indicated on such proxies. If a proxy is signed and returned without indicating any voting instructions, shares of PRN common stock represented by the proxy will be voted FOR approval of the merger agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by any action inconsistent with the proxy, including notifying the Corporate Secretary of PRN in writing, executing a subsequent proxy or personally appearing at the PRN special meeting and casting a contrary vote. However, no such revocation will be effective unless and until such notice of revocation has been received by PRN at or prior to the PRN special meeting.

   The board of directors of PRN is not aware of any business to be acted upon at the PRN special meeting other than as described in this joint proxy statement and prospectus. If, however, other matters are properly brought before the PRN special meeting, or any adjournments or postponements of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act thereon according to their best judgment and applicable law unless the proxy indicates otherwise.

   Texas law does not require that holders of PRN common stock who object to the merger and who vote against or abstain from voting in favor of the merger be afforded any appraisal rights or the right to receive cash for their shares. PRN does not intend to make any such rights available to its stockholders.

Solicitation of Proxies

   In addition to solicitation by mail, the directors, officers and employees of PRN may solicit proxies from its stockholders by personal interview, telephone, telegram, facsimile or otherwise. PRN will bear the costs of the solicitation of proxies from its stockholders, except that AOR and PRN will share equally the cost of printing this joint proxy statement and prospectus. PRN has engaged D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies from PRN stockholders. PRN will pay the fees in connection with the solicitation by such firm which are anticipated to be $7,000, plus such firm's out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who hold PRN common stock of record for the forwarding of solicitation materials to the beneficial owners thereof. PRN will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

Adjournment of the PRN Special Meeting

   If a quorum is not present at the time the PRN special meeting is convened, or if for any other reason PRN's board of directors believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the merger agreement, PRN may adjourn the PRN special meeting with a vote of the majority of its stockholders present or represented at the meeting.

   The failure to return a proxy or to vote in person will have no effect on the vote on adjournment at the discretion of PRN's board of directors, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Texas law, such broker non-votes will not be counted as present for purposes of determining the number of shares present or represented and entitled to vote on such adjournment.

                                   THE MERGER

   The detailed terms and conditions of the merger, including conditions to completing the merger, are contained in the merger agreement, which is attached hereto as Appendix A and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the merger. The description in this joint proxy statement and prospectus of the terms and conditions of the merger is qualified in its entirety by reference to the merger agreement.

General Description of the Merger

   The merger agreement provides that, at the effective time of the merger, Diagnostic Acquisition, Inc. will merge with and into PRN, and that PRN will become a wholly owned subsidiary of AOR. In the merger, each outstanding share of PRN common stock will be converted into 0.94 shares of AOR common stock. In addition, at the time the merger becomes effective, each issued and outstanding share of Diagnostic Acquisition, Inc. common stock shall be converted into one share of common stock of the surviving corporation. After the merger, PRN will continue to exist as a corporate subsidiary of AOR.

   Based upon the number of shares of AOR common stock and PRN common stock outstanding as of May 10, 1999 on a fully-diluted basis, approximately 101.3 million shares of AOR common stock will be outstanding immediately following effectiveness of the merger on a fully-diluted basis, of which approximately 50% on a fully-diluted basis, will be held by former holders of PRN common stock.

Background of the Merger

   The past several years have been marked by rapid change in the health care industry generally and the physician practice management sector specifically. These changes were driven by intensifying competition, increasing governmental regulation, reductions in reimbursements for healthcare services and difficulties in effectively building and operating physician networks. During this period, AOR and PRN recognized these changes and have taken steps to maintain and enhance their long-term competitive position and profitability in the face of these industry conditions. Each company intensified its focus on its core strategic initiatives by affiliating with new oncology groups and efficiently expanding the operations of those groups, constructing comprehensive cancer centers and building its clinical research operations. As of result of this focus, each company continued to improve its financial condition and results of operations.

   Also during this period, AOR and PRN each diligently reviewed its strategic alternatives. Each company believed that it could continue to operate profitably as an independent company. AOR and PRN, however, each considered merging with the other. AOR and PRN have believed for some time that a combination of the two companies would represent a unique strategic fit and enhance their competitive and strategic position. The companies shared this belief for a number of reasons. First, AOR and PRN are the largest participants in the oncology management sector, and a combination of the two would create the leading cancer management company in the United States. Second, the companies shared common strategies and demonstrated an ability to execute on those strategies. Third, each company had a commitment to a consistent, disciplined affiliation and operational model with its network of oncology groups. Fourth, many of each company's affiliated physicians often encouraged a combination of the two companies.

   Each company also analyzed opportunities to acquire other, smaller oncology practice management companies, but decided that these acquisitions would not be in that company's best interest. AOR and PRN each believed that acquiring these smaller companies posed significant integration risk. The respective management of AOR and PRN believed these potential acquisition targets were less disciplined in affiliating with and managing oncology groups and that the smaller companies' affiliated physicians' incentives were less aligned with those of the management company.

   Representatives of AOR and PRN discussed a number of times the potential for a business combination. While members of senior management of AOR and PRN met from time to time at investor conferences, industry functions and elsewhere, there have been four distinct periods where AOR and PRN specifically discussed a possible combination of the two companies, culminating with the signing of the merger agreement.

   In June and July 1997, after R. Dale Ross, AOR's Chairman of the Board and Chief Executive Officer, initially contacted Merrick Reese, M.D., PRN's then Chairman of the Board and Chief Executive Officer, members of senior management of AOR and PRN had their initial discussions regarding a possible combination of the two companies and discussed possible exchange ratios and corporate governance matters. In June 1997, AOR and PRN entered into a confidentiality agreement generally (a) providing that any confidential information provided by one party to the other would be kept confidential by the receiving party, (b) limiting the ability of each party for eighteen months to acquire any voting securities or assets of, or solicit proxies or make a public announcement of a proposal for an extraordinary transaction with respect to, the other party and
(c) limiting the ability of each party for 60 days from soliciting, negotiating or otherwise facilitating a competing acquisition transaction. On July 8, 1997, PRN engaged Goldman Sachs on an exclusive basis to act as its financial advisor in connection with the possible merger with or sale of all or a portion of PRN to AOR. Pursuant to this engagement, Goldman Sachs agreed to provide PRN with financial advice and assistance in connection with a potential transaction with AOR, including performing valuation analyses, coordinating visits of representatives of AOR and assisting PRN in negotiating the financial aspects of any proposed transaction with AOR. For several weeks following the execution of the confidentiality agreement, members of senior management of AOR and PRN and their professional advisors conducted significant due diligence and began negotiating a definitive merger agreement. The parties, however, terminated their discussions in August 1997 because of disagreements regarding an appropriate exchange ratio, corporate governance matters and other concerns.

   In September 1997, PRN began a process of enhancing its senior management team: John Casey was hired as Chief Executive Officer, Edwin French was hired as President and Chief Operating Officer and additional management was added during the balance of 1997. Concurrent with the changes in management, PRN initiated discussions with Texas Oncology, P.A. to formalize, in an amended service agreement, certain financial and management relationships not then addressed in the existing service agreement. This process was concluded in December 1998 when Texas Oncology, P.A. and PRN executed the Second Amended and Restated Service Agreement effective November 1, 1998.

   The second series of negotiations began in March 1998 when senior management of AOR and PRN renewed their discussions regarding the possibility of a business combination. On March 24, 1998, AOR and PRN entered into a second confidentiality agreement substantially similar to the agreement executed in June 1997. In April 1998, members of senior management of AOR and PRN and their professional advisors met in Dallas to conduct business and financial due diligence and negotiate terms of a possible merger. The parties terminated negotiations in April 1998 due to disagreements regarding the exchange ratio and corporate governance matters.

   The third series of discussions occurred in July 1998. Senior management of AOR and PRN, together with their respective financial advisors, met in Dallas to reiterate each company's view that a combination of the two companies would enhance their long-term prospects, and to attempt to agree on the economic terms and other issues, including the composition of the board of directors, the composition of the management team and the location of the principal executive offices. AOR and PRN could not reach agreement on these terms, and the parties once again terminated negotiations.

   The fourth series of negotiations began on November 20, 1998 when John T. Casey, PRN's Chairman of the Board and Chief Executive Officer, called R. Dale Ross, AOR's Chairman of the Board and Chief Executive Officer, to discuss the possibility of pursuing further discussions regarding a potential transaction between the two companies. Mr. Ross and Mr. Casey then agreed to meet in Houston on November 23, 1998.

   At the November 23 meeting, Mr. Casey and Mr. Ross discussed the strategic benefits of combining AOR and PRN and outlined the synergies that might accrue to a combined entity. Mr. Ross and Mr. Casey also began to outline the principal terms of the proposed merger, focusing on corporate governance matters and economic terms. The executives then agreed to discuss with their respective boards of directors whether to reinitiate negotiations regarding a potential merger. After speaking with members of their respective boards, Mr. Casey and Mr. Ross agreed to meet, together with other members of senior management, in Dallas on November 25, 1998.

   On November 25, 1998, members of senior management of AOR and PRN, together with a representative of Goldman Sachs, met in Dallas to discuss the terms of the proposed merger. At that meeting, the parties discussed three possible exchange ratios: first, an exchange ratio of 0.88, which would be non-dilutive to AOR, without giving effect to any synergies or operating efficiencies; second, an exchange ratio of 0.94, which would result in PRN's stockholders' owning fifty percent of the combined company on a fully diluted basis; and third, a one-for-one exchange ratio. After discussion, the parties preliminarily agreed to a 0.94 exchange ratio and to the location of the principal executive offices and the composition of the management team. The parties also discussed due diligence issues, the structure of the transaction and a proposed schedule, with the goal of finalizing due diligence and the merger agreement by December 11, 1998. The parties agreed to reconvene in Dallas on December 1, 1998 and, in the interim, to prepare drafts of the definitive documents and to compile and organize appropriate due diligence materials. At that time, AOR also preliminarily engaged BT Alex. Brown to act as its financial advisor in connection with the proposed merger.

   On December 1, 1998, members of senior management of AOR and PRN, together with their respective financial, accounting and legal advisors, met in Dallas and, except for December 6, met each day through December 10. During this period, the parties: (a) negotiated the principal terms of the transaction, including, but not limited to, economic terms, composition of the combined company's board of directors and committees thereof, composition of the management team, location of its principal executive offices and termination arrangements; (b) negotiated the terms of the definitive merger agreement and ancillary documents, including the combined company's amended and restated certificate of incorporation and bylaws, affiliate agreements and stock option agreements; (c) performed further due diligence; (d) analyzed both short-term and long-term efficiencies and synergies that could result after completion of the merger; (e) discussed how to efficiently integrate the operations of AOR and PRN; and (f) determined how to appropriately and effectively communicate the terms of the merger to affiliated physicians and the investor community. Also during the period, Mr. Ross and Mr. Casey frequently communicated with members of their respective boards of directors regarding the status of negotiations and the proposed terms of the combination. On December 4, PRN held a special meeting of its board of directors to review certain due diligence matters and to review and consider the preliminary terms of the proposed transaction.

   On December 11, 1998, AOR finalized its engagement of BT Alex. Brown on an exclusive basis to act as AOR's financial advisor in connection with a possible merger, consolidation or any other business combination involving AOR and PRN. Pursuant to this engagement, BT Alex. Brown agreed to advise AOR on (a) an evaluation of PRN, (b) the economic terms relating to any transaction between AOR and PRN, (c) the structure of the proposed transaction with PRN and (d) negotiations relating to any financial aspects of the proposed transaction.

   On December 11, 1998, AOR held a special meeting of its board of directors to consider the approval of the merger and the merger agreement and related agreements. At the special meeting of AOR's board of directors, members of senior management described in detail the history of the negotiations, the terms of the transaction (specifically including economic matters, corporate governance terms and termination fees and arrangements), the due diligence process and the anticipated synergies resulting from the merger. AOR's board of directors also reviewed the terms of the Second Amended and Restated Service Agreement between PRN and Texas Oncology, P.A. BT Alex. Brown then presented to AOR's board of directors its financial analysis of the proposed transaction and described certain aspects of the methodology it employed to analyze the proposed merger of AOR and PRN. BT Alex. Brown delivered its oral opinion, which was subsequently confirmed in writing on December 11, 1998 and May 10, 1999, that as of such date and based on the assumptions made and matters considered in, and the limitations on, the review undertaken by BT Alex. Brown, the exchange ratio was fair, from a financial point of view, to the AOR stockholders. AOR's legal counsel then discussed the board of directors' fiduciary duties to AOR's stockholders in considering the business combination and summarized the merger agreement and related documents. After consideration of the opinion of BT Alex. Brown and additional analysis of the other information presented, the members of AOR's board of directors unanimously approved the merger agreement and related transactions.

   On December 11, 1998, PRN held a special meeting of the board of directors to consider the proposed transaction and the terms of the definitive merger agreement, the stock option agreements and the related documents. At the meeting of PRN's board of directors, members of senior management and legal, financial and accounting advisors addressed, among other things: legal obligations and duties of the directors and executive officers; an analysis of PRN's business operations; an analysis of AOR's business operations and AOR's historical common stock performance; the due diligence process relating to business operations, financial and accounting and legal review; anticipated synergies as a result of the transaction; a description of the proposed transaction; an analysis of the tax and accounting treatment of the proposed transaction; and a review of each of the principal transaction documents. In addition, Goldman Sachs reviewed with PRN's board of directors the financial analyses performed by Goldman Sachs and rendered to the PRN board its oral opinion, which was subsequently confirmed by a written opinion dated December 11, 1998. The Goldman Sachs written opinion stated that, as of such date, and based upon and subject to the various qualifications and assumptions described in the written opinion, the exchange ratio was fair from a financial point of view to the holders of PRN common stock. After consideration of all matters presented to PRN's board of directors, the members of the PRN board of directors unanimously approved the merger agreement and the related transactions.

   On December 13, AOR and PRN executed and delivered the merger agreement and stock option agreements. On the morning of December 14, AOR and PRN issued a joint press release announcing the execution of the merger agreement.

Joint Reasons for the Merger

   AOR and PRN believe that the merger of the nation's two leading cancer practice management companies will create significant value for their respective stockholders. AOR and PRN have a unique opportunity to take advantage of the complementary strategic fit of their businesses, combining AOR's and PRN's operations to create the clear leader in cancer management. We expect that our complementary skills and affiliated practices will allow our affiliated physicians to more effectively serve patients' needs and allow us to more efficiently provide management services to affiliated physician groups. The boards of directors of AOR and PRN believe that the merger represents a unique strategic fit between two companies with similar business strategies and corporate cultures and with complementary operations and geographical presence. Both boards of directors believe that AOR and PRN, as a combined company, will have greater financial strength, operational efficiencies, earning power and growth potential than either AOR or PRN would have on its own. The AOR board and the PRN board identified a number of potential benefits of the merger that they believe will contribute to the success of the combined company and thus inure to the benefit of stockholders of both companies. The boards of directors of AOR and PRN estimate that, based on internal estimates of the management of both companies, the combination of AOR and PRN should result in an additional $12.0 million of pre-tax earnings in the year 2000, without giving effect to any transaction, integration and restructuring costs related to the merger. The expected increase in earnings anticipates that the combined company (a) will have lower general and administrative costs as a percentage of revenue, (b) will be able to obtain drugs at a lower price than either company could on its own and (c) will be able to capitalize on each company's separate strengths. There can be no assurance as to whether such earnings will be realized or as to the timing or amount, if any, of such additional earnings. The potential benefits are described in more detail as follows:

   Synergies of the Combined Company. Management of AOR and PRN believe that the merger should result in a number of important synergies, including the opportunity to leverage certain financial and administrative functions over a larger operational and revenue base. In evaluating the merger, each board of directors also considered the desirability of other potential savings from the integration of the companies' operations, including administrative cost savings through elimination of duplicative positions and geographic and other efficiencies resulting from the merger.

   Although the combined company will seek to reduce expenses by combining overlapping functions and facilities, each company's board of directors anticipates potential revenue growth and cost savings resulting from the combined company's increased negotiating power with payors and suppliers to be more important than any initial synergies resulting from reductions in expenses. Each company's board of directors also recognizes the challenges inherent in combining two complex organizations. These were considered by each board of directors and are discussed in more detail below and in "Risk Factors."

   Complementary Operations. Both AOR and PRN are engaged in the management of physician practices specializing in oncology and radiology. Although both AOR and PRN have operations that are national in scope, the locations and specialties of their affiliated physician groups are highly complementary. For example, relative to AOR, more PRN physicians practice radiation oncology, while AOR has more physicians performing medical oncology, including stem cell transplantation. By combining diverse skills such as these within a single network, physicians affiliated with the combined company will be able to more effectively serve patients and capitalize on a number of opportunities. In addition, the geographic markets served by the companies are highly complementary, with very few overlapping markets. Both boards of directors considered the strategic fit between the markets served by AOR and those served by PRN and the services provided by each of them and believe that a combination of AOR and PRN will result in the potential for accelerated growth and further operational efficiencies by allowing the combined company to expand and link existing service and practice areas. In addition, the companies' skills at the corporate level are complementary. From a development point of view, a key strength of AOR has been its ability to rapidly affiliate with new physician groups. At the same time, PRN has more experience integrating medical oncologists and radiation oncologists in cancer centers as a means of expansion. The combined company will be able to grow through both of these strategies.

   Benefits of Increased Size on Expanded Operations. Based on the number of cancer cases currently treated by each company's affiliated physicians, we anticipate that the physicians affiliated with the combined company will treat approximately 13% of new cancer cases in the United States in the year 2000. This increased size will positively impact the businesses of AOR and PRN in several ways:

  . AOR and PRN each have well-developed clinical research programs. The increased size of the combined company will approximately double the number of patients available for clinical trials, thus enhancing the data collected in clinical trials and making the combined company a more attractive clinical research partner.

  . We believe that the combined company will have more leverage in negotiating with pharmaceutical suppliers than either AOR or PRN as a stand-alone company. Pharmaceutical costs represent our affiliated groups' largest expense.

  . We believe that the combined company will have more leverage in negotiating contracts with payors on behalf of affiliated physicians.

  . We believe that the larger, more diversified combined company will have an increased ability to attract and affiliate with physicians and physician groups throughout the United States.

AOR's Reasons for the Merger

   At its meeting held on December 11, 1998, AOR's board of directors unanimously approved the merger, the merger agreement and related transactions. AOR's board of directors believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, AOR and the AOR stockholders and recommends that the stockholders of AOR vote FOR the matters relating to the merger agreement and related transactions.

   In reaching its determination, the AOR board of directors consulted with AOR's management and its financial and legal advisors. In connection with this consultation, the board considered estimates prepared by management of AOR's expected earnings as an independent company in 1999, 2000 and beyond. These estimates assumed that AOR's earnings would continue to grow at or near the growth rate of prior years. The AOR board of directors also considered that the PRN merger would be dilutive to AOR's earnings, without giving effect to any operating efficiencies or synergies. The board of directors then considered the expected synergies resulting from the merger, and based on such matters, considered the following factors:

  . the expectation that the merger will be accretive to earnings per share of AOR in 1999 and 2000, taking into account anticipated synergies, but excluding the effect of transaction, integration and restructuring charges related to the merger;

  . that after the merger, the combined company will have an improved balance sheet and greater financial flexibility and access to capital than AOR had on a stand alone basis, which AOR management believes will result in improved liquidity and debt capacity;

  . the continued involvement of key members of AOR management in the management of the combined company;

  . the accounting treatment of the merger as a pooling of interests; and

  . the opinion of BT Alex. Brown to the AOR board of directors. The oral opinion of BT Alex. Brown was subsequently confirmed in writing on December 11, 1998 and May 10, 1999. A copy of the opinion dated May 10, 1999 is included as Appendix C to this joint proxy statement and prospectus and should be read carefully and in its entirety.

   In reaching the determination that the merger and related transactions are fair to, and in the best interests of, AOR and its stockholders, the AOR board of directors considered a number of other factors. First, the board of directors considered the strategic, operational and financial opportunities available to AOR in the normal course of its business compared to those that might be available following the merger. For example, the AOR board of directors considered that by merging AOR and PRN, the combined company would have an opportunity to accelerate development of AOR's initiatives regarding information management, such as data collection technology, health outcome studies and development of clinical protocols. Second, the AOR board of directors examined the historical and current market prices of AOR common stock and PRN common stock. Third, the AOR board of directors analyzed the proposed structure of the transaction and the other terms of the merger agreement, specifically including economic matters, termination fees and corporate governance arrangements.

   AOR's board of directors also considered certain countervailing factors in its deliberations concerning the merger, including: (i) possible difficulties integrating the two companies' managements and corporate cultures; (ii) the possible distraction of management and key employees from AOR's day-to-day business and possible loss of momentum in affiliating with new physician groups as a result of the redeployment of personnel and resources to the merger; (iii) the fact that on a pro forma basis Texas Oncology, P.A. would account for approximately 31% of the combined company's revenues for 1998, significantly more than any existing AOR physician group; and (iv) the fact that the exchange ratio will not be adjusted even if the two companies' performance and financial condition diverge in the period prior to the merger. In respect of the countervailing factor identified in (i) above, the companies have established joint transition teams, retained an outside consultant and implemented transition plans to achieve an orderly transition. In respect of the countervailing factor described in (ii) above, the companies' joint transition teams and outside consultant should help to ease unnecessary management distractions, and the AOR board of directors determined that some refocusing of management efforts on the merger was warranted in light of the expected benefits to the combined company of the merger. In respect of the countervailing factor described in clause (iii) above, the AOR board of directors reviewed the amendment to PRN's service agreement with Texas Oncology, P.A. In addition, the merger, and the addition of Texas Oncology, P.A. in particular, represents a unique opportunity for AOR, in the context of the combined company, to diversify its physician base by significantly increasing the number of its physicians who practice radiation oncology and diagnostic radiology, areas which are generally less susceptible to increases in pharmaceutical costs than medical oncology. In respect of the countervailing factor identified in clause (iv) above, AOR's board of directors expects the merger to provide long-term strategic benefits that would counterbalance any short-term divergence in financial performance of either company.

   AOR's board of directors also considered certain other risks and potential disadvantages associated with the merger, including the risk that the operations of the two companies may not be successfully integrated, the risk that anticipated cost savings may not be realized to the degree anticipated, the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement and other matters described under "Risk Factors." In the judgment of AOR's board of directors, the potential benefits of the merger outweigh these considerations.

   At the December 11, 1998 meeting, the AOR board of directors received an oral opinion from BT Alex. Brown, which opinion was subsequently confirmed in writing on December 11, 1998 and May 10, 1999, that the exchange ratio was fair as of such date, from a financial point of view, to the stockholders of AOR. See "--Opinion of AOR's Financial Advisor."

   The foregoing discussion of the information and factors considered by the AOR board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the AOR board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the AOR board may have given different weights to the different factors.

Recommendation of the Board of Directors of AOR

   For the reasons set forth under "--Joint Reasons for the Merger" and "--AOR's Reasons for the Merger," the board of directors of AOR believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, AOR and the holders of AOR common stock. All members of the board of directors of AOR approved the merger agreement and have agreed to vote their shares of AOR common stock in favor of the proposals contained in this joint proxy statement and prospectus. The AOR board unanimously recommends that the holders of AOR common stock vote "FOR" approval of the issuance of AOR common stock in connection with the merger agreement.

PRN's Reasons for the Merger

   PRN's board of directors has unanimously approved the merger and the merger agreement and related transactions. The PRN board of directors believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, PRN and the PRN stockholders and recommends that the PRN stockholders vote FOR approval of the merger agreement.

   In reaching its determination, PRN's board of directors consulted on numerous occasions with PRN's management, as well as PRN's financial and legal advisors, considered a variety of factors, including those set forth above in "Joint Reasons for the Merger" and considered other factors associated with the merger. The factors considered by PRN's board of directors include those described below:

   PRN's board of directors considered historical and prospective information concerning the business, results of operations, financial condition and prospects of AOR. PRN's board of directors also considered the strategic alternatives available to PRN.

   PRN's board of directors considered the strategic reasons for the merger. In addition to the strategic reasons identified above in "Joint Reasons for the Merger," PRN's board of directors considered the following additional strategic merits of the merger:

    . the belief that the combined company will be able to generate greater revenues and income from research activities than PRN or AOR could generate as independent companies;

    . the belief that the combined company will have greater depth of management in an industry that has historically experienced challenges generated by a lack of experienced management teams;

    . the belief that the combined company will be able to grow at a rate and in a more efficient manner than otherwise could be achieved by either PRN or AOR as independent companies;

    . the belief that the combined company will have enhanced capabilities to gather, analyze and utilize clinical data;

    . the belief that the combined company will provide improved services to affiliated physicians;

    . the fact that the combined company will be less dependent than PRN as an independent company on the success of any single physician group; and

    . the belief that the combined company will have additional resources to devote to expanding the radiology businesses of PRN and AOR.

   PRN's board of directors also considered the impact the merger will have on PRN stockholders. In particular, the merger is expected to be treated as a tax-free transaction to PRN and its stockholders, and the exchange ratio represents a premium over the price of the PRN common stock. PRN's board of directors also believes that as a result of the combined company's increased market capitalization, there will be a wider range of institutions that will consider an investment in the combined company and that there may be less volatility in the stock price of the combined company.

   PRN's board of directors considered the historical stock price performance and trading volume of AOR for (1) the preceding six months ending December 11, 1998, (2) the preceding year and (3) the period since AOR's initial public offering in 1995. Furthermore, the directors (a) analyzed AOR's historical trading price to earnings ratios, (b) reviewed published earnings estimates for AOR's projected earnings for 1998, 1999 and 2000, and (c) reviewed management and institutional investor ownership of AOR's common stock. In addition, the PRN board of directors considered the fixed exchange ratio and the fact that the market price of AOR common stock might move up and/or down from the market price immediately prior to announcement of the transaction.

   PRN's board of directors considered the presentation and oral opinion delivered by Goldman Sachs that as of December 11, 1998, the exchange ratio of
0.94 was fair from a financial point of view to the holders of PRN common stock. Goldman Sachs subsequently confirmed its oral opinion with its written opinion. See "--Opinion of Financial Advisor of PRN."

   In addition, PRN's board of directors considered the transaction structure which results in the PRN stockholders owning approximately 50% of the combined company's stock on a fully-diluted basis. This ownership permits the PRN stockholders, as a whole, to participate equally with the AOR stockholders, as a whole, in any value created by the strategic combination of the two companies and further supports the combination as a true "merger of equals." PRN's board of directors believes that the combination of these two companies is a strategic opportunity to create significant value for its stockholders and that owning 50% of the combined business was of significant importance to the transaction structure.

   PRN's board of directors also considered factors that may be characterized as countervailing considerations, including (a) the risks inherent in attempting to integrate the operations of PRN and AOR; (b) the possibility that the merger may not be consummated; (c) the risk that PRN may suffer employee attrition as a result of entering into the merger agreement; (d) the differences in the management team of the combined company when compared to the management team of PRN; (e) the risk of market price decline in AOR's common stock reducing the market value of the consideration received at the time of the merger as a result of a fixed exchange ratio; and (f) the costs associated with the merger, including the costs of integrating the operations of PRN and AOR.

   The foregoing discussion of the information and factors considered by PRN's board of directors is not intended to be exhaustive but is believed to include the material factors considered by the PRN board of directors. In addition, in reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation of the merger, the PRN board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to the various factors. The PRN board of directors did not attempt to analyze the fairness of the exchange ratio in isolation from other considerations relating to the combination of the businesses of PRN and AOR, the strategic merits of the merger or the other factors considered. The PRN board of directors did rely upon the analyses performed by, and the opinion rendered by, Goldman Sachs as to the fairness, from a financial point of view, of the exchange ratio of 0.94. The PRN board of directors did not distinguish between factors that supported the determination that the merger is fair and those that supported the determination that the merger is in the best interests of PRN's stockholders.

Recommendation of the Board of Directors of PRN

   For the reasons set forth under "--Joint Reasons for the Merger" and "-- PRN's Reasons for the Merger," the board of directors of PRN believes that the merger agreement is fair to, and in the best interests of, PRN and the holders of PRN common stock. All members of the PRN board approved the merger agreement and have agreed to vote their shares of PRN common stock in favor of the merger agreement. The PRN board unanimously recommends that the holders of PRN common stock vote "FOR" approval and adoption of the merger agreement.

   In considering the recommendation of the PRN board of directors with respect to the merger, PRN stockholders should be aware that certain officers and directors of PRN have direct and indirect interests in the consummation of the merger, apart from their interests as stockholders of PRN, which are separate from those of unaffiliated stockholders of PRN. See "Some Officers, Directors and Significant Stockholders of PRN Have Interests in the Merger Other Than as Stockholders."

Opinion of AOR's Financial Advisor

   AOR engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the merger based on BT Alex. Brown's long-standing relationship with AOR and its reputation, expertise and experience in similar transactions. On December 11, 1998, at a meeting of the AOR board of directors held to evaluate the proposed merger, BT Alex. Brown rendered to the AOR board of directors an oral opinion, which opinion was subsequently confirmed in writing on December 11, 1998 and May 10, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the exchange ratio was fair, from a financial point of view, to the holders of AOR common stock. On December 11, 1998 and May 10, 1999, BT Alex. Brown delivered to the AOR board of directors its written opinions, dated as of such dates that, based on the assumptions, matters considered and limits of review set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of AOR common stock. The May 10, 1999 opinion is substantially similar to the opinion dated December 11, 1998. No limitations were imposed by the AOR Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

   The full text of the written opinion of BT Alex. Brown dated as of May 10, 1999, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C to this joint proxy statement and prospectus and is incorporated herein by reference. BT Alex. Brown's opinion is directed to the AOR board of directors, addresses only the fairness of the exchange ratio of 0.94 from a financial point of view, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the AOR annual meeting. The summary of the opinion of BT Alex. Brown in this joint proxy statement and prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of AOR common stock are urged to, and should, read the BT Alex. Brown opinion carefully and in its entirety.

   In connection with its opinion, BT Alex. Brown:

  . reviewed certain publicly available financial information and other information concerning AOR and PRN and certain internal analyses and other information furnished to or discussed with BT Alex. Brown by AOR and PRN;

  . held discussions with members of the senior managements of AOR and PRN regarding the business and prospects of their respective companies and the joint prospects of a combined company;

  . reviewed the reported prices and trading activity for AOR common stock and PRN common stock;

  . compared certain financial and stock market information for AOR and PRN with similar information for certain other selected companies whose securities are publicly traded;

  . reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

  . reviewed the terms of the merger agreement and certain related documents; and

  . performed such other studies and analyses and considered such other factors as it deemed appropriate.

   BT Alex. Brown did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning AOR, PRN or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all such information and has not conducted physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of AOR or PRN. With respect to the financial forecasts and projections, including the analyses and forecasts of certain synergies expected by AOR and PRN to be achieved as a result of the merger, made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of AOR or PRN, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections, including the synergies, or the assumptions on which they are based. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof.

   For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of AOR, PRN and Diagnostic Acquisition, Inc. contained in the merger agreement are true and correct, AOR, PRN and Diagnostic Acquisition, Inc. will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of AOR, PRN and Diagnostic Acquisition, Inc. to complete the merger will be satisfied without any waiver thereof. BT Alex. Brown also assumed that all material governmental, regulatory or other approvals or consents required in connection with the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals or consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either AOR or PRN is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications, or waivers made that would have a material adverse effect on AOR or PRN or materially reduce the contemplated benefits of the merger to AOR. In addition, AOR informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown assumed, that the merger will qualify for pooling of interests accounting treatment. BT Alex. Brown is expressing no opinion as to the price at which AOR common stock or PRN common stock will trade at any time.

   BT Alex. Brown's opinion is addressed to, and is for the use and benefit of, the board of directors of AOR and is not a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed merger. BT Alex. Brown's opinion is limited to the fairness, from a financial point of view, of the exchange ratio to the holders of AOR common stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by AOR to engage in the merger.

   The following is a summary of the material analyses and factors considered by BT Alex. Brown in connection with its opinion to the AOR board of directors dated as of December 11, 1998:

   Historical Exchange Ratio Analysis. BT Alex. Brown reviewed the historical trading volumes and market prices for AOR common stock and PRN common stock and the implied historical exchange ratio of AOR common stock and PRN common stock (the closing price of PRN common stock divided by the closing price of AOR common stock). This analysis indicated average exchange ratios for AOR common stock and PRN common stock during the following periods were:

                                                                     Average
                         As of December 9, 1998                   Exchange Ratio
                         ----------------------                   --------------
       December 9, 1998 Exchange Ratio...........................     0.877x
       5 Trading Day Average.....................................     0.833x
       20 Trading Day Average....................................     0.845x
       Average Since AOR IPO (6/12/95)...........................     0.877x
       Exchange Ratio in Merger..................................     0.940x

   Analysis of Selected Public Companies. BT Alex. Brown compared certain financial and stock market information for AOR and PRN with similar information for the following selected publicly held companies: American Dental Partners, Inc., Monarch Dental Corporation and Orthodontic Centers of America, Inc. BT Alex. Brown calculated

  . equity market value relative to each company's estimated calendar year 1998 and 1999 earnings per share, and

  . adjusted market value, meaning equity market value, plus debt, less cash and equivalents, relative to each company's medical service revenue as defined in the public financial statements for the latest twelve months and earnings before interest, taxes, depreciation and amortization ("EBITDA").

All multiples were based on closing stock prices on December 9, 1998. EPS estimates for those companies were based on estimates as reported by the Institutional Brokers Estimate System ("IBES," and these estimates, the "IBES Estimates"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Estimated 1998 and 1999 earnings per share for AOR and PRN were based on the internal estimates of the management of AOR and PRN. BT Alex. Brown compared the multiples for the selected companies listed above to the multiples for AOR and to the implied multiples for PRN in the merger.

                                        Multiples of the
                                       Selected Companies             Implied
                                      -------------------- Multiples Multiples
                                          Range      Mean   of AOR    of PRN
                                      -------------- ----- --------- ---------
Latest Twelve Months Medical Service
 Revenue.............................  1.1x to  4.4x  2.3x    1.6x      1.6x
Latest Twelve Months EBITDA.......... 11.0x to 15.4x 12.9x   11.2x     10.3x
Calendar 1998 Earnings Per Share..... 19.0x to 25.5x 23.2x   22.8x     23.0x
Calendar 1999 Earnings Per Share..... 13.1x to 18.6x 16.2x   18.5x     18.7x

   Analysis of Selected Mergers and Acquisitions. BT Alex. Brown reviewed the purchase prices and implied transaction multiples paid in the following five merger and acquisition transactions (acquiror / target): Laidlaw, Inc. / EmCare Holdings, Inc.; MedPartners, Inc. / InPhyNet Medical Management Inc.; FPA Medical Management, Inc. / Sterling Healthcare Group, Inc.; MedPartners, Inc. / Pacific Physician Services, Inc.; and MedPartners, Inc. / Mullikin Medical Enterprises, L.P. BT Alex. Brown compared the multiples and premiums paid over the target company's stock price one-month prior to the date of announcement for those transactions to the implied multiples and premium for PRN in the merger.

                                                     Multiples of
                                                 Selected Merger and
                                                     Acquisition
                                                     Transactions      Implied
                                                 -------------------- Multiples
                                                     Range      Mean   of PRN
                                                 -------------- ----- ---------
Latest Twelve Months' Medical Service Revenue...  0.8x to  1.9x  1.3x    1.6x
Latest Twelve Months' EBITDA.................... 10.8x to 17.5x 15.6x   10.3x
One-Year Forward Net Income..................... 19.7x to 28.2x 22.7x   18.6x
Premium Paid One-Month Prior.................... 16.2% to 58.2% 38.6%   17.0%

   Premiums Paid Analysis. BT Alex. Brown reviewed the range of premiums paid in 129 change-of-control transactions with transaction values of $500 million to $800 million effected since January 1, 1995. BT Alex. Brown compared the premiums paid over the target company's stock price in the 129 change-of-control transactions to the premium paid for PRN based on the closing stock price of PRN common stock one-day prior, and one-month prior, to public announcement of the merger.

                                           Premiums Paid in Selected
                                                  Transactions
                                         ------------------------------ Premium
                                               Range       Mean  Median to PRN
                                         ----------------- ----- ------ -------
Target company's closing stock price
 one-day prior to public announcement..  (33.8)% to 173.7% 27.8% 19.6%    7.2%
Target company's closing stock price
 one-month prior to public
 announcement..........................  (32.5)% to 177.4% 39.0% 32.7%   17.0%

   Discounted Cash Flow Analysis. BT Alex. Brown performed discounted cash flow analyses for each of AOR and PRN to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that AOR and PRN could generate over the periods January 1, 1999 through December 31, 2003 based on estimates provided by the management of AOR and PRN. The stand-alone discounted cash flow analysis was determined by:

  (1) adding (x) the present value at December 31, 1998 of the projected free cash flows generated by each company over the five-year period from January 1, 1999 through December 31, 2003 and (y) the present value of the estimated terminal value of each company in 2003, and

  (2) subtracting the current net debt on December 31, 1998 of each company.

The range of estimated terminal values for AOR and PRN was calculated by applying terminal value multiples ranging from 7.0x to 9.0x to the projected 2003 EBITDA of AOR and PRN, respectively. The cash flows and terminal values were discounted to present value using discount rates ranging from 14.0% to 16.0%. This analysis yielded an implied equity reference range for AOR common stock of $11.76 to $18.56 per share, as compared to the closing price of AOR common stock on December 9, 1998 of $13.69. This analysis yielded an implied equity reference range for PRN common stock of $12.89 to $18.61 per share, as compared to the equity value implied by the exchange ratio of 0.94 of approximately $12.87 based on the closing price of AOR common stock on December 9, 1998.

   Contribution Analysis. BT Alex. Brown analyzed the relative contribution of AOR and PRN to the net revenues, EBITDA and net income of the pro forma combined company for the 12-month period ended September 30, 1998, and to the estimated net income of the pro forma combined company in calendar years 1999 and 2000 based on estimates provided by the management of AOR and PRN, and compared such contributions to the pro forma ownership of the current holders of AOR common stock in the pro forma combined company.

                                                                      PRN   AOR
                                                                     ----- -----
        Latest Twelve Months' Net Revenues.......................... 46.3% 53.7%
        Latest Twelve Months' EBITDA................................ 48.2% 51.8%
        Latest Twelve Months' Net Income............................ 49.7% 50.3%
        1999 Estimated Net Income................................... 49.9% 50.1%
        2000 Estimated Net Income................................... 50.4% 49.6%
        Ownership................................................... 50.0% 50.0%

   Pro Forma Merger Analysis. BT Alex. Brown analyzed the pro forma effect of the merger on the earnings per share of AOR in calendar years 1999 and 2000 based on estimates provided by the management of AOR and PRN, both before and after giving effect to certain cost savings and other potential synergies anticipated by the management of AOR and PRN to result from the merger (excluding non-recurring costs resulting from the merger). This analysis indicated that the merger would be accretive to AOR's earnings per share in calendar years 1999 and 2000 assuming certain levels of cost savings and other potential synergies were achieved. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the cost associated with achieving such synergies and other factors.

   The summary set forth above is not a complete description of the opinion of BT Alex. Brown to the AOR board of directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion.

   In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AOR and PRN. No company, transaction or business used in such analyses as a comparison is identical to AOR, PRN, the pro forma combined company or the proposed merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

   BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the AOR board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the AOR board of directors or AOR's management with respect to the exchange ratio or the merger.

   BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. AOR selected BT Alex. Brown to serve as its exclusive financial advisor based on BT Alex. Brown's long-standing relationship with AOR and its reputation, expertise and experience in similar transactions. BT Alex. Brown has in the past provided financial services to AOR for which BT Alex. Brown has received customary compensation. BT Alex. Brown maintains a market in AOR common stock and regularly publishes research reports regarding the health care industry and the businesses and securities of AOR and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown may actively trade or hold the securities and other instruments and obligations of AOR or PRN for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

   Pursuant to a letter agreement dated December 11, 1998 between AOR and BT Alex. Brown, AOR has agreed to pay BT Alex. Brown $750,000 for rendering its opinion, which amount will be credited against a transaction fee equal to $3.0 million payable upon consummation of the merger. In addition, AOR has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Opinion of PRN's Financial Advisor

   At the December 11, 1998 meeting of the PRN board of directors, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by the written opinion of Goldman Sachs, that as of such date, and based upon and subject to the various qualifications and assumptions described in such written opinion of Goldman Sachs, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PRN common stock. Goldman Sachs has confirmed its December 11, 1998 opinion by delivery of its written opinion to the PRN board of directors, dated the date of this proxy statement and prospectus, stating that, as of the date hereof and based upon and subject to the various qualifications and assumptions described in the written opinion of Goldman Sachs, dated the date hereof, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of PRN common stock.

   The full text of the Goldman Sachs written opinion, dated the date hereof, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such Goldman Sachs written opinion, is set forth in Appendix D to this joint proxy statement and prospectus and is incorporated herein by reference. Each of the Goldman Sachs written opinions dated December 11, 1998 and the date hereof referred to herein was provided for the information and assistance of the PRN board of directors in connection with its consideration of the merger and such Goldman Sachs written opinions do not constitute a recommendation as to how any holder of PRN common stock should vote at the PRN special meeting. The summary of the Goldman Sachs written opinion, dated the date hereof, set forth herein is qualified by the full text thereof, and PRN stockholders are urged to, and should, read such Goldman Sachs written opinion in its entirety. The Goldman Sachs written opinion dated the date hereof is substantially similar to the December 11, 1998 Goldman Sachs written opinion.

   In connection with the Goldman Sachs written opinions dated December 11, 1998 and the date hereof, Goldman Sachs reviewed:

  .  the merger agreement;

  . Annual Reports to Shareholders and Annual Reports on Form 10-K of PRN for the five years ended December 31, 1998;

  . Annual Reports to Stockholders and Annual Reports on Form 10-K of AOR for the four years ended December 31, 1998;

  . certain interim reports to stockholders and Quarterly Reports on Form 10-Q of PRN and AOR;

  . certain other communications from PRN and AOR to their respective stockholders; and

  . certain internal financial analyses and forecasts for PRN and AOR, prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of PRN and AOR to result from the transaction contemplated by the merger agreement.

Goldman Sachs also held discussions with members of the senior management of PRN and AOR regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the PRN common stock and the AOR common stock, compared certain financial and stock market information for PRN and AOR with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering the Goldman Sachs written opinions dated December 11, 1998 and the date hereof. In that regard, Goldman Sachs assumed, with

PRN's consent, that the internal financial forecasts prepared by the managements of PRN and AOR, including those with respect to cost savings and operating synergies projected to result from the merger, were reasonably prepared on a basis reflecting the best currently available estimates and judgments of PRN and AOR, and that such cost savings and operating synergies will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs assumed that the relative contribution of each of PRN and AOR to the future financial performance of the respective companies on a combined basis will be consistent with such forecasts. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of PRN or AOR or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs also assumed with PRN's consent that the transaction contemplated by the merger agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with PRN. The Goldman Sachs written opinions dated December 11, 1998 and the date hereof did not address the relative merits of the transaction contemplated pursuant to the merger agreement, as compared to any alternative business transactions that might be available to PRN. In connection with the Goldman Sachs written opinion dated the date hereof, Goldman Sachs reviewed the analyses used to render its December 11, 1998 written opinion to the PRN board of directors by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. In addition, in connection with rendering the Goldman Sachs written opinion, dated the date hereof, Goldman Sachs reviewed this proxy statement and prospectus. Goldman Sachs' advisory services and the Goldman Sachs written opinions referred to in this joint proxy statement and prospectus were provided for the information and assistance of the PRN board of directors in connection with its consideration of the transaction contemplated by the merger agreement and the Goldman Sachs written opinions do not constitute a recommendation as to how any holder of PRN common stock should vote with respect to the transaction.

   The following is a summary of certain of the financial analyses presented to the PRN board of directors by Goldman Sachs in connection with providing the Goldman Sachs written opinion dated December 11, 1998, and does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this proxy statement and prospectus as it used in providing its written opinion dated December 11, 1998.

     (a) Review of Proposed Transaction. Goldman Sachs reviewed the terms of the proposed merger, including the form of consideration offered, the exchange ratio, the closing price of AOR common stock as of December 9, 1998, and the resulting notional price per share of PRN common stock pursuant to the proposed merger. The notional price per share of PRN common stock in the merger was $12.87, which was determined by multiplying the exchange ratio by the $13.688 closing price of AOR common stock on December 9, 1998. This notional price therefore is dependent on the closing price of the AOR common stock at a specific time. The notional price reflects:

  . a 7% premium over the closing price of PRN common stock on December 9, 1998;

  . a 14% discount from the one-year high of PRN common stock during the period from December 9, 1997 to December 9, 1998 (the "One Year Period"); and

  . a 72% premium over the one year low of PRN common stock during the One Year Period.

     In addition to reviewing the notional price resulting from the merger, the analyses described indicated values resulting from the merger, expressed as levered multiples of estimates of PRN revenue, EBITDA and earnings before interest and taxes ("EBIT") for the year ending December 31, 1998, and as unlevered multiples of estimates of PRN net income for 1998 and for the year ending December 31, 1999. In performing these analyses, Goldman Sachs used estimates prepared by the management of PRN. Under these analyses, the levered consideration (the equity consideration plus net debt of PRN) and unlevered consideration using the closing price of AOR common stock on December 9, 1998 reflected the following multiples:

                                                                    1998
                                                            --------------------
                                                            Revenue EBITDA EBIT
                                                            ------- ------ -----
       Levered Multiple....................................  1.9x    9.8x  14.5x

                                                              1998       1999
                                                           Net Income Net Income
                                                           ---------- ----------
       Unlevered Multiple.................................   23.2x       8.5x

     (b) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including market capitalization, book capitalization, sales, EBITDA, EBIT and net income) for PRN and AOR and the relative contribution of PRN and AOR to the combined company, based on IBES Estimates and on estimates prepared by PRN management and on a range of estimates provided by management of AOR. This analysis indicated the following contribution by PRN to the combined company:

                                                                     PRN's
                                                                Contributions to
                                                                Combined Company
                                                                ----------------
       Equity Market Capitalization............................   48.4%
       Levered Market Capitalization(1)........................   44.7%
       Gross Debt..............................................   24.6%
       Common Equity Based on Book Value.......................   53.2%
       Sales(2)
         1998..................................................   46.6%
         1999..................................................   44.5%-45.4%
       EBITDA(2)
         1998..................................................   47.7%
         1999..................................................   45.6%-46.5%
       EBIT(2)
         1998..................................................   46.0%
         1999..................................................   43.8%-45.7%
       Net Income(2)
         1998..................................................   49.9%
         1999..................................................   48.6%-49.9%
         2000..................................................   50.4%
       Net Income(3)
         1998..................................................   49.9%
         1999..................................................   48.8%
         2000..................................................   48.0%

--------
(1) Levered market capitalization equals equity market capitalization plus net debt
(2) Based on estimates prepared by management of AOR and PRN
(3) Based on IBES Estimates

    Goldman Sachs compared the foregoing data to the implied ownership by PRN stockholders of 50% of the common equity, on a fully diluted basis, of the combined company based on the exchange ratio of 0.94.

     (c) Analysis of Accretion/Dilution Effect. Goldman Sachs prepared an analysis of the accretion/dilution effect of the merger. Using estimates prepared by management of AOR and PRN and IBES Estimates for 1998, 1999 and 2000, Goldman Sachs compared the earnings per share of the common stock of the combined company on a pro forma basis to the earnings per share of PRN and AOR, each, on a stand-alone basis.

     Goldman Sachs performed an analysis of the accretion/dilution effect to the merger on AOR. This analysis assumed an AOR effective tax rate of 38%. The analyses indicated that the proposed transaction, assuming no synergies, would be as follows:

  . dilutive to AOR for 1998 and 1999 on a pro forma earnings per share basis using estimates prepared by management of AOR and PRN or IBES Estimates;

  . accretive to AOR for 2000 based on a pro forma earnings per share basis using estimates prepared by management of AOR and PRN; and

  . dilutive to AOR for 2000 on a pro forma earnings per share basis using IBES Estimates.

   The pre-tax synergies needed for the transaction to be non-dilutive were as follows:

  . $0.3 million in 1998 and from $0.4 million to $3.8 million in 1999 based on estimates prepared by management of AOR and PRN; and

  . $0.3 million in 1998, $3.0 million in 1999 and $6.3 million in 2000 based on the IBES Estimates.

     Goldman Sachs also prepared an analysis of the accretion/dilution effect of the merger on PRN. Goldman Sachs calculated the amount of accretion/dilution by comparing the earnings per share of PRN on a stand-alone basis to PRN's pro rata share of the pro forma earnings per share. This pro rata share is determined by multiplying the pro forma earnings per share by the exchange ratio. This analysis indicated that the proposed transaction would be as follows:

  . accretive to PRN for 1998 and 1999 on a pro forma earnings per share basis using estimates prepared by management of AOR and PRN or IBES Estimates;

  . dilutive to PRN for 2000 based on a pro forma earnings per share basis using estimates prepared by management of AOR and PRN; and

  . accretive to PRN for 2000 based on a pro forma earnings per share basis using IBES Estimates.

     (d) Implied Pro Rata Stock Price. Goldman Sachs performed a calculation of PRN's implied pro rata stock price of the combined company (the "Implied Pro Rata Stock Price") using the PRN Pro Rata EPS and based upon the Pro Forma EPS using IBES Estimates and assuming multiples of price/earnings ("P/E") ranging from 20.0x to 23.0x for Year 1998, 16.0x to 19.0x for Year 1999 and 13.0x to 16.0x for Year 2000. Depending upon the multiple selected, and assuming that the common stock of the combined company actually trades at such multiples (which assumption is subject to numerous uncertainties), the Implied Pro Rata Stock Price would range as follows:

  .  from $11.24 to $12.93 per share in 1998;

  .  from $11.00 to $13.06 per share in 1999; and

  .  from $11.13 to $13.70 per share in 2000.

     Goldman Sachs compared the foregoing data to the closing price as of December 9, 1998 for PRN common stock of $12.00 per share.

     (e) Exchange Ratio History Analysis. Goldman Sachs calculated the average of the quotients of the closing prices per share of PRN common stock and AOR common stock for the two-year, one-year, 90-day, 60-day and 30-day periods ended December 9, 1998.

     The following table presents such average exchange ratios for the periods covered compared to the exchange ratio of the merger.

                                                                        Average
                                                                        Exchange
      Periods                                                            Ratio
      -------                                                           --------
      Two Years........................................................   0.76
      One Year.........................................................   0.83
      90 Days..........................................................   0.89
      60 Days..........................................................   0.90
      30 Days..........................................................   0.85
      Proposed Exchange Ratio..........................................   0.94

     (f) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for PRN common stock and AOR common stock, the relationship between movements of PRN common stock and AOR common stock and movements in the S&P 500 Index, a Primary/Multispecialty Composite Index containing the primary/multispecialty companies listed in paragraph (g) below and a Specialty Composite Index containing the specialty companies listed in paragraph (g) below. This analysis consisted of a historical analysis of daily closing prices and trading volume of each of PRN common stock and AOR common stock over the One-Year Period, a six months period from June 9, 1998 to December 9, 1998 (the "Six Months Period"), and of weekly closing prices, with respect to PRN, for the period since the week of PRN's initial public offering from November 23, 1994 to December 4, 1998, and with respect to AOR, for the period since the week of AOR's initial public offering from June 13, 1995 to December 4, 1998. Goldman Sachs also reviewed the daily closing prices of PRN common stock and compared them with the daily closing prices of AOR common stock, the S&P 500 Index, the Specialty Composite Index and the Primary/Multispecialty Composite Index, over the One-Year Period. In addition, Goldman Sachs reviewed and analyzed the monthly forward P/E history (based on median IBES Estimates) over a period from January 31, 1995 to December 9, 1998 of the PRN common stock and over a period from July 31, 1995 to December 9, 1998 of the AOR common stock. Goldman Sachs also reviewed and analyzed the earnings per share estimates of each of PRN and AOR provided by research analysts' reports and compared these earnings per share estimates with the closing prices of PRN common stock and AOR common stock, respectively, on a monthly basis over a period from January 1, 1995 to December 9, 1998 for PRN and over a period from July 1, 1995 to December 9, 1998 for AOR. Goldman Sachs further reviewed the volume of shares of each of PRN common stock and AOR common stock traded at a range of prices, the weighted average price of each of PRN common stock and AOR common stock and the total number of shares of PRN common stock and AOR common stock traded as a percentage of outstanding shares of PRN common stock and AOR common stock, respectively, over the One-Year Period, the Six Months Period and, with respect to PRN, for the period since the week of its initial public offering from November 23, 1994 to December 9, 1998 and, with respect to AOR, for the period since the week of its initial public offering from June 13, 1995 to December 9, 1998.

     (g) Comparable Public Company Analysis. Goldman Sachs reviewed and compared certain financial information relating to PRN and AOR to corresponding financial information, ratios and public market multiples for two groups of selected publicly traded companies in the physician practice management industry considered by Goldman Sachs to be reasonably comparable to PRN and AOR for purposes of this analysis. These comparable companies consisted of the following specialty companies:

  .  Concentra Managed Care Inc.,

  .  Orthodontic Centers of America Inc.,

  .  Pediatrix Medical Group Inc.,

  . Physicians Resource Group Inc. (which company was excluded from the calculation of the high, low, mean and medium multiples and ratios for the Specialty Companies), and

  .  Specialty Care Network Inc.

  and the following primary/multispecialty companies:

  .  MedPartners Inc.,

  .  PhyCor Inc.,

  .  PhyMatrix Corp., and

  .  Sheridan Healthcare Inc.

  Goldman Sachs calculated and compared various financial multiples and ratios for each of PRN and AOR with those of the comparable companies consisting of the specialty companies and the primary/multispecialty companies listed above using the respective closing price per common share on December 9, 1998. The multiples and ratios for each of PRN and AOR and the comparable companies were based on publicly available information as of December 9, 1998 and on IBES Estimates.

     With respect to the comparable companies as described above, PRN and AOR, Goldman Sachs considered, among other multiples and ratios:

  .  the December 9, 1998 closing price as a percentage of the 52-week high;

  . levered market capitalization as a multiple of sales for the latest twelve months, as a multiple of annualized sales based on latest quarter data ("Annualized Sales"), as a multiple of EBITDA for the latest twelve months, and as a multiple of EBIT for the latest twelve months;

  .  the P/E multiple for calendar years 1998 and 1999 based on IBES
     Estimates;

  .  the IBES estimate of growth rate of earnings (the "IBES Growth Rate");

  . the ratio of P/E to the IBES Growth Rate for calendar years 1998 and 1999; and

  .  the market price to book value multiple.

   The following table presents the ranges, the mean and the median figures for the specialty companies and the primary/multispecialty companies listed above. These data are compared to similar data for AOR and PRN and to the implied transaction multiples for PRN.

                                                    Primary/Multispecialty                Implied
                            Specialty Companies           Companies                     Transaction
                          ------------------------ ------------------------              Multiple
                             Range    Mean  Median    Range    Mean  Median  AOR   PRN    for PRN
                          ----------- ----- ------ ----------- ----- ------ ----- ----- -----------
December 9, 1998 Closing
 Price as a Percentage
 of 52 Week High........  13.9%-95.2% 61.4% 73.5%  15.9%-39.9% 23.1% 18.3%    72% 81.4%       --
Levered Market
 Capitalization as a
 Multiple of:
 Latest Twelve Months
  Sales*................    1.2x-5.5x  2.8x  1.9x    0.4x-1.0x  0.6x  0.6x   2.1x  1.8x     2.0x
 Annualized Sales.......    1.1x-4.8x  2.5x  1.8x    0.4x-1.0x  0.6x  0.5x   1.8x  1.7x     1.8x
 Latest Twelve Months
  EBITDA................   4.8x-15.3x 10.6x 10.2x   3.7x-50.2x 16.8x  6.7x  11.2x  9.3x     9.9x
 Latest Twelve Months
  EBIT..................   6.8x-17.9x 13.3x 14.3x   5.2x-18.7x 10.6x  7.8x  15.1x 13.6x    14.6x
P/E Multiple:
 1998...................   6.4x-28.7x 19.4x 22.1x   5.9x-44.4x 16.5x  7.9x  22.8x 21.4x    23.0x
 1999...................   6.4x-22.6x 15.7x 18.1x    5.4x-8.9x  7.2x  7.3x  18.3x 17.9x    19.2x
IBES Growth Rate........  20.0%-35.0% 27.5% 27.5%  15.0%-25.0% 20.6% 21.3%    30% 25.0%       --
Ratio of P/E to the IBES
 Growth Rate:
 1998...................    0.3x-1.0x  0.7x  0.6x    0.3x-3.0x  1.0x  0.3x   0.8x  0.9x     0.9x
 1999...................    0.3x-0.8x  0.7x  0.6x    0.2x-0.6x  0.4x  0.3x   0.6x  0.7x     0.8x
Market Price to Book
 Value..................    0.5x-4.2x  2.5x  2.3x   0.3x-14.6x  4.1x  0.7x   2.4x  2.0x     2.1x

--------
*As defined in the public financial statements

     (h) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to certain selected transactions of selected publicly traded companies in the physician practice management industry announced since November 1996. Goldman Sachs noted that no transaction reviewed was identical to the merger and that, accordingly, an assessment of the results of the following analysis necessarily involves considerations and judgments concerning differences in financial and operating characteristics of PRN and other factors that would affect the acquisition value of the companies to which it is being compared. This analysis indicated that, for the selected transactions with various data points being unavailable, levered consideration as a multiple of trailing sales, trailing EBITDA and trailing EBIT, and the ratio of equity value to trailing net income were as follows:

                               Selected Transactions Multiple   Ratio of Equity
                                        of Trailing:           Value to Trailing
                               ------------------------------- -----------------
                                 Sales     EBITDA      EBIT       Net Income
                               --------- ---------- ---------- -----------------
      Range................... 0.9x-3.1x 7.2x-17.4x 8.4x-22.9x    22.1x-32.8x
      Mean....................      1.7x      13.8x      17.3x          27.1x
      Median..................      1.3x      16.6x      21.1x          26.3x

     This analysis also indicated that for the selected transactions the premium based on stock prices of the companies involved one day prior to announcement of the acquisition (as provided by Securities Data
  Corporation) and four weeks prior to announcement of the acquisition (as provided by Securities Data Corporation) was as follows:

                                                                Premium
                                                       -------------------------
                                                         One Day     Four Weeks
                                                         Prior to     Prior to
                                                       Announcement Announcement
                                                       ------------ ------------
      Range........................................... (0.8%)-37.4% (8.2%)-59.4%
      Mean............................................        12.6%        20.6%
      Median..........................................        10.9%        23.7%

     Goldman Sachs compared the foregoing data to certain multiples relating to the consideration to be received by the holders of PRN common stock as set forth under the caption "General Description of the Merger" above.

     (i) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for PRN using management projections from PRN for the years 1999 to 2003. Goldman Sachs calculated a net present value of free cash flows for PRN for the years 1999 through 2003 using discount rates ranging from 12% to 16%. Goldman Sachs also calculated PRN's terminal values in the year 2003 based on multiples ranging from 6.0x EBITDA to 10.0x EBITDA. These terminal values were then discounted to present value using discount rates from 12.0% to 16.0%. This analysis resulted in estimated equity values per share for PRN that ranged from $10.64 to $23.18. Goldman Sachs also performed a sensitivity analysis to consider the impact of variances in revenue growth and/or EBITDA margin on estimated equity values per share for PRN. Assuming a 14.0% discount rate and an exit multiple of 8.0x EBITDA, Goldman Sachs performed the analysis assuming revenue growth ranging from 20.0% to 24.6% and a variance in EBITDA margin ranging from (2.0)% to 2.0%. This sensitivity analysis resulted in estimated equity values per share for PRN that ranged from $14.58 to $20.75.

     Goldman Sachs also performed a discounted cash flow analysis for AOR using management projections from AOR for the years 1999 to 2003. Goldman Sachs calculated a net present value of free cash flows for AOR for the years 1999 through 2003 using discount rates ranging from 12% to 16%. Goldman Sachs also calculated AOR's terminal values in the year 2003 based on multiples ranging from 6.0x EBITDA to 10.0x EBITDA. These terminal values were then discounted to present value using discount rates from 12.0% to 16.0%. This analysis resulted in estimated equity values per share for AOR that ranged from $9.83 to $25.26. Goldman Sachs also performed a sensitivity analysis to consider the impact of variances in revenue growth and/or EBITDA margin on estimated equity values per share for AOR. Assuming a 14.0% discount rate and an exit multiple of 8.0x EBITDA, Goldman Sachs performed the analysis assuming revenue growth ranging from 25.0% to 29.0% and a variance in EBITDA margin ranging from (2.0)% to 2.0%. This sensitivity analysis resulted in estimated equity values per share for AOR that ranged from $12.17 to $23.18.

     Goldman Sachs performed an implied exchange ratio analysis based upon relative discounted cash flow valuations of PRN and AOR utilizing discount rates ranging from 12.0% to 16.0% and exit EBITDA multiples ranging from 6.0x to 10.0x. Based upon a comparison of low to high estimated equity values per share for each of PRN and AOR, the implied exchange ratios ranged from 0.92 to 1.08.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying its opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to PRN or AOR or the contemplated transaction. The analyses were prepared solely for the purpose of Goldman Sachs' providing the

Goldman Sachs opinions rendered on December 11, 1998 and the date of this proxy statement and prospectus to the PRN board of directors as to the fairness from a financial point of view of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PRN, AOR, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the Goldman Sachs opinions dated December 11, 1998 and dated the date hereof to the PRN board of directors were one of many factors taken into consideration by the PRN board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and presented to the PRN board of directors on December 11, 1998.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The PRN board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of Goldman Sachs' familiarity with PRN. Goldman Sachs is familiar with PRN, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

   Goldman Sachs provides a full range of financial, advisory and security services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of PRN or AOR for its account and for the accounts of customers.

   Pursuant to a letter agreement dated July 8, 1997 (the "Goldman Engagement Letter"), PRN engaged Goldman Sachs as its financial advisor and to render an opinion with respect to the fairness of the financial consideration to be received by holders of PRN common stock. Pursuant to the terms of the Goldman Engagement Letter, PRN has agreed to pay Goldman Sachs a fee of $500,000 in connection with the delivery of the Goldman Sachs opinion and has agreed to pay an additional fee of (i) 0.60% of the aggregate consideration paid in the merger to the extent such aggregate consideration, when divided by the number of outstanding shares of PRN common stock on a fully-diluted basis on the date ending five days prior to the consummation of the transactions (the "Fully Diluted PRN Shares"), is less than or equal to 0.85 of the price of a share of AOR common stock (the "Base Ratio"), plus (ii) an additional 0.70% of (a) the amount by which the aggregate consideration paid, when divided by the number of Fully Diluted PRN Shares, exceeds the Base Ratio, times (b) the number of the Fully Diluted PRN Shares. Based on an AOR common stock price of $8.44 (the closing price for AOR common stock on May 7, 1999) per share and approximately
54.1 million shares of PRN common stock outstanding on a fully-diluted basis, the aggregate fee payable to Goldman Sachs is approximately $3.1 million, of which $500,000 has already been paid. The aggregate fee payable to Goldman Sachs varies based upon the applicable trading price of AOR common stock. PRN has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Some Officers, Directors and Significant Stockholders of PRN Have Interests in the Merger Other Than as Stockholders

   In considering the recommendation of PRN's board of directors with respect to the merger agreement and the transactions contemplated thereby, stockholders of PRN should be aware that certain members of management of PRN and PRN's board of directors have interests in the merger that may be substantial and are in addition to the interests of stockholders of PRN generally. PRN's board of directors was aware of these interests and considered them, among other factors, in approving the merger. These interests are summarized below.

   Certain executive officers of PRN will receive severance payments as a result of the merger. John T. Casey, George P. McGinn and Michael N. Murdock, who are all executive officers of PRN, will receive severance payments under their existing employment agreements with PRN as a result of the merger and their subsequent termination of employment. Their employment agreements currently give each of them the right to terminate his employment within 180 days of the occurrence of a change in control and obligate PRN to pay the employee his then base salary for three years following the change in control as long as the employee complies with certain noncompetition, confidential information and non-solicitation restrictions for these years. The employment agreements were amended on January 15, 1999 to increase PRN's obligation to pay each employee his base salary from two to three years and to require each to comply with noncompetition, confidential information and non-solicitation restrictions for three years. The completion of the merger will constitute a change in control as defined in Messrs. Casey, McGinn and Murdock's employment agreements, and, after a post-merger transition period during which they will continue to be employed by the combined company, Messrs. Casey, McGinn and Murdock will terminate their employment with PRN and will receive severance payments of $1,275,000, $750,000 and $825,000, respectively, under their employment agreements. In addition, PRN has agreed to pay an aggregate of up to $2.0 million to Messrs. Casey, McGinn and Murdock as bonuses for their services prior to the merger and during the transition period.

   O. Edwin French and Joseph S. Bailes, M.D. will be employed by the combined company. O. Edwin French and Joseph S. Bailes, M.D., who are currently executive officers of PRN, will serve as Chief Operating Officer and Executive Vice President, respectively, of the combined company after the merger. The terms of their employment have not been determined. Each of Mr. French's and Dr. Bailes' current employment agreements with PRN provide that following a change of control each, respectively, is entitled to a severance payment of two years' base salary if his employment is terminated. Because Mr. French and Dr. Bailes intend to be employed by the combined company following the merger, it is not currently anticipated that Mr. French or Dr. Bailes will receive any severance payment under their employment agreements. If the employment of Mr. French or Dr. Bailes were terminated within 180 days after the merger or because of a diminution in duties, however, they would be entitled to the severance payments described above.

   Texas Oncology, P.A. is a significant stockholder of PRN and party to a service agreement with PRN. Texas Oncology, P.A., which as of April 30, 1999 owned of record an aggregate of 8,778,823 shares of PRN common stock, or approximately 16.9% of the outstanding PRN common stock, will be managed by the combined company after the merger. Texas Oncology is currently managed by PRN. All of Texas Oncology's PRN stock will be treated in the same manner as shares of PRN common stock held by the other stockholders. On December 13, 1998, Texas Oncology, P.A. and Physician Reliance, LP, a subsidiary of PRN, entered into a Second Amended and Restated Service Agreement, to be effective as of November 1, 1998. See "Certain Relationships and Related Transactions--Certain Relationships and Related Transactions with PRN."

   PRN options will become fully vested. At the time the merger becomes effective, each option to purchase PRN common stock will be assumed by AOR and will be converted into an option to acquire, on the same terms and conditions (except for accelerated vesting of certain PRN options as a result of the merger) as were applicable under the assumed PRN option, a number of shares of AOR common stock equal to the product of the exchange ratio multiplied by the number of shares of PRN common stock subject to such PRN option, at a price per share equal to the aggregate exercise price for the shares of PRN common stock subject to such PRN option divided by the exchange ratio. In addition, the vesting of the PRN options will be accelerated in accordance with the provisions of the PRN Stock Option Plan for all employees of PRN. As of May 10, 1999, the executive officers and non-employee directors of PRN held PRN options to purchase an aggregate of 1,958,488 and 248,376 shares, respectively, of PRN common stock. See "The Agreement and Plan of Merger and Terms of the Merger-- Manner and Basis for Converting Shares" and "--Treatment of PRN Stock Options and Other Rights to Receive PRN Common Stock."

   After the merger, some members of PRN's board of directors will become directors of the combined company and will receive options to purchase an aggregate of 117,000 shares of AOR common stock. The merger agreement provides that, when the merger is effective, Nancy G. Brinker, John T. Casey, J. Taylor Crandall, Robert W. Daly, Stephen E. Jones, M.D., Boone Powell, Jr., and Burton
S. Schwartz, M.D. will become members of the board of directors of the combined company. Upon becoming directors of the combined company, assuming the amendments to AOR's 1993 Non-Employee Director Stock Option Plan are approved, each of them will receive an option to purchase 15,000 shares of AOR common stock at the then fair market value for AOR common stock. Each director who is appointed to a committee of the board of directors will also receive an option to purchase 2,000 shares of AOR common stock at the then fair market value for AOR common stock for each committee to which such director is appointed. The merger agreement provides that Mr. Powell will be appointed to three committees, Mr. Casey will be appointed to two committees and Ms. Brinker will be appointed to one committee. See "--Management and Operations of the Combined Company Following the Merger."

   The combined company will indemnify and provide insurance to directors and officers of PRN. Under the terms of the merger agreement, AOR and PRN have agreed to indemnify and hold harmless each present and former director and officer of PRN and its subsidiaries as provided in their respective charters and bylaws and as otherwise provided in any arrangement or agreement in effect on the date of the merger agreement, for acts or omissions occurring at or prior to the time the merger becomes effective for a period of six years after such time and until any claim made within such six-year period has been resolved. AOR and PRN have also agreed to use reasonable efforts to maintain, subject to certain conditions, for a period of six years after the merger becomes effective, the current officers' and directors' liability insurance maintained by PRN insuring against claims relating to events that occurred prior to the merger's effectiveness.

Material Federal Income Tax Consequences of the Merger to PRN Stockholders

   The following discussion summarizes the material federal income tax consequences of the merger to holders of PRN common stock under the Internal Revenue Code, but does not deal with all tax consequences of the merger that may be relevant to PRN stockholders in light of their particular circumstances, such as the tax consequences to PRN stockholders who do not hold their PRN common stock as a capital asset or who are foreign persons, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers or persons who acquired their shares in compensatory transactions. Furthermore, no foreign, state or local tax considerations are addressed herein.

   This summary should not be regarded as a substitute for an analysis of the tax consequences of the merger to the individual situation of a PRN stockholder. PRN urges its stockholders to consult a tax advisor regarding the particular federal, state, local, foreign and other tax consequences of the merger to such stockholder's own particular situation.

   It is a condition precedent to PRN's obligation to consummate the merger that PRN shall have received from its counsel, Bass, Berry & Sims PLC, an opinion substantially to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The form of this opinion is attached as Exhibit 8 to the registration statement of which this joint proxy statement and prospectus forms a part. The opinion is subject to certain assumptions as noted therein and is based on certain representations of AOR, Diagnostic Acquisition, Inc., PRN and affiliates of PRN. The opinion is based upon the Internal Revenue Code, applicable treasury regulations, judicial authority and administrative rulings and practice, all as of the date of the opinion. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth therein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger. The opinion will not be binding upon the Internal Revenue Service and the Internal Revenue Service will not be precluded from adopting a contrary position. The requirement that PRN receive this opinion is waivable at the option of PRN. PRN does not currently intend to waive such condition. In the event that such condition is waived, AOR and PRN will recirculate a revised joint proxy statement and prospectus that discloses the waiver of this condition and contains all related material disclosure, including risks to investors. In such event, AOR and PRN will resolicit proxies from their stockholders.

   The merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and the following federal income tax consequences will occur:

     (a) no gain or loss will be recognized by AOR, Diagnostic Acquisition, Inc. or PRN as a result of the merger;

     (b) no gain or loss will be recognized by holders of PRN common stock upon the exchange of their PRN common stock solely for shares of AOR common stock (except with respect to cash received in lieu of fractional shares of AOR common stock);

     (c) the aggregate tax basis of the shares of AOR common stock received by a PRN stockholder in the merger, including any fractional share deemed received, will be the same as the aggregate tax basis of PRN common stock surrendered in exchange therefor;

     (d) the holding period of the shares of AOR common stock received by a PRN stockholder in the merger, including any fractional share deemed received, will include the holding period of the shares of PRN common stock surrendered in exchange therefor, provided that such shares of PRN common stock are held as capital assets when the merger becomes effective; and

     (e) a cash payment in lieu of a fractional share will be treated as if a fractional share of AOR common stock had been received in the merger and then redeemed by AOR. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a PRN stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share described in paragraph (c) above and the amount of cash received. Such gain or loss will be a capital gain or loss if such stockholder's PRN common stock is held as a capital asset when the merger becomes effective.

   PRN urges each stockholder to consult a tax advisor as to the particular consequences of the merger that may apply to such stockholder, including the application of state, local, foreign and other federal tax laws.

We Anticipate That the Merger Will Be Treated as a Pooling of Interests for Accounting Purposes

   It is anticipated that AOR will account for the merger using the pooling of interests method of accounting. The pooling of interests method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from inception.

   Two of the conditions to the closing of the merger are as follows: (a) PricewaterhouseCoopers LLP, independent accountants for AOR, shall have delivered a letter, dated the closing date, addressed to AOR, and (b) Arthur Andersen LLP, independent accountants for PRN, shall have delivered a letter, dated the closing date, addressed to PRN in form and substance reasonably satisfactory to PRN and AOR, to the effect that the merger will qualify for pooling of interests accounting treatment if completed in accordance with the merger agreement.

Government and Regulatory Approvals Are Required to Complete the Merger

   Transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger may not be consummated until such time as the specified waiting period requirements of the Hart-Scott-Rodino Act have been satisfied. AOR and PRN filed notification reports with the Antitrust Division and FTC under the Hart-Scott-Rodino Act, and early termination of the waiting period was granted on March 8, 1999.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of AOR or PRN or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. If the merger is challenged on antitrust grounds, we cannot be certain what the result will be.

   Before we can complete the merger, we must obtain all governmental waivers, consents, orders and approvals required to complete the merger and related transactions, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on AOR or PRN. Those waivers, consents, orders and approvals must remain in effect at the time the merger becomes effective.

Resales of AOR Common Stock Received in the Merger by Affiliates of PRN Will Be Subject to Restrictions

   The shares of AOR common stock received by PRN stockholders in connection with the merger have been registered under the Securities Act of 1933, as amended (the "Securities Act") and, except as set forth below, may be traded without restriction. The shares of AOR common stock issued in the merger and received by persons who are deemed to be "affiliates," as that term is defined in Rule 144 under the Securities Act, of PRN prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or, in the case of persons who become affiliates of AOR, Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act. Each of the executive officers, directors and each other person who is an "affiliate" of PRN or AOR, as the case may be, has delivered to AOR and/or PRN a written agreement to the effect that such persons will not offer to sell, sell or otherwise dispose of any shares of AOR common stock issued in the merger except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 or in a transaction which, in the opinion of legal counsel satisfactory to AOR, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-merger combined operations of AOR and PRN have been filed with the SEC, sent to stockholders of AOR or otherwise publicly issued.

   Under SEC guidelines interpreting generally accepted accounting principles, with certain limited exceptions, the sale of AOR common stock or PRN common stock by an affiliate of either AOR or PRN generally within 30 days prior to the time the merger becomes effective or thereafter prior to the publication of results that include a minimum of at least 30 days of combined operations of AOR and PRN after the time the merger becomes effective could preclude pooling of interests accounting treatment for the merger.

Management and Operations of the Combined Company Following the Merger

   If the merger is completed, management of the combined company will be as follows:

  . R. Dale Ross, the current Chairman of the Board and Chief Executive
    Officer of AOR, will continue in those positions.

  . Lloyd K. Everson, M.D., the current President of AOR, will continue in that position.

  . O. Edwin French, the current Chief Operating Officer of PRN, will serve as Chief Operating Officer of the combined company.

  . L. Fred Pounds, the current Vice President of Finance, Treasurer and
    Chief Financial Officer of AOR, will continue in those positions.

  . Joseph S. Bailes, M.D., the current Executive Vice President and National
    Medical Director of PRN, will serve as Executive Vice President of the combined company.

   The merger agreement provides that following the merger the board of directors of the combined company will be comprised of 14 persons, seven of whom currently serve on AOR's board of directors and seven of whom currently serve on PRN's board of directors. The 14 directors are expected to be: Nancy
G. Brinker, Russell S. Carson, John T. Casey, J. Taylor Crandall, James E. Dalton, Robert W. Daly, Stephen E. Jones, M.D., Stanley A. Marks, M.D., Richard
B. Mayor, Robert A. Ortenzio, Boone Powell, Jr., Edward E. Rogoff, M.D., R. Dale Ross, and Burton S. Schwartz, M.D. Each such person has agreed to serve as a director.

   After the merger is completed, the executive offices of the combined company will be located at 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, the current location of AOR's executive offices.

Amendment of PRN Rights Agreement

   PRN has amended its shareholder rights agreement to provide that neither the approval, execution or delivery of the merger agreement, nor the completion of the merger and related transaction in accordance with the terms of the merger agreement, will cause the PRN Rights (as defined in this joint proxy statement and prospectus) issued and outstanding to become exercisable pursuant to the PRN Rights Agreement. See "Comparative Rights of Stockholders of AOR and PRN-- Rights Plans."

Stock Exchange Listing; Delisting and Deregistration of PRN Common Stock

   It is a condition to the merger that any shares of AOR common stock issuable in the merger be authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance. If the merger is completed, PRN common stock will cease to be listed on The Nasdaq Stock Market. In addition, PRN will deregister PRN common stock under the Securities Exchange Act of 1934, as amended, and, accordingly, will no longer be required to file periodic reports pursuant to the Securities Exchange Act of 1934.

            THE AGREEMENT AND PLAN OF MERGER AND TERMS OF THE MERGER

   The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this joint proxy statement and prospectus as Appendix A.

Effective Time of the Merger

   The merger will become effective at a date and time to be specified in the articles of merger, which will be filed with the Secretary of State of the State of Texas. The articles of merger will be filed prior to or simultaneously with, and be effective at, the closing of the transactions contemplated by the merger agreement.

   AOR and PRN anticipate, assuming approval is obtained from the stockholders, that the transaction will be closed promptly after the respective stockholder meetings.

Manner and Basis for Converting Shares

   When the merger becomes effective, each outstanding share of PRN common stock will be converted into the right to receive, without interest, 0.94 shares of AOR common stock. The stock transfer books of PRN will be closed upon effectiveness of the merger.

   SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF PRN PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

   After the closing of the merger, an exchange agent will mail PRN stockholders a letter of transmittal and instructions for exchanging PRN stock certificates for shares of AOR common stock. PRN stockholders will also receive cash in lieu of any fractional shares. Upon surrender of a stock certificate to the exchange agent, together with the executed letter of transmittal, PRN stockholders will be entitled to receive shares of AOR common stock and any cash payable in lieu of fractional shares. The surrendered PRN stock certificates will promptly be canceled.

   The certificates representing shares of AOR common stock to be issued in the exchange will be held by American Stock Transfer & Trust Company, the exchange agent for the merger.

   All shares of AOR common stock and cash in lieu of fractional shares issued in exchange for certificates of PRN common stock will be considered to have been exchanged in full payment for the PRN common stock. After the closing of the merger, PRN's transfer agent will not register transfers of shares that were outstanding prior to the closing. If shares of PRN common stock are presented to PRN or AOR after the merger for any reason, the certificates will be canceled and exchanged for shares of AOR common stock.

   AOR will not issue fractional shares of common stock in the merger. Instead of fractional shares, AOR will pay cash without interest to holders of PRN common stock who would otherwise have received a fraction of a share of AOR common stock. The average closing sale price of AOR common stock, as quoted on The Nasdaq Stock Market, for the three trading days immediately prior to the date the merger closes will determine the amount of cash paid by AOR.

   AOR will not pay any dividends it declared or any cash payable in lieu of fractional shares to a PRN stockholder until the stockholder has exchanged the PRN share certificates for shares of AOR. Following surrender of PRN stock certificates by a PRN stockholder, AOR will pay to such stockholder, without interest, the amount of any dividends declared by AOR to which such stockholder is entitled and any cash payable in lieu of fractional shares of AOR common stock as described above.

Treatment of PRN Stock Options and Other Rights to Receive PRN Common Stock

   At the time the merger becomes effective, each outstanding option to purchase PRN common stock issued by PRN will automatically become an option to acquire shares of AOR common stock. The terms and conditions of the replacement AOR option will be the same as the pre-existing PRN option it replaces. The option will entitle the holder to the number of shares of AOR common stock the holder would have been entitled to receive in the merger if the holder had exercised the option in full immediately prior to the merger. The exercise price per share for each replacement option will be equal to the exercise price for shares of PRN common stock under the option immediately prior to the merger divided by the exchange ratio of 0.94. The resulting price will then be rounded down to the nearest whole cent. As of April 30, 1999, options to acquire 3,467,900 shares of PRN common stock were outstanding.

   AOR will reserve for issuance a sufficient number of shares of AOR common stock for delivery under the PRN options as converted. As soon as practicable and in no event more than twenty business days after the merger, AOR will file a registration statement on Form S-8 with respect to the shares of AOR common stock subject to the converted options and will use its best efforts to maintain the effectiveness of that registration statement for so long as the options remain outstanding.

   In addition, PRN will cause each person that currently has a right to receive PRN common stock at a future date to consent to receive AOR common stock at that future date. Each such person will have the right to receive the number of shares of AOR common stock the person would have received had the person received the shares of PRN common stock immediately prior to the merger.

Conditions to the Merger

   The respective obligations of AOR and PRN to effect the merger are subject to the fulfillment at or prior to the time the merger becomes effective of the following conditions:

  . the merger agreement and the resulting transactions need to be approved and adopted by the stockholders of PRN;

  . the issuance of shares of AOR common stock issuable in the merger needs to be approved by AOR stockholders and such shares and those to be reserved for issuance upon exercise of stock options and other rights to receive AOR common stock need to be authorized for listing on The Nasdaq Stock Market upon official notice of issuance;

  . the AOR stockholders need to approve AOR's amended and restated certificate of incorporation and the amendments to AOR's 1993 Affiliate Stock Option Plan and 1993 Non-Employee Director Stock Option Plan being proposed at the AOR annual meeting;

  . AOR's registration statement relating to shares to be issued in the merger needs to become effective in accordance with the provisions of the Securities Act, and cannot be the subject of any stop order or proceedings seeking a stop order suspending such effectiveness;

  . no proceeding relating to this joint proxy statement and prospectus can have begun or been overtly threatened by the SEC;

  . no court or governmental entity can have enacted, promulgated or enforced a statute, rule, regulation, executive order, decree, injunction or restraining order that remains in effect and that prohibits or imposes material conditions to completing the merger and related transactions (although each party agrees to use reasonable efforts to have any such injunction, order or decree lifted);

  . AOR and PRN need to have made all filings with governmental entities required by laws, rules and regulations and, to the extent necessary, such governmental entities must have approved the merger and related transactions, except where a failure to obtain approval would not have a material adverse effect on the combined company or the completion of the merger;

  . the waiting period applicable to completing the merger under the Hart-Scott-Rodino Act needs to have expired or been terminated (the waiting period was terminated on March 8, 1999);

  . the listing on The Nasdaq Stock Market of the shares to be issued in the merger needs to have been approved subject to official notice of issuance; and

  . PricewaterhouseCoopers LLP, independent accountants for AOR, and Arthur Andersen LLP, independent accountants for PRN, need to have delivered letters, dated the date the merger becomes effective, addressed to AOR and PRN, respectively, acceptable to PRN and AOR, to the effect that the merger will qualify for pooling of interests accounting treatment if completed in accordance with the merger agreement.

   The obligation of PRN to effect the merger is further subject to the fulfillment at or prior to the time the merger becomes effective of the following additional conditions, unless waived by PRN:

  . AOR needs to have performed in all material respects its agreements in the merger agreement required to be performed on or prior to the time the merger becomes effective;

  . AOR's representations and warranties in the merger agreement need to be true as of the date made and also, except to the extent that the representations and warranties speak as of an earlier date, as of the date the merger becomes effective, except for such failures to be true that would not reasonably be expected to have a material adverse effect on the business operations, properties, assets, condition or results of operations of AOR and its subsidiaries considered as a whole;

  . AOR needs to have obtained all necessary consents, assignments, waivers or authorizations, other than the governmental authorizations described above and except those that, if not obtained, would not have a material adverse effect on the combined company or the transactions contemplated by the merger agreement;

  . PRN needs to have received a comfort letter from Arthur Andersen LLP, its independent accountants, with respect to the registration statement;

  . PRN needs to have received an opinion from Bass, Berry & Sims PLC dated as of the date the merger becomes effective, reasonably acceptable to PRN, substantially to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  .  AOR's directors who are not continuing need to have resigned; and

  . Goldman Sachs needs to have delivered a fairness opinion dated no later than three days prior to the date this joint proxy statement and prospectus is mailed to stockholders of PRN.

   The obligation of AOR to effect the merger is further subject to the fulfillment at or prior to the time the merger becomes effective of the following additional conditions, unless waived by AOR:

  . PRN needs to have performed in all material respects its agreements in the merger agreement required to be performed on or prior to the time the merger becomes effective;

  . PRN's representations and warranties in the merger agreement shall be true as of the date made and also, except to the extent that such representations and warranties speak as of an earlier date, as of the time the merger becomes effective, except for such failures to perform or to be true that would not reasonably be expected to have a material adverse effect on the business, properties, assets, condition or results of operations of PRN and its subsidiaries considered as a whole;

  . PRN needs to have obtained all necessary consents, assignments, waivers or authorizations, other than the governmental authorizations described above, and except those that, if not obtained, would not have a material adverse effect on the combined company or the transactions contemplated by the merger agreement;

  . AOR needs to have received a comfort letter from PricewaterhouseCoopers LLP, its independent accountants, with respect to the registration statement;

  .  PRN's directors need to have resigned;

  . certain of PRN's executive officers need to have resigned and be subject to non-competition covenants reasonably acceptable to AOR; and

  . BT Alex. Brown needs to have delivered a fairness opinion dated no later than three days prior to the date this joint proxy statement and prospectus is mailed to stockholders of AOR.

Cooperation

   In the merger agreement, each of the parties has agreed to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to complete and make effective the transactions contemplated by the merger agreement.

Representations and Warranties of AOR and PRN

   In the merger agreement, AOR and PRN have made various representations and warranties relating to, among other things, their respective businesses and financial condition, compliance with laws, the accuracy of their various filings with the Securities and Exchange Commission, the satisfaction of certain legal requirements for the merger and the absence of undisclosed liabilities or material litigation matters. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or other termination of the merger agreement.

Conduct of the Business of AOR and PRN Prior to the Merger

   In the merger agreement, AOR and PRN have agreed that, after the date of the merger agreement and prior to the time the merger becomes effective or earlier termination of the merger agreement, they will conduct their respective businesses in the ordinary and usual course of business and consistent with past practice. This conduct is subject to exceptions included in the merger agreement and may be waived by AOR or PRN. AOR and PRN also agreed that neither they nor their subsidiaries will:

  .  amend or propose to amend their respective charters or bylaws;

  . alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any AOR or PRN subsidiary;

  .  split, combine or reclassify their outstanding capital stock;

  . declare, set aside or pay any dividend or distribution payable in cash, stock or otherwise except to themselves or their respective subsidiaries;

  . issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, with some exceptions;

  . acquire or agree to acquire, or affiliate or agree to affiliate with, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner whether through a management agreement or otherwise, any business or any corporation, partnership, association, physician group or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case that are material, other than any such acquisition transaction or affiliation transaction in which the aggregate value of the consideration paid is less than $50 million so long as the aggregate value of all acquisition and affiliation transactions entered into by either of them does not exceed $150 million;

  . sell, lease, pledge, dispose of or encumber any assets, that are material, individually or in the aggregate, to it, other than in the ordinary course of business and consistent with past practice;

  . incur, guarantee or become contingently liable with respect to any material indebtedness for borrowed money, issue any debt securities or otherwise incur any material obligation or liability other than in the ordinary course of business and consistent with past practice or in connection with acquisition or affiliation transactions;

  . redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or long-term debt other than as required by governing instruments of such stock or debt, or agree to do so;

  . enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except in the ordinary course of business consistent with past practice, and except for agreements to pay bonuses up to a total of $1,500,000 for PRN or $1,000,000 for AOR, to key employees for the purpose of retaining such employees through the time the merger becomes effective;

  . adopt, enter into or amend, or become obligated under, any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business consistent with past practice or as required to comply with changes in applicable law;

  . make any commitment or enter into any material contract or agreement providing for expenditures by it in excess of $200,000, except in the ordinary course of business consistent with past practice;

  . except as required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

  . revalue any of its assets, including writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

  . make any material tax election or settle or compromise any material income tax liability;

  . pay, or agree to pay, in excess of $100,000 in connection with the settlement or compromise of any pending or threatened suit, action or claim;

  . pay, discharge or satisfy any claim, liability or obligation in excess of $100,000 other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, its financial statements or the notes thereto and incurred in the ordinary course of business consistent with past practice;

  . except as otherwise permitted by the merger agreement, waive, redeem, amend or allow to lapse any material term or condition of its shareholder rights agreement or any confidentiality or "standstill" agreement to which it is a party;

  . take any action or fail to take any action that it knows would jeopardize qualification of the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code; or

  . take or agree to take any of the foregoing actions or any action that is reasonably likely to result in any of its representations and warranties in the merger agreement becoming untrue or in any of the conditions to the merger not being satisfied or adversely affect the ability of AOR to account for the merger as a pooling of interests.

AOR and PRN Have Agreed not to Solicit Acquisition Transactions

   From the date of the merger agreement until the merger is effective, AOR and PRN has each agreed that it will not, directly or indirectly:

  . solicit or encourage any inquiries or proposals that are or could lead to a proposal for a merger, business combination or similar transaction involving the party or any of its subsidiaries, other than the merger;

  . engage in negotiations or discussions concerning a proposal for a merger or similar transaction;

  . provide public information to any person or entity relating to a proposal for a merger or similar transaction; or

  .  agree to or recommend any proposal for a merger or similar transaction.

   However, either AOR or PRN may (a) furnish non-public information to or enter into discussions or negotiations with a person or entity that has made an unsolicited proposal for a merger or similar transaction; or (b) modify or withdraw its recommendation regarding the merger or recommend an unsolicited bona fide written acquisition proposal to the shareholders of such party, if:

  .its board of directors believes in good faith after consultation with its legal and financial advisors:

     (1) that the proposal is reasonably capable of being completed on the terms proposed;

     (2) that the proposal would result in a transaction more favorable to its stockholders than the transaction contemplated by the merger agreement; and

     (3) that the action is required for the board to comply with its fiduciary duties to stockholders under applicable law; or

  . its board determines such action is necessary to comply with Rule 14e-2 under the Securities Exchange Act of 1934 with regard to a proposal for a merger or similar transaction.

   The merger agreement requires that AOR or PRN immediately notify the other after receipt of any such proposal or indication of interest of any person with respect to an acquisition proposal or request for non-public information or access to the properties, books or records relating to either of them or their subsidiaries or affiliated physician groups. Such notice must indicate the identity of the offeror. The merger agreement also requires that AOR or PRN keep the other party advised of the status and principal terms of any such proposal, with certain restrictions.

The Merger Agreement May Be Terminated Under Certain Conditions

   The merger agreement may be terminated at any time prior to the time the merger becomes effective, whether before or after approval by the stockholders of AOR or PRN, as follows:

  .  by mutual consent of the boards of directors of AOR and PRN;

  . by AOR or PRN, if the merger has not occurred on or before July 1, 1999, or August 1, 1999 if the only condition remaining unfulfilled at July 1, 1999 is approval by any required governmental entity, and AOR and PRN are continuing to seek to obtain such approval; however, neither party may terminate the merger agreement for this reason if its failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date;

  . by AOR or PRN, if any governmental entity, the consent of which is a condition to the merger, has determined not to grant its consent, and all appeals of such determination have been taken and have been unsuccessful;

  . by AOR or PRN, if any court has issued an order, judgment or decree other than a temporary restraining order restraining, enjoining or otherwise prohibiting the merger, which is final and nonappealable;

  . by AOR or PRN, if, at the meeting of PRN stockholders, the PRN stockholders do not approve the merger agreement;

  . by AOR or PRN, if, at the meeting of AOR stockholders, the AOR stockholders do not approve the matters set forth in this joint proxy statement and prospectus that are conditions to the merger;

  . by AOR or PRN, if a breach by the other of any representation or warranty in the merger agreement that would have a material adverse effect on the breaching company or a material breach of a covenant in the merger agreement by the other remains uncured for ten business days after notice; nevertheless, neither AOR nor PRN may terminate the merger agreement for this reason if it is in a material breach of one of its representations, warranties or covenants in the merger agreement;

  . by AOR or PRN, if the board of directors of the other withdraws or adversely modifies its approval or recommendation of the merger and related transactions or recommends another acquisition or merger transaction;

  . by AOR or PRN, if except in connection with the transactions contemplated by the merger agreement, the other company or its board of directors waives, amends, redeems or allows to lapse any material term or condition of its shareholder rights agreement, or its shareholder rights agreement or the rights thereunder are declared in any material respect void, illegal or unenforceable; or

  . by AOR or PRN, if its board of directors withdraws or adversely modifies its approval or recommendation of the merger to permit a definitive agreement providing for the transaction or transactions contemplated by an alternative acquisition proposal.

The Merger Agreement May Be Amended

   Amendments to the merger agreement must be in writing and must be approved by the parties' respective boards of directors or duly authorized committees of the boards. The merger agreement may be amended any time before the merger becomes effective, whether before or after approval by the stockholders of PRN or AOR. Some amendments, however, may by law require further stockholder approval.

Termination Fees May Be Payable by AOR or PRN in Certain Circumstances

   The merger agreement generally requires AOR or PRN to pay to the other a termination fee of:

  . $20 million if the merger agreement is terminated so that such company may pursue another acquisition transaction or if one of them terminates the merger agreement because the board of directors of the other withdraws its recommendation in favor of the merger or because the other has waived, amended, redeemed or allowed to lapse any material term or condition of its shareholder rights agreement;

  . $15 million if the merger agreement is terminated because of such company's failure to obtain required stockholder approvals or its breach of a covenant in the merger agreement; and

  . $12 million if the merger agreement is terminated because of such company's breach of a representation or warranty in the merger agreement, which breach would have a material adverse effect.

AOR and PRN Have Agreed on Which Will Pay Certain Expenses

   All costs and expenses incurred in connection with the merger and the related transactions will be paid by the party incurring such expenses, except that expenses incurred to prepare, print and file this joint proxy statement and prospectus and to obtain approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will be shared equally by AOR and PRN.

AOR Has Agreed to Indemnify Officers and Directors of PRN

   AOR will indemnify present and former directors and officers of PRN in a manner consistent with the indemnification provisions of the articles of incorporation and bylaws of PRN and any other agreement with such individuals in respect of indemnification, in each case with respect to acts or omissions occurring at or prior to the time the merger becomes effective, for a period of six years from the date of the merger.

   The merger agreement further requires that for a period of six years after the time the merger becomes effective, AOR must use its reasonable efforts to cause to be maintained in effect the current or similar policies of directors' and officers' liability insurance maintained by PRN with respect to matters arising on or before the date the merger became effective. If any claim is asserted against an indemnified party during the six-year period, the insurance must be continued until the claim is finally resolved. The indemnification provisions of the merger agreement survive the consummation of the merger and expressly are intended to benefit each of the indemnified parties.

AOR and PRN Have Entered Into Stock Option Agreements

   The following description of the AOR stock option agreement and the PRN stock option agreement does not purport to be complete and is qualified in its entirety by reference to the option agreements, copies of which are attached to this joint prospectus and proxy statement as Appendix B.

   As a condition to each party's willingness to enter into the merger agreement, AOR and PRN each entered into the option agreements, whereby each party granted to the other the irrevocable right to purchase approximately 10.1% of its outstanding shares of common stock at an exercise price equal to the last sale price of such common stock on The Nasdaq Stock Market on December 11, 1998, equaling $13.00 per share for AOR common stock and $11.50 per share for PRN common stock. As of December 11, 1998, 10.1% of the AOR common stock was equal to 3,450,000 shares and 10.1% of the PRN common stock was 5,203,630 shares.

   AOR or PRN may exercise the option granted to it only if a triggering event has occurred prior to an option termination event and notice of exercise is sent within 14 months of the triggering event. An option termination event occurs either:

  .  immediately prior to the effective time of the merger;

  . when the merger agreement is terminated (other than immediately after or during the continuance of a triggering event); or

  . on the last date of the 14-month period following any termination of the merger agreement immediately after or during the continuance of a triggering event.

  A triggering event occurs if the merger agreement becomes terminable because:

  . the board of directors of the party who granted the option withdraws or adversely modifies its approval or recommendation of the merger and related transactions or recommends another acquisition or merger transaction; or

  . the party who granted the option or its board of directors waives, amends, redeems or allows to lapse any material term or condition of its shareholder rights agreement or its shareholder rights agreement or the rights thereunder are declared in any material respect void, illegal or unenforceable except in connection with the transaction contemplated by the merger agreement.

   If the option becomes exercisable as outlined above and the party that granted the option executes a definitive agreement for another acquisition or completes another acquisition transaction, a repurchase event will be deemed to have occurred. Within ten business days following the occurrence of a repurchase event, the party who granted the option must deliver an offer to the other party to repurchase the option from other party at a price equal to the amount by which the acquisition proposal price exceeds the option price, multiplied by the number of shares for which the option may then be exercised, and deliver to each owner of option shares an offer to repurchase such owner's option shares, excluding such option shares as have been previously publicly distributed, at a price equal to the acquisition proposal price multiplied by the number of option shares then held by such owner. The acquisition proposal price is the price per share of common stock paid pursuant to the acquisition proposal or, in the event of a sale of assets of the issuer, the last per-share sale price of common stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in connection with the acquisition proposal is other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by the grantee. If the party who granted the option fails to make the offer to repurchase, the other party and the owners of shares nevertheless have the right to require the issuer to repurchase options and option shares on the terms set forth above.

   If a triggering event occurs prior to an option termination event, the party holding the option may require the party who granted the option to file a shelf registration statement covering shares issued or issuable pursuant to the option and may demand a second such registration within 14 months after the first request if reasonably necessary to effect sales or other dispositions of such shares.

   The parties entered into the option agreements in an effort to increase the likelihood that the merger will be completed. Therefore, certain aspects of the option agreements may have the effect of discouraging persons who now, or prior to the time the merger is completed, may be interested in acquiring all of or a significant interest in AOR or PRN or proposing such an acquisition. Exercise of an option by either company in the event such option became exercisable would provide the grantee with the right to vote approximately ten percent of the issuer's common stock now outstanding, but would have no economic benefit unless another proposal involved consideration in excess of the applicable exercise price. In addition, the grant of the option may be deemed to cause either company as issuer to be ineligible to participate in a pooling of interests transaction with another party if the merger does not occur.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

   The following unaudited pro forma combined financial statements give effect to the merger of AOR and PRN under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future.

   A pro forma combined balance sheet is provided as of December 31, 1998, giving effect to the merger as though it had been consummated on that date. Pro forma combined statements of operations are provided for the years ended December 31, 1998, 1997, and 1996, giving effect to the merger as though it had occurred at the beginning of the earliest period presented.

   The following unaudited pro forma combined financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of AOR and PRN, incorporated by reference into this joint proxy statement and prospectus (see "Where You Can Find More Information").

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                 (In thousands)

                                      Historical            Pro Forma
                                   ------------------ ------------------------
              ASSETS                 AOR       PRN    Adjustments    Combined
              ------               --------  -------- -----------   ----------
Current assets:
  Cash and equivalents............ $ 10,618  $  3,073               $   13,691
  Accounts receivable.............  133,465   109,925                  243,390
  Prepaids and other current
   assets.........................   14,006    16,964                   30,970
  Inventory.......................             14,682                   14,682
  Due from affiliated physician
   groups.........................   13,527     8,827                   22,354
                                   --------  --------   -------     ----------
    Total current assets..........  171,616   153,471                  325,087
Property, plant and equipment,
 net..............................   53,490   167,454                  220,944
Management services agreements,
 net..............................  338,673   128,541                  467,214
Other noncurrent assets...........    4,321    19,033   $ 2,300 (a)     24,954
                                                         (1,700)(a)
                                                          1,000 (b)
                                   --------  --------   -------     ----------
    Total assets.................. $568,100  $468,499   $ 1,600     $1,038,199
                                   ========  ========   =======     ==========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
  -----------------------------
Current liabilities:
  Current maturities of long term
   indebtedness................... $ 14,708  $  7,718               $   22,426
  Accounts payable................   48,207    32,522                   80,729
  Due to affiliated physician
   groups.........................    1,799     4,807                    6,606
  Accrued compensation costs......    4,381     5,737                   10,118
  Accrued interest payable........    4,408                              4,408
  Income taxes payable............    6,435             $(2,736)(c)      3,699
  Other accrued liabilities.......    9,662     5,457    16,000 (b)     31,119
                                   --------  --------   -------     ----------
    Total current liabilities.....   89,600    56,241    13,264        159,105
Deferred income taxes.............   10,973    13,266                   24,239
Other liabilities.................                282                      282
Long-term indebtedness............  173,140    61,334     2,300 (a)    236,774
                                   --------  --------   -------     ----------
    Total liabilities.............  273,713   131,123    15,564        420,400
Minority interest.................              1,965                    1,965
Stockholders' equity:
  Common stock....................      328       515       (31)(d)        812
  Additional paid-in capital......  148,425   256,293        31 (d)    404,749
  Common stock to be issued.......   70,643    18,499                   89,142
  Treasury stock..................   (3,696)                            (3,696)
  Retained earnings...............   78,687    60,104    (1,700)(a)    124,827
                                                        (15,000)(b)
                                                          2,736 (c)
                                   --------  --------   -------     ----------
    Total stockholders' equity....  294,387   335,411   (13,964)       615,834
                                   --------  --------   -------     ----------
    Total liabilities and
     stockholders' equity......... $568,100  $468,499   $ 1,600     $1,038,199
                                   ========  ========   =======     ==========

  See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (In thousands, except per share amounts)

                                     Historical            Pro Forma
                                  ------------------  -----------------------
                                    AOR       PRN     Adjustments    Combined
                                  --------  --------  -----------    --------
Revenue.......................... $455,952  $397,989   $(17,345)(e)  $836,596
Operating expenses:
  Pharmaceutical and supplies....  207,930   149,989       (153)(f)   357,766
  Practice compensation and
   benefits......................   86,136               86,162 (g)   172,298
  Salaries and benefits..........             92,619    (92,619)(g)
  Other practice costs...........   51,769               55,902 (h)   107,671
  General and administrative.....   26,201    61,416        153 (f)    38,325
                                                          6,457 (g)
                                                        (55,902)(h)
  Provision for uncollectible
   accounts......................             17,345    (17,345)(e)
  Depreciation and amortization..   23,287    25,176        334 (i)    48,797
                                  --------  --------   --------      --------
                                   395,323   346,545    (17,011)      724,857
                                  --------  --------   --------      --------
Income from operations...........   60,629    51,444       (334)      111,739
Other income (expense):
  Interest income................      222                                222
  Interest expense...............  (12,096)   (4,034)      (460)(j)   (16,590)
                                  --------  --------   --------      --------
Income before income taxes.......   48,755    47,410       (794)       95,371
Income taxes.....................   18,527    17,657       (302)       35,882
                                  --------  --------   --------      --------
    Net income................... $ 30,228  $ 29,753   $   (492)     $ 59,489
                                  ========  ========   ========      ========
Net income per share--basic...... $   0.63  $   0.57                 $   0.61
                                  --------  --------                 --------
Shares used in per share
 calculations--basic.............   48,293    52,504     (3,150)(k)    97,647
                                  --------  --------   --------      --------
Net income per share--diluted.... $   0.61  $   0.56                 $   0.59
                                  --------  --------                 --------
Shares used in per share
 calculations--diluted...........   49,845    53,351     (3,201)(l)    99,995
                                  --------  --------   --------      --------


  See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                    (In thousands, except per share amounts)

                                     Historical            Pro Forma
                                  ------------------  -----------------------
                                    AOR       PRN     Adjustments    Combined
                                  --------  --------  -----------    --------
Revenue.......................... $321,840  $317,435   $(13,862)(e)  $625,413
Operating expenses:
  Pharmaceuticals and supplies...  144,890   105,758       (223)(f)   250,425
  Practice compensation and
   benefits......................   61,296               81,914 (g)   143,210
  Salaries and benefits..........             86,862    (86,862)(g)
  Other practice costs...........   35,090               52,142 (h)    87,232
  General and administrative.....   21,174    57,606        223 (f)    31,809
                                                          4,948 (g)
                                                        (52,142)(h)
  Provision for uncollectible
   accounts......................             51,703    (13,862)(e)    37,841
  Depreciation and amortization..   14,177    21,017        333 (i)    35,527
                                  --------  --------   --------      --------
                                   276,627   322,946    (13,529)      586,044
                                  --------  --------   --------      --------
Income (loss) from operations....   45,213    (5,511)      (333)       39,369
Other income (expense):
  Interest income................      348                                348
  Interest expense...............   (8,715)   (4,107)      (460)(j)   (13,282)
                                  --------  --------   --------      --------
Income (loss) before income
 taxes...........................   36,846    (9,618)      (793)       26,435
Income taxes.....................   13,979    (2,386)      (301)       11,292
                                  --------  --------   --------      --------
    Net income (loss)............ $ 22,867  $ (7,232)  $   (492)     $ 15,143
                                  ========  ========   ========      ========
Net income (loss) per share--ba-
 sic............................. $   0.50  $  (0.14)                $   0.16
                                  --------  --------                 --------
Shares used in per share
 calculations--basic.............   45,571    50,635     (3,038)(k)    93,168
                                  --------  --------   --------      --------
Net income (loss) per share--
 diluted......................... $   0.48  $  (0.14)                $   0.16
                                  --------  --------                 --------
Shares used in per share
 calculations--diluted...........   48,100    50,635     (1,537)(l)    97,198
                                  --------  --------   --------      --------


  See accompanying notes to unaudited pro forma combined financial statements.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                    (In thousands, except per share amounts)

                                     Historical            Pro Forma
                                  ------------------  -----------------------
                                    AOR       PRN     Adjustments    Combined
                                  --------  --------  -----------    --------
Revenue.......................... $205,460  $238,319   $(11,030)(e)  $432,749
Operating expenses:
  Pharmaceutical and supplies....   85,210    70,822       (289)(f)   155,743
  Practice compensation and
   benefits......................   41,350               62,824 (g)   104,174
  Salaries and benefits..........             66,879    (66,879)(g)
  Other practice costs...........   23,495               33,919 (h)    57,414
  General and administrative.....   14,095    37,988        289 (f)    22,508
                                                          4,055 (g)
                                                        (33,919)(h)
  Provision for uncollectible
   accounts......................             11,030    (11,030)(e)
  Depreciation and amortization..    9,343    15,894        333 (i)    25,570
                                  --------  --------   --------      --------
                                   173,493   202,613    (10,697)      365,409
                                  --------  --------   --------      --------
Income from operations...........   31,967    35,706       (333)       67,340
Other income (expense):
  Interest income................    1,062                              1,062
  Interest expense...............   (4,307)   (1,939)      (460)(j)    (6,706)
                                  --------  --------   --------      --------
Income before income taxes.......   28,722    33,767       (793)       61,696
Income taxes.....................   11,072    13,271       (301)       24,042
                                  --------  --------   --------      --------
    Net income................... $ 17,650  $ 20,496   $   (492)     $ 37,654
                                  ========  ========   ========      ========
Net income per share--basic...... $   0.40  $   0.44                 $   0.43
                                  --------  --------                 --------
Shares used in per share
 calculations--basic.............   44,228    46,643     (2,799)(k)    88,072
                                  --------  --------   --------      --------
Net income per share--diluted.... $   0.37  $   0.43                 $   0.41
                                  --------  --------                 --------
Shares used in per share
 calculations--diluted...........   47,549    47,433     (2,846)(l)    92,136
                                  --------  --------   --------      --------


  See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

   The unaudited pro forma combined financial statements are presented for illustrative purposes only, giving effect to the merger of AOR and PRN using the pooling of interests method of accounting. In accordance with SEC reporting rules, the pro forma combined statements of operations, and the historical statements from which they are derived, present only income from continuing operations and, therefore, do not include discontinued operations, extraordinary items and the cumulative effects of accounting changes.

   Because the transaction has not been completed, costs of the merger can only be estimated at this time. The pro forma combined statements of operations exclude: (1) the positive effects of potential cost savings that may be achieved upon combining the resources of the companies; and (2) estimated transaction costs of approximately $20 million, including investment banking, legal and accounting fees, and contractual termination benefits. Additionally, AOR and PRN are developing a plan to integrate the operations of AOR and PRN after the merger. In connection with that plan, AOR anticipates that certain non-recurring charges will be incurred in connection with such integration. AOR cannot factually identify the timing, nature and amount of such charges as of the date of this joint proxy statement and prospectus. However, any such charge could affect AOR's results of operations in the period in which such charges are recorded. The unaudited pro forma combined consolidated financial statements do not reflect any such integration charges.

   The pro forma combined balance sheet as of December 31, 1998 includes, in accordance with SEC reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date as if the transaction had been consummated. These transaction costs are principally reflected as an increase in accrued liabilities and a reduction in retained earnings.

   AOR and PRN employ accounting policies that are in accordance with generally accepted accounting principles in the United States. Certain accounting policies of PRN have been conformed to the policies of AOR in the pro forma statements. The preparation of historical consolidated financial statements in conformity with generally accepted accounting principles requires AOR and PRN management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

2. PRO FORMA ADJUSTMENTS

   Intercompany Transactions--There were no intercompany transactions that required elimination from the pro forma combined operating results or balance sheet.

  (a) Other noncurrent assets and long-term indebtedness--Other noncurrent assets and long-term indebtedness have been adjusted to reflect the write-off of $1.7 million in existing bank financing costs and the incurrence of $2.3 million in financing fees related to the establishment of a new credit facility. The new credit facility will be executed with a new group of lenders. The new facility will change the terms of AOR's existing facility by adding a subfacility maturing in 364 days, extending the term of the facility by two years and increasing the interest rate payable under the facility from an interest rate equal to the London Interbank Offered Rate (LIBOR) plus 0.55% to a rate equal to LIBOR plus 1.23%.

  (b) Other accrued liabilities and other noncurrent assets--The pro forma adjustment reflects the expected incurrence of approximately $15.0 and $1.0 million for one-time, estimated transaction costs directly related to the merger which will be expensed and capitalized, respectively, at the time the merger is completed as required under the pooling of interests accounting method. These charges represent direct merger costs, which include financial advisor fees of approximately $6.5 million, outside legal and accounting fees and filing costs of approximately $3.0 million, contractual termination expenses of approximately $4.6 million and various other costs and filing fees of $0.9 million. In addition, the pro forma adjustment reflects the capitalization of $1.0 million in non-competition cost.

  (c) Income tax payable and deferred income tax--The pro forma adjustment reflects the tax impact of pro forma adjustments (a) and (b).

  (d) Stockholders' Equity--Common stock accounts are adjusted for the assumed issuance of approximately 48.5 million shares of AOR common stock in exchange for approximately 51.6 million shares of PRN common stock outstanding as of December 31, 1998, utilizing the exchange ratio of 0.94. Additional paid-in capital is adjusted for the effects of the issuance of shares of AOR common stock having a par value of $0.01 per share in exchange for PRN common stock having a par value of $0.01 per share. The number of shares of AOR common stock to be issued upon consummation of the merger will be based upon the actual number of shares of PRN common stock outstanding at that time and the exchange ratio of 0.94.

  (e) Revenue and Provision for uncollectible accounts--PRN's presentation of Provision for uncollectible accounts has been reclassified to conform to AOR's presentation as an offset to Revenue in accordance with full recourse provisions against affiliated practices. No reclassification has been made for $37.8 million in receivables directly written off by PRN in the year ending December 31, 1997 for which recourse actions were not taken.

  (f) Pharmaceuticals and supplies and General and administrative expenses-- PRN supplies expense related to corporate activities included in PRN's Pharmaceuticals and supplies expense has been reclassified as General and administrative expense.

  (g) Salaries and benefits, Practice compensation and benefits and General and administrative expense--PRN's Salaries and benefits expense incurred and allocated to the affiliated practice level for purposes of computing management fees has been reclassified as Practice compensation and benefits. Salaries and benefits have also been reclassified as General and administrative expense for those costs not allocated to affiliated practice level to conform with AOR's manner of presentation.

  (h) Other practice costs and General and administrative expense--PRN's general and administrative costs incurred at or allocated to the affiliated practice level for purposes of computing management fees have been reclassified from General and administrative expense to Other practice costs to conform to AOR's manner of presentation.

  (i) Depreciation and amortization expense--Amortization of $1.0 million non-competition agreement on a straight line basis over 3 years.

  (j) Interest expense--Amortization of $2.3 million deferred bank financing fees on a straight line basis over 5 years.

  (k) Shares used in per share calculations--Pro forma combined weighted-average common shares outstanding for all periods presented are based upon AOR's and PRN's combined historical weighted-average shares outstanding in accordance with Statement of Financial Accounting Standards No. 128, after adjustment of PRN's historical number of shares by the exchange ratio of 0.94.

  (l) Shares used in per share calculations--Pro forma combined weighted-average common shares outstanding used in the fully diluted calculation have been adjusted to assume a dilutive effect related to stock options and convertible debt, in accordance with Statement of Financial Accounting Standards No. 128, after adjustment of PRN's historical data calculated at the exchange ratio of 0.94.

               COMPARATIVE RIGHTS OF STOCKHOLDERS OF AOR AND PRN

General

   As a result of the merger, holders of PRN common stock will become stockholders of AOR, and the rights of former PRN stockholders will thereafter be governed by

  . AOR's amended and restated certificate of incorporation which is proposed to be adopted at the AOR annual meeting and is attached as Appendix E to this joint proxy statement and prospectus,

  . the amended and restated bylaws of AOR and

  . the Delaware General Corporation Law.

The rights of holders of PRN common stock are currently governed by

   .the PRN articles of incorporation,

   .the PRN bylaws and

   .the Texas Business Corporation Act.

   The following summary, which is not a complete description of the differences between the rights of the stockholders of AOR and the rights of the stockholders of PRN, describes certain differences between AOR's amended and restated certificate of incorporation and AOR's amended and restated bylaws, on the one hand, and the PRN's articles of incorporation and bylaws, on the other. This summary is qualified in its entirety by reference to the full text of each of these documents and the corporate law of Delaware and Texas. For more information on how such documents may be obtained, see "Where You Can Find More Information."

Staggered Board of Directors

   Delaware corporate law permits, but does not require, a staggered board of directors. The PRN board of directors is not staggered; all of its directors serve one-year terms and are subject to election at each annual meeting of the stockholders of PRN. The AOR board of directors currently is not staggered. After the merger is effective, the AOR board of directors will be staggered. That is, it will be divided into three classes, with each class elected for a term of three years (other than the initial Class I and Class II directors who will serve for one-year and two-year terms, respectively). Each class of directors will consist, as nearly as possible, of one-third of the total number of directors on the board.

   The fact that the AOR board of directors will be staggered may have the effect of making it more difficult to change the composition of the board, and thus may make effecting a change of control of AOR more difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of a classified board. Such a delay may help ensure that incumbent directors, if confronted by a holder attempting to force a proxy contest, a tender offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of stockholders. On the other hand, the classification of directors may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest.

Number of Directors; Removal of Directors; Filling of Vacancies on the Board of Directors

   AOR's amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors will be fixed from time to time by resolution of the AOR board of directors. The PRN bylaws also provide that the number of directors will be fixed from time to time by resolution of the PRN board of directors. The board of directors of AOR currently consists of ten members and the board of directors of PRN currently consists of nine members. The board of directors of the combined company will consist of fourteen members.

   AOR's amended and restated certificate of incorporation will provide that directors may only be removed for cause and then only with the approval of the holders of two-thirds of the outstanding AOR common stock. AOR's amended and restated bylaws will further provide that vacancies can be filled only by the nominating committee of the board of directors. The PRN articles of incorporation do not limit the ability to remove directors, and the PRN bylaws provide that vacancies may be filled by a majority of the board of directors or by the stockholders.

Special Meetings of Stockholders

   The PRN articles of incorporation and PRN bylaws provide that special meetings of the stockholders of PRN, for any purpose or purposes, may be called by the Chairman of the Board (if any), by the President of PRN or by the PRN board of directors and must be called by the President of PRN at the request of the holders of 30% of the issued and outstanding shares of PRN common stock. The PRN bylaws provide that directors may be removed at a meeting of stockholders called for that purpose, with or without cause, by the holders of a majority of the issued and outstanding shares of PRN common stock. AOR's amended and restated certificate of incorporation and amended and restated bylaws will provide that special meetings of the stockholders of AOR, for any purpose or purposes, may be called by the Chairman of the Board (if any), by the Chief Executive Officer, or by written order of a majority of directors, but that special meetings may not be called by any other person or persons, including any stockholder or group of stockholders.

Stockholder Action by Written Consent

   PRN's articles of incorporation and bylaws provide that, subject to exceptions contained in the PRN articles, any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action taken is signed by the holders of outstanding common stock having the number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under AOR's amended and restated bylaws and amended and restated certificate of incorporation, AOR stockholders will not be permitted to take action by written consent.

Stockholder Nominations and Proposals

   AOR's amended and restated certificate of incorporation and amended and restated bylaws establish advance notice procedures with regard to stockholder nominations of candidates for election as directors and with regard to other matters to be brought before a meeting of the stockholders. These procedures provide that the notice of proposed stockholder nominations for the election of directors or other stockholder proposals must be timely given in writing to AOR's Secretary or board of directors prior to the meeting at which directors are to be elected. The procedures also provide that at any stockholders' meeting, and subject to any other applicable requirements, only business that has been brought before the meeting by, or at the direction of, the AOR board of directors or by a stockholder who has timely given prior written notice to the AOR's Secretary or the board may be conducted. To be timely, a notice given with respect to any matter to be considered at an annual meeting of the stockholders must be received at the principal executive offices of AOR not less than 120 days in advance of the date on which AOR's proxy statement was released to its stockholders in connection with the previous year's annual meeting of the stockholders or, if no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days, no later than ten days following the earlier of the date a notice of meeting is mailed or given to stockholders or the date when public disclosure of the meeting is otherwise made. The notice must contain certain information specified in AOR's amended and restated certificate of incorporation and amended and restated bylaws. AOR's amended and restated bylaws further provide that AOR is not obligated to include any stockholder proposal in its proxy materials if (1) the board of directors of AOR believes the proponent thereof has not complied with Sections 13 and 14 of the Securities Exchange Act and the related rules and regulations or (2) the stockholder proposal is not required to be included under the Securities Exchange Act and the rules and regulations thereunder. Only matters for which a special meeting is called may be acted upon at a special meeting of stockholders.

   The PRN bylaws do not provide for any special advance notice provisions with regard to the nomination of candidates for election as directors or with regard to matters to be brought before an annual or special meeting of the stockholders of PRN except that in the case of special meetings, the purpose or purposes for which the special meeting is called must be provided in the written notice delivered to stockholders.

Amendment of Certain Charter Provisions

   Under AOR's amended and restated certificate of incorporation, any amendment of Article VI of AOR's amended and restated certificate of incorporation, which provides for a classified board of directors and procedures for the removal of directors and nomination of directors must be approved by holders of two-thirds of AOR's capital stock. In addition the notice of the meeting at which such proposal is to be acted upon must provide notice of such proposed amendment.

   The PRN articles do not provide for any special charter amendment procedures, other than as provided by Texas corporate law.

Amendment of Bylaws

   The PRN bylaws may be altered, amended or repealed, or new bylaws may be adopted, only by the board of directors of PRN. AOR's amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to adopt, amend or repeal AOR's amended and restated bylaws, or adopt new bylaws, without any action on the part of the stockholders of AOR. Bylaws adopted or amended by the board of directors of AOR may be amended, altered or repealed by the vote of holders of two-thirds of the outstanding shares of the AOR common stock.

Authorized Capital Stock

   AOR's amended and restated certificate of incorporation provides that AOR will have the authority to issue 250,000,000 shares of AOR common stock and 2,000,000 shares of preferred stock, par value $.01 per share. No shares of AOR preferred stock are outstanding. The PRN articles provide that PRN has the authority to issue 150,000,000 shares of PRN common stock and 5,000,000 shares of preferred stock, no par value per share. No shares of PRN preferred stock are outstanding.

Rights Plans

   AOR has entered into a rights agreement under which Series A Preferred Stock Purchase Rights (the "AOR Rights") are attached to the outstanding shares of AOR common stock. The AOR Rights entitle the registered holder to purchase from AOR one one-thousandth of a share of AOR Series A preferred stock at a purchase price of $55.00, subject to adjustment. Each outstanding share of AOR common stock has one AOR Right attached to it.

   The AOR Rights will separate from the shares of AOR common stock upon the earliest to occur of (i) ten days following a person or group of affiliated or associated persons, subject to certain exceptions, having acquired beneficial ownership of 15% or more of the outstanding shares of AOR common stock (except pursuant to a Permitted Offer, as hereinafter defined) or (ii) ten days (or such later date as the AOR board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of shares of AOR common stock causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person." The date that a person or group becomes an Acquiring Person is the "Stock Acquisition Date."

   AOR's rights agreement provides that, until the Distribution Date, the AOR Rights will be transferred with and only with the shares of AOR common stock. Until the Distribution Date (or earlier redemption or expiration of the AOR Rights) new certificates in respect of AOR common stock issued after June 2, 1997 upon transfer or new issuance of shares of AOR common stock will contain a notation incorporating AOR's rights agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the AOR Rights), the surrender for transfer of any certificates for shares of AOR common stock outstanding as of June 2, 1997, even without such notation or a copy of a summary of AOR Rights being attached thereto, will also constitute the transfer of the AOR Rights associated with the shares of AOR common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the AOR Rights will be mailed to holders of record of the shares of AOR common stock as of the close of business on the Distribution Date (and to each initial record holder of certain shares of AOR common stock issued after the Distribution Date), and such separate AOR right certificates alone will evidence the AOR Rights.

   The AOR Rights are not exercisable until the Distribution Date and will expire at the close of business on May 16, 2007 unless earlier redeemed by AOR as described below.

   In the event that any person becomes an Acquiring Person, except pursuant to a tender or exchange offer for all outstanding shares of AOR common stock at a price and on terms which a majority of certain members of the board of directors determines to be adequate and in the best interests of AOR (such an offer, a "Permitted Offer"), its stockholders and other relevant constituencies, other than such Acquiring Person and its affiliates and associates, each holder of an AOR Right will thereafter have the right, known as a "Flip-In Right," to receive upon exercise the number of shares of AOR common stock or of one-thousandths of a share of Series A preferred stock (or, in certain circumstances, other securities of AOR) having a value immediately prior to such triggering event equal to two times the exercise price of the AOR Right. Notwithstanding the foregoing, following the occurrence of the event described above, all AOR Rights that are, or under certain circumstances specified in the AOR rights agreement were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void.

   In the event that, at any time following the Stock Acquisition Date, (i) AOR merges or consolidates with another party (as further detailed below) and subsequent to the transaction the holders of all of the outstanding shares of AOR common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power or (ii) more than 50% of AOR's assets or earning power is sold or transferred, (in the case of (i) or (ii) above with or to an Acquiring Person or any affiliate or associate or any other person in which such Acquiring Person, affiliate or associate has an interest or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of shares of AOR common stock are not treated alike, any other person) then each holder of an AOR Right (except AOR Rights which previously have been voided as set forth above) shall thereafter have the right, known as a "Flip-Over Right," to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the AOR Right. The holder of an AOR Right will continue to have this Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right described in the prior paragraph.

   The Purchase Price payable, and the number of Series A preferred shares, shares of AOR common stock or other securities issuable, upon exercise of the AOR Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred shares, (ii) upon the grant to holders of the Series A preferred shares of certain rights or warrants to subscribe for or purchase Series A preferred shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Series A preferred shares or (iii) upon the distribution to holders of the Series A preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

   The number of outstanding AOR Rights and the number of one one-thousandths of a Series A preferred share issuable upon exercise of each AOR Right are also subject to adjustment in the event of a stock split of the shares of AOR common stock or a stock dividend on the shares of AOR common stock payable in shares of AOR common stock or subdivisions, consolidations or combinations of the shares of AOR common stock occurring, in any such case, prior to the Distribution Date. For a description of the Series A preferred shares see "Preferred Stock."

   With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preferred shares will be issued (other than fractions which are one one-thousandth or integral multiples of one one-thousandth of a preferred share, which may, at the election of AOR, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred shares on the last trading day prior to the date of exercise.

   At any time prior to the earlier to occur of (a) the close of business on the tenth day after a person becomes an Acquiring Person or (b) the expiration of the AOR Rights, and under certain other circumstances, AOR may, upon the action of the board of directors, redeem the AOR Rights in whole, but not in part, at a price of $.01 per AOR Right. Additionally, at any time following the Stock Acquisition Date and the expiration of any period during which the holder of AOR Rights may exercise Flip-In Rights described above, but prior to any event giving rise to a Flip-Over Right described above, AOR may redeem the then outstanding AOR Rights in whole, but not in part, at such redemption price, provided that such redemption is in connection with a merger or other business combination transaction or series of transactions involving AOR in which all holders of AOR common stock are treated alike but not involving an Acquiring Person or its affiliates or associates.

   All of the provisions of AOR's rights agreement may be amended by the board of directors of AOR prior to the Distribution Date. After the Distribution Date, the provisions of AOR's rights agreement may be amended by the AOR board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of AOR Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under AOR's rights agreement. Until an AOR Right is exercised, the holder thereof, as such, has no rights as a stockholder of AOR, including, without limitation, the right to vote or to receive dividends.

   Under AOR's rights plan, the AOR Rights are not applicable to the merger or the transactions contemplated by the merger.

   PRN has entered into a rights plan which has substantially similar terms as AOR's rights plan except that the exercise price is different and the threshold upon which the rights will separate from the PRN common stock is the acquisition or right to acquire 18% or more of the outstanding shares of PRN common stock (or 10% or more of such shares if PRN's board of directors, after reasonable inquiry and investigation, declares the acquiring person an "Adverse Person" under guidelines set forth in PRN's rights agreement) rather than 15%. The PRN rights plan has been amended to clarify that the rights would not be applicable to the merger or the transactions contemplated by the merger.

Business Combination Statutes

   Section 203 of the Delaware General Corporate Law (the "DGCL") prohibits a publicly held Delaware corporation like AOR from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares) or (iii) on or after such date, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" as defined in the DGCL includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" as defined in the DGCL is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. AOR is subject to Section 203 of the DGCL.

   Article 13.02 of the Texas Business Corporation Act (the "TBCA") prohibits a publicly held Texas corporation like PRN from engaging in a "business combination" with an "affiliated shareholder," or any affiliate or associate of the "affiliated shareholder," for a period of three years immediately following the affiliated shareholders' acquisition of such shares unless: (i) prior to such date the business combination or acquisition of shares is approved by the board of directors of the corporation or (ii) the business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock not owned by the affiliated shareholder or its affiliates or associates at a meeting of shareholders called for that purpose not less than six months after the share acquisition date. A "business combination" as defined in the TBCA includes a merger, asset sale and other transactions resulting in a financial benefit to the shareholder. An "affiliated shareholder" is defined in the TBCA as a person who beneficially owns, or within the preceding three-year period was the beneficial owner of, 20% or more of the then outstanding shares of voting stock. PRN is subject to Article 13.02 of the TBCA.

Stockholder Approval of Certain Business Combinations

   The DGCL provides that the approval by the holders of a majority of the outstanding shares of stock of a corporation entitled to vote thereon would be required to approve a merger or share exchange.

   The TBCA provides that, unless the board of directors requires a greater vote, the approval of at least 66 2/3% of the outstanding shares of stock of such corporation entitled to vote thereon would be required to approve a merger or share exchange.

                     PRINCIPAL STOCKHOLDERS OF AOR AND PRN

   The following tables set forth information with respect to the beneficial ownership of AOR common stock and PRN common stock as of April 30, 1999 (or such other date indicated below) by (i) each owner of more than 5% of such common stock, (ii) each director of AOR or PRN, respectively, (iii) certain executive officers of AOR and PRN, respectively, including the Chief Executive Officers and the four most highly compensated officers other than the Chief Executive Officer who were serving as officers at December 31, 1998, and (iv) all executive officers and directors of AOR and PRN, as the case may be, as a group. Except as otherwise indicated below, each of the entities and persons named in the tables has sole voting and investment power with respect to all shares of common stock beneficially owned. For purposes of these tables, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals or entities named in the tables below is the principal executive offices of AOR or PRN, as applicable. The percentage ownership after the merger assumes the issuance of 50,000,000 shares of AOR common stock in the merger.

                       AMERICAN ONCOLOGY RESOURCES, INC.

                    Beneficial Ownership of AOR Common Stock

                              Number of
                                shares      Amount of Beneficial  Number of AOR
                              (including          Ownership          options
                               options      ---------------------   currently
                               included     Percentage Percentage exercisable or
                              in column     before the after the   exercisable
            Name                  4)          merger     merger   within 60 days
            ----              ----------    ---------- ---------- --------------
R. Dale Ross.................  1,878,428        5.0%      2.1%      1,878,428
Lloyd K. Everson, M.D........    392,166        1.1%        *         347,864
David S. Chernow.............     60,373          *         *          58,242
R. Allen Pittman.............     45,600          *         *          45,600
L. Fred Pounds...............    362,779        1.0%        *         333,492
Russell L. Carson............  1,861,157(1)     5.2%      2.2%          7,000
James E. Dalton, Jr..........      7,000          *         *           7,000
Kyle M. Fink, M.D............    509,258        1.4%        *           7,000
Stanley M. Marks, M.D........    116,796(2)       *         *           5,000
Richard B. Mayor.............    102,454          *         *          32,000
Magaral S. Murali, M.D.......    459,474        1.3%        *           7,000
Robert A. Ortenzio...........     53,007(3)       *         *           7,000
Edward E. Rogoff, M.D........    133,735(4)       *         *          10,000
Welsh, Carson, Anderson &
 Stowe.......................  1,452,154(5)     4.1%      1.7%              0
T. Rowe Price Associates,
 Inc.........................  2,526,071(6)     7.1%      3.0%              0
  100 E. Pratt Street
  Baltimore, Maryland 21202
Brown Investment Advisory &
 Trust Company...............  2,255,942(7)     6.3%      2.6%              0
  19 South Street
  Baltimore, Maryland 21202
Putnam Investments, Inc......  2,192,900(8)     6.2%      2.6%              0
  One Post Office Square
  Boston, Massachusetts 02109
All executive officers and
 directors as a group (15
 persons)....................  6,223,643       16.1%      7.0%      2,920,834

--------
*Less than one percent.
(1) Includes 1,452,154 shares owned by Welsh, Carson, Anderson & Stowe V, L.P. Mr. Carson disclaims beneficial ownership of such shares that exceed his pecuniary interest therein. Includes 4,000 shares held by family trusts. Mr. Carson disclaims beneficial ownership of such shares.
(2) Does not include 116,326 shares of AOR common stock that Dr. Marks has the right to receive from AOR for no additional consideration on April 1, 2000.
(3) Excludes 48,588 shares of AOR common stock with respect to which Mr. Ortenzio has a remainder interest.
(4) Includes 20,000 shares held by the Miked Profit Sharing Plan, of which Dr. Rogoff is a trustee and beneficiary. Excludes 218,180 shares of AOR common stock Dr. Rogoff is entitled to receive on January 31, 2000 for no additional consideration.
(5) Welsh, Carson, Anderson & Stowe's address is: 1 World Financial Center, Suite 3601, New York, New York 10281. Includes 1,452,154 shares owned by Welsh, Carson, Anderson & Stowe V, L.P. Mr. Carson disclaims beneficial ownership of such shares that exceed his pecuniary interest therein.
(6) Ownership as of December 31, 1998, as indicated on a Schedule 13-G filed with the Securities and Exchange Commission. The Schedule 13-G discloses that such person has sole voting power with respect to 492,571 of such shares and sole dispositive power with respect to all such shares and does not have shared voting or dispositive power with respect to any such shares.
(7) Ownership as of December 31, 1998, as indicated on a Schedule 13-G filed with the Securities and Exchange Commission. Includes 1,717,058 shares of AOR common stock owned by Brown Advisory Incorporated, a wholly owned subsidiary of Brown Investment Advisory & Trust Company. The Schedule 13-G discloses that such persons together have sole voting power with respect to 2,193,242 of such shares, and no voting power with respect to any other shares.
(8) Ownership as of December 31, 1998, as indicated on a Schedule 13-G filed with the Securities and Exchange Commission. Includes 1,658,100 shares beneficially owned by Putnam Investment Management, Inc., and 534,800 shares beneficially owned by The Putnam Advisory Company. The Schedule 13-G discloses that such persons do not have sole voting or dispositive power with respect to any such shares, such persons together share dispositive power with respect to all of such shares and The Putnam Advisory Company has shared voting power with respect to 426,800 such shares.

                        PHYSICIAN RELIANCE NETWORK, INC.
                    Beneficial Ownership of PRN Common Stock

                                                    Amount of Beneficial Ownership
                          ------------------------------------------------------------------------------------------
                                                      Number of PRN options    Number of
                                                     currently exercisable or  AOR shares
                          Number of                   exercisable within 60    after the                  Number of
                            shares                  days without giving effect   merger                  AOR options
                          (including     Percentage   to any acceleration of   (including     Percentage exercisable
                          options in     before the    vesting as a result     options in     after the   after the
          Name            column 3)        merger         of the merger        column 6)        merger     merger
          ----            ----------     ---------- -------------------------- ----------     ---------- -----------
John T. Casey (1)(2)....     135,000           *             125,000              733,200           *       723,800
Joseph S. Bailes,
 M.D.(1)(7).............     285,502(3)        *             144,238              402,087(3)        *       269,299
O. Edwin French(1)......      96,500           *              87,500              393,860           *       385,400
Michael N. Murdock(1)...      55,000           *              55,000              222,780           *       222,780
George P. McGinn,
 Jr.(1).................     158,000           *             137,500              249,570           *       230,300
Nancy G. Brinker(2).....      55,270           *              48,520               51,954           *        45,608
Robert W. Daly(2).......      47,466(4)        *              45,872               44,618(4)        *        43,119
Boone Powell, Jr.(2)....      59,288(5)        *              39,288               60,731(5)        *        36,930
J. Taylor Crandall(2)...   2,840,732(6)      5.5%             38,232            2,670,288(6)      3.1%       35,938
  201 Main Street
  Fort Worth, TX 76102
Terrence J.
 Mulligan(7)............      43,232           *              38,232               40,638           *        35,938
Burton S. Schwartz,
 M.D.(2)................       9,274           *                  --                8,718           *            --
Stephen E. Jones,
 M.D.(2)................      99,000           *                  --               93,060           *            --
FW Physicians Investors,
 L.P....................   3,296,000(8)      6.4%                 --            3,098,240(8)      3.6%           --
  201 Main Street
  Fort Worth, TX 76102
Kaufmann Fund, Inc......   3,731,800(9)      7.2%                 --            3,507,892(9)      4.1%           --
  140 East 45th Street
  43rd Floor
  New York, NY 10017
Texas Oncology, P.A.....   8,778,823(10)    16.9%                 --            8,252,093(10)     9.6%           --
  Two Lincoln Centre
  Suite 900
  5420 LBJ Freeway
  Dallas, TX 75240
All executive officers
 and directors as a
 group (12 persons).....  12,663,087(11)    24.4%            759,382           13,223,598(11)    15.4%    2,029,112

--------------------------
*   Less than one percent.
(1) Named Executive Officer.
(2) Current director of PRN and expected to be a director of AOR after the merger.
(3) Includes 10,000 shares subject to options granted by Texas Oncology, P.A. See Note 10.
(4) Includes 1,594 shares representing Mr. Daly's pro rata ownership of a partnership.
(5) Does not include 2,548,568 shares beneficially owned by Baylor University Medical Center ("BUMC"), for which Mr. Powell serves as president and chief executive officer, as to which Mr. Powell disclaims beneficial ownership.
(6) All shares are beneficially owned by FW Physicians Investors, L.P., an investment limited partnership ("FW Physicians"). Mr. Crandall serves as the president of Group 31, Inc. ("Group 31"), the general partner of FW Physicians. See Note 8.
(7) Current director of PRN.
(8) Includes 2,802,500 shares beneficially owned by FW Physicians and 493,500 shares beneficially owned by Keystone, Inc., an investment company ("Keystone"). Based upon information set forth in a Schedule 13D/A filed on January 11, 1999 with the SEC by FW Physicians, Group 31, Mr. Crandall, Keystone, and Robert M. Bass, who serves as president of Keystone (collectively referred to herein as the "FW Investors"). Mr. Crandall serves as vice president and chief financial officer of Keystone. See Note 6.
(9) Based solely upon information set forth in Amendment 1 to Schedule 13G filed on January 29, 1998 with the SEC by The Kaufmann Fund, Inc., a mutual fund.
(10) Based solely upon information provided by Texas Oncology, P.A. Includes 1,381,972 shares subject to options granted by Texas Oncology, P.A. to certain persons, including Dr. Bailes. See Note 3.
(11) Includes shares beneficially owned by Texas Oncology, P.A. See Note 10. Does not include shares beneficially owned by BUMC.

                        DESCRIPTION OF AOR CAPITAL STOCK

   The following summary of AOR's capital stock is qualified in its entirety by reference to AOR's amended and restated certificate of incorporation which is attached as Appendix E to this joint proxy statement and prospectus and AOR's amended and restated bylaws, which are filed as an exhibit to the registration statement of which this joint proxy statement and prospectus is a part. See "Where You Can Find More Information."

AOR Common Stock

   AOR is currently authorized to issue 80,000,000 shares of AOR common stock, $.01 par value per share. The amended and restated certificate of incorporation would increase the authorized shares of AOR common stock to 250,000,000. As of May 10, 1999, 35,627,773 shares of AOR common stock were issued and outstanding and, based on capitalization of PRN as of May 10, 1999, after giving effect to the merger, approximately 85,700,000 shares of AOR common stock will be issued and outstanding. In addition, as of May 10, 1999, AOR had granted (net of cancellations) options to purchase up to 9,136,256 shares of AOR common stock, of which 6,882,364 were outstanding with an average exercise price of $8.42 per share, and as of May 10, 1999, AOR has agreed to issue 13,639,990 shares of AOR common stock for no additional consideration to its affiliated physicians at specified future dates.

   Holders of AOR common stock are entitled to one vote per share on all matters on which the holders of AOR common stock are entitled to vote. Because holders of AOR common stock do not have cumulative voting rights, holders of a majority of the shares voting for the election of directors can elect all of the members of the board of directors. Except as specified in AOR's amended and restated certificate of incorporation, a majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. AOR common stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of AOR common stock are, and all of the shares issuable in the merger will be, when issued, fully paid and non-assessable. In the event of the liquidation or dissolution of AOR, subject to the rights of the holders of any outstanding shares of AOR's preferred stock, the holders of AOR common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. AOR may pay dividends if, when and as declared by the board of directors from funds legally available therefor. AOR's credit facility with First Union National Bank currently prohibits AOR from paying dividends or making any other distribution on the AOR common stock.

AOR Preferred Stock

   AOR is authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share. The amended and restated certificate of incorporation would increase the authorized shares of AOR preferred stock to 2,000,000. 500,000 of such shares have been designated as Series A Preferred Stock in connection with AOR's rights agreement. No shares of preferred stock are currently outstanding. AOR's board of directors is authorized to issue the preferred stock in series and, with respect to each series, to determine the number of shares in any such series, and fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights of shares of any series of preferred stock. The board of directors could, without stockholder approval, issue preferred stock with voting rights and other rights that could adversely affect the voting power of holders of AOR common stock and could be used to prevent a third party from acquiring control of AOR. AOR has no present plans to issue any shares of preferred stock.

   Shares of Series A Preferred Stock purchasable upon exercise of the AOR Rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of AOR common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, the holders of the shares of AOR common stock receive a liquidation payment of $1.00 per share, the holders of the Series A preferred shares and the holders of the shares of AOR common stock will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each Series A preferred share and share of AOR common stock so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which shares of AOR common stock are exchanged, each Series A preferred share will be entitled to receive 1,000 times the amount received per share of AOR common stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A preferred shares is equivalent to six full quarterly dividends or more, the holders of the Series A preferred shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the shares of AOR common stock until all cumulative dividends on the preferred shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

Rights Agreement

   On May 16, 1997 AOR's board of directors declared a dividend distribution of one AOR Right for each outstanding share of AOR common stock. The dividend was payable to the stockholders of record on June 2, 1997 and with respect to shares of AOR common stock issued thereafter until the Distribution Date and, in certain circumstances, with respect to shares of AOR common stock issued after the Distribution Date. The description and terms of the AOR Rights are set forth in the Rights Agreement between AOR and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 29, 1997. See "Comparative Rights of Stockholders of AOR and PRN--Rights Plans."

Special Provisions of the Certificate of Incorporation and Delaware Law

   The provisions of AOR's amended and restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

   Limitation of Director Liability. Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The AOR certificate limits the liability of directors to AOR or its stockholders to the full extent permitted by Section 102(b). Specifically, directors of AOR will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to AOR or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   Indemnification. To the maximum extent permitted by law, AOR's amended and restated bylaws provide for mandatory indemnification of directors and officers of AOR against all expense, liability and loss to which they may become subject, or which they may incur, as a result of being or having been a director or officer of AOR. In addition, AOR must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims.

   Delaware Anti-Takeover Law. Section 203 of the DGCL prohibits a publicly held Delaware corporation like AOR from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless
(i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares), or (iii) on or after such date, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" as defined in the

DGCL includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" as defined in the DGCL is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. AOR is subject to Section 203 of the DGCL.

   The provisions of Section 203, coupled with the board's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of AOR. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. AOR's stockholders, by adopting an amendment to the AOR's amended and restated certificate of incorporation, may elect not to be governed by
Section 203, which election would be effective 12 months after such adoption. Neither AOR's amended and restated certificate of incorporation nor AOR's amended and restated bylaws exclude AOR from the restrictions imposed by
Section 203.

Authorized but Unissued Shares

   Authorized but unissued shares of AOR common stock or AOR preferred stock can be reserved for issuance by the board of directors of AOR from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

Registration Rights

   As of April 30, 1999, holders of 13,639,990 shares of AOR common stock to be issued to affiliated physicians at specified future dates have certain rights with respect to registration under the Securities Act. In general, each holder of shares subject to such rights has piggyback registration rights with respect to a maximum of 50% of such holder's shares subject to such rights in the event AOR proposes to register with the SEC an underwritten public sale of any shares of AOR common stock. These rights became available six months after AOR's initial public offering and expire five years after the grant of the registration rights. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration. AOR is obligated to bear all the expenses in connection with the registration of the shares subject to such rights, except underwriting discounts and commissions and fees and disbursements of legal counsel to holders thereof.

Transfer Agent

   AOR's transfer agent and registrar for the AOR common stock is American Stock Transfer and Trust Company.

PROPOSAL 2: ADOPTION OF AOR'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   Under the terms of the merger agreement, AOR agreed to adopt, subject to stockholder approval, an amended and restated certificate of incorporation and to submit it to its stockholders for their approval simultaneously with their consideration of the merger. The approval and adoption of AOR's amended and restated certificate of incorporation is a condition to the merger and will only be effective if the merger is completed. AOR's amended and restated certificate of incorporation has been approved by AOR's board of directors, subject to AOR stockholder approval and completion of the merger, and is attached to this joint proxy statement and prospectus as Appendix E. The amended and restated certificate of incorporation amends AOR's existing certificate of incorporation as set forth below. AOR stockholders are encouraged to review the full text of the AOR's amended and restated certificate of incorporation in connection with their consideration of the following proposal.

2(a) Name Change

   AOR's amended and restated certificate of incorporation changes the name of the combined company to "US Oncology, Inc."

   AOR's board of directors believes that the change of corporate name is desirable in that the new name will clearly establish a new identity for the combined company.

   The name change will not affect, in any way, the validity or transferability of currently outstanding stock certificates, nor will the combined company's stockholders be required to surrender or exchange any stock certificates that they currently hold. In addition, the combined company will request that The Nasdaq Stock Market allow the combined company to change its ticker symbol to "USON."

2(b) Increase in Authorized Shares

   The authorized capital stock of AOR currently consists of 80,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. On the record date for AOR's annual meeting, 35,627,773 shares of AOR common stock were issued and outstanding, and 20,522,354 shares were reserved for issuance at specified future dates in connection with completed physician affiliations or upon exercise of outstanding options.

   In order to complete the merger, in which approximately 50,000,000 shares will be issued, it is necessary to increase the authorized capital of AOR. In addition, the board of directors of AOR believes that it is in the best interests of AOR to have additional shares of AOR common stock and preferred stock available for issuance, at the board of directors' discretion, for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. Accordingly, the amended and restated certificate of incorporation approved by AOR's board of directors would increase the number of shares of AOR common stock available for issuance from 80,000,000 to 250,000,000 and to increase the number of shares of preferred stock available for issuance from 1,000,000 to 2,000,000.

   The additional shares of AOR common stock or preferred stock may be issued from time to time upon authorization of the board of directors, without further approval by the stockholders unless required by applicable law or The Nasdaq Stock Market rules, which generally require the approval of a majority of AOR's stockholders when AOR stock is to be issued if such AOR stock would have voting power equal to or in excess of 20% of the voting power outstanding, and for such consideration as the AOR board of directors may determine and as may be permitted by applicable law.

   The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of AOR. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved AOR common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of AOR or could be issued to purchasers who would support the board of directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful.
   The proposed amended and restated certificate of incorporation does not change the terms of the AOR common stock or AOR preferred stock, neither of which has preemptive rights. The additional shares of AOR common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the shares of AOR common stock now authorized.

2(c) AOR Board of Directors Composition, Nomination, Removal and Appointment

   Staggered Board. AOR's board of directors has determined that it would be advisable to provide for staggered elections of the board of directors, such that each director would be elected to a three-year term with roughly one-third of the directors elected each year.

   AOR's directors are presently elected annually to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. If the amended and restated certificate of incorporation is approved by the stockholders, directors will be elected for three-year terms, with approximately one-third of such overall directors elected each year, except that in order to implement the staggered board amendment at the AOR annual meeting, Class I Directors will be elected for a one-year term, Class II Directors will be elected for a two-year term and Class III Directors will be elected for a full three-year term. Thereafter, Class I Directors will be elected for a full three-year term commencing with the 2000 annual meeting of stockholders and Class II Directors will be elected for a full three-year term commencing with the 2001 annual meeting of stockholders. Delaware law provides that a director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. In the event that the stockholders do not approve AOR's amended and restated certificate of incorporation, the directors elected at the annual meeting will continue to serve until the next annual meeting.

   The AOR board of directors believes that a staggered system of electing directors would help assure continuity and stability of AOR's business strategies and policies. Because at least two stockholder meetings will generally be required to effect a change in control of the board, a majority of directors at any given time will have prior experience as directors of AOR. This is particularly important to a growth-oriented organization, such as AOR. In addition, in the event of an unfriendly or unsolicited proposal to take over or restructure AOR, the staggered board system would give AOR time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

   A staggered board of directors may be deemed to have an anti-takeover effect because it may create, under certain circumstances, an impediment which would frustrate persons seeking to effect a takeover or otherwise gain control of AOR. A possible acquiror may not proceed with a tender offer because it would be unable to obtain control of AOR's board of directors for a period of at least two years. Generally, approximately one-third of the sitting board of directors would be up for election at any annual meeting of the stockholders.

   Removal of Directors for Cause. Delaware law provides generally that directors may be removed from office with or without cause by the affirmative vote of a majority of all of the votes entitled to be cast for the election of directors. Because the ability of a simple majority of the stockholders to remove any director from office without cause could frustrate the purposes of the proposed staggered board amendment, AOR's amended and restated certificate of incorporation also provides that a director may be removed from office prior to the expiration of his or her term only for cause and then only by the affirmative vote of the holders of at least two-thirds of the aggregate combined voting power of all classes of capital stock entitled to vote in the election of directors, voting as one class. Cause to remove is defined to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to AOR in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

   Under certain circumstances, the effect of these changes may be to impede the removal of a director or directors of AOR, thus precluding a person or entity from immediately acquiring control of AOR's board through the removal of existing directors and the election of his or its nominees to fill the newly-created vacancies. Despite these removal provisions, all incumbent directors are subject to nomination and re-election by the stockholders at the end of their term.

   Stockholder Nominations for Directors. AOR's amended and restated certificate of incorporation also provides for a mechanism for stockholders to nominate directors. Under the proposal, in order for nomination for directors by stockholders to be considered at an annual meeting of stockholders, such nominations must be received not later than 120 days prior to the anniversary of the record date for the prior year's annual meeting or, if the date of the annual meeting is not within 30 days of the anniversary of the prior year's annual meeting, within ten days of the transmittal of the notice of meeting to stockholders or other public announcement of the meeting. In addition, stockholders making nominations are required to furnish certain information with respect to nominees nominated by them, as well as the nominee's written consent to being named as a nominee. The AOR board of directors believes that this provision will help ensure that all relevant information regarding director nominees can be made available to stockholders well in advance of an annual meeting and that stockholders will, accordingly, be able to make informed decisions regarding elections of directors.

   Because the directors of AOR will be directly affected by the foregoing provisions of AOR's amended and restated certificate of incorporation, they may be deemed to have an interest in the outcome of this proposal.

2(d) Stockholder Action and Calling of Meetings of Stockholders

   Delaware law and AOR's existing certificate of incorporation currently permit stockholders to take action by written consent in lieu of a meeting. AOR's amended and restated certificate of incorporation provides that stockholders may only act at a duly convened annual meeting or special meeting of stockholders. In addition, only the Chairman of the Board, the President or the board of directors may call a stockholder meeting.

   The AOR board of directors believes that by requiring that stockholder action may be taken only at meetings of stockholders, a full and fair discussion of such actions is assured. In addition, the requirement ensures that the provisions relating to advance notice of stockholder proposals and nominations, which are intended to ensure orderly conduct of corporate governance matters, are not subverted.

2(e) Vote Required to Amend Certificate of Incorporation

   Included in AOR's amended and restated certificate of incorporation is an article which provides that the provisions of AOR's amended and restated certificate of incorporation described in 2(c) and 2(d) above and in this 2(e) can only be amended by the vote of at least two-thirds of the outstanding shares of common stock. The AOR board of directors believes that this amendment is important to ensure that the provisions of these amendments cannot be circumvented by a simple majority vote.

Vote Required for Approval

   Approval of AOR's amended and restated certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of AOR common stock. If approved by the stockholders of AOR, AOR's amended and restated certificate of incorporation will become effective immediately prior to the consummation of the merger.

Recommendation of the Board of Directors.

   THE BOARD OF DIRECTORS OF AOR RECOMMENDS THAT THE STOCKHOLDERS OF AOR VOTE "FOR" THE APPROVAL OF AOR'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

     PROPOSAL 3: APPROVAL OF AMENDMENT TO 1993 AFFILIATE STOCK OPTION PLAN

   AOR's board of directors has adopted, subject to approval by the stockholders of AOR, an amendment to AOR's 1993 Affiliate Stock Option Plan (as amended and currently in effect, the "Affiliate Plan") amending the Affiliate Plan to increase the number of shares available for grants under the Affiliate Plan from 1,000,000 shares of AOR common stock to 3,000,000 shares of AOR common stock. Subject to the provisions of the Affiliate Plan, AOR's board of directors retained the right to amend the Affiliate Plan. On December 11, 1998, AOR's board of directors determined that the Affiliate Plan be amended, subject to, and to be effective upon, approval by AOR's stockholders and consummation of the merger:

Text of the Amendment

   The text of the amendment is as follows:

   The first sentence of Section 5 of the Plan is hereby amended to read in its entirety as follows:

   "The number of shares of AOR common stock available for Stock Options shall be 3,000,000."

Description of the Affiliate Plan

   The following is a description of the Affiliate Plan, as amended by the proposed amendment.

   The Affiliate Plan was adopted by the AOR board of directors in December 1993 and approved by AOR's stockholders in February 1994. The Affiliate Plan provides only for the grant of nonqualified stock options to individuals who are not employees of AOR or its subsidiaries at the time of the grant of the option, with the number of shares of AOR common stock available for such stock options equal to 3,000,000 shares of AOR common stock. Options under the Affiliate Plan have been historically granted to physicians and other clinical employees of affiliated physician groups in order to align their incentives with those of AOR.

   The Affiliate Plan is administered by AOR's compensation committee, which is authorized, subject to the terms of the Affiliate Plan, to adopt rules and regulations for carrying out the Affiliate Plan, to select eligible participants and to determine all appropriate terms and conditions of the grant of options thereunder, with the decisions of the compensation committee binding on AOR and the participants under the Affiliate Plan.

   The Affiliate Plan provides for the grant of non-qualified stock options to acquire shares of AOR common stock. Non-qualified options may not be granted with an exercise price less than 85% of the fair market value per share of AOR common stock at the date of grant. The exercise price of an option may be paid in cash, in shares of AOR common stock or in a combination thereof. Vested options may be exercised during the participant's continued relationship with AOR and for a period expiring on the earliest of (i) the terms fixed by the compensation committee (which term shall not exceed ten years from the grant date), (ii) if the compensation committee fails to fix a term, ten years from the grant date or (iii) 30 days following termination of such relationship, unless the participant's relationship is terminated for cause, in which case vested options terminate at 12:01 a.m. on the date of the participant's termination, or by reason of death, disability or retirement. If the participant's relationship is terminated by reason of death, disability or retirement, any vested options expire on the earliest of (i) the term fixed by the compensation committee (which term shall not exceed ten years from the grant date), (ii) if the compensation committee fails to fix a term, ten years from the grant date or (iii) one year after the participant's death or disability. In the event of a participant's death or disability, 50% of all shares covered by stock options that are not vested as of the date of such event may be exercised fully and immediately without regard to vesting schedules for the terms described above.

   As of May 10, 1999, options to purchase 954,500 shares of AOR common stock had been granted (exclusive of cancellations) under the Affiliate Plan, of which 893,450 were outstanding, with a weighted average exercise price of $11.02.

Certain Federal Income Tax Consequences

   The Affiliate Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. Options granted under the Affiliate Plan are "nonstatutory stock options" and not "restricted," "qualified" or "incentive" stock options, nor is the Affiliate Plan an "employee stock purchase plan," under Sections 422 through 424 of the Internal Revenue Code. Recipients of options under the Affiliate Plan recognize no income for federal income tax purposes when options are granted, but recognize ordinary income on the date of exercise to the extent that the fair market value of AOR common stock on such date exceeds the exercise price of the options.

   AOR is authorized to withhold any tax required to be withheld from the amount considered as ordinary income to the recipient of shares issued under the Affiliate Plan. In the event that funds are not otherwise available to cover any required withholding tax, the recipient will be required to provide such funds before the shares are issued. AOR will ordinarily be entitled to a deduction equivalent to the amount of ordinary income recognized by optionees.

Vote Required for Approval

   Approval of the proposed amendment to AOR's 1993 Affiliate Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of AOR common stock.

Recommendation of the Board of Directors

   THE AOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO AOR'S 1993 AFFILIATE STOCK OPTION PLAN. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS A CONTRARY INDICATION IS MADE.

                   PROPOSAL 4: APPROVAL OF AMENDMENTS TO 1993
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

   AOR's board of directors has adopted, subject to approval by the stockholders of AOR and the consummation of the merger, amendments to AOR's 1993 Non-Employee Director Stock Option Plan (the "Director Plan") (a) providing that at this 1999 annual meeting, each Eligible Director (as defined in the Director Plan) in office after giving effect to the election of directors at this 1999 annual meeting and the appointment of directors at the first board meeting thereafter, shall receive an option to purchase 15,000 shares of AOR common stock at a price determined in accordance with the provisions of the Director Plan, (b) providing that each Eligible Director shall receive an option to purchase 2,000 shares for each board committee to which such director is appointed at the first board meeting following this 1999 annual meeting, at a price determined in accordance with the provisions of the Director Plan, (c) providing that such options vest in their entirety four months after the grant date and (d) increasing the number of shares of AOR common stock issuable under the Director Plan from 200,400 shares to 600,000 shares.

Text of the Amendment

   The text of the amendments is as follows:

   Capitalized terms not otherwise defined in this Amendment to the Director Plan have the meanings assigned thereto in the Director Plan. The Director Plan is hereby amended as follows:

   Section III of the Director Plan is hereby amended to read in its entirety as follows:

     "III. Grant of Stock Options; Option Price; Vesting Schedule

       (a) Options will be granted only to individuals who are Eligible Directors of the Company.

       (b) On the date of the 1999 annual meeting of stockholders of the Company, each Eligible Director who is in office after giving effect to the election of directors at such meeting shall receive, without the exercise of the discretion of any person or persons, an option to purchase 15,000 shares of Common Stock. In addition, each Eligible Director who is appointed to the Board of Directors at the first board meeting after the 1999 annual meeting shall receive on the date of such appointment, without the discretion of any person or persons, an option to purchase 15,000 shares of Common Stock.

       (c) At the first board meeting following the 1999 annual meeting of stockholders, each Eligible Director appointed at such meeting to any such committee shall receive, without the exercise of the discretion of any person or persons, an option to purchase 2,000 shares of Common Stock for each such committee to which such Eligible Director is appointed.

       (d) All Options granted under the Director Plan shall be at the Option price set forth in the following subsection (e), shall be subject to adjustment as provided in Section VII and to the terms and conditions set forth in Section VIII and shall vest in the manner set forth in subsection (f) below. All Options granted under the Plan shall be evidenced by a written option agreement.

       (e) The purchase price of Shares issued under each Option shall be the Fair Market Value of Shares subject to the Option on the date the Option is granted.

       (f) Except to the extent otherwise provided herein, each Option granted under this Article III shall vest and be exercisable as to all the Shares covered thereby four months after the effective date of the grant of such Option."

     "(2) The first sentence of Section VI(a) of the Director Plan is hereby amended to read in its entirety as follows:

       "Subject to adjustments as provided in Section VII hereof, a total of 600,000 Shares shall be subject to the Plan."

Amendment to Provide for One-Time Grant to all Eligible Directors

   The proposed amendment to the Director Plan would provide for a one-time grant of options to purchase 15,000 shares of AOR common stock to each director who is an Eligible Director (as defined in the Director Plan) and who is in office on the date of AOR's 1999 annual meeting of stockholders, after giving effect to any election of directors at such 1999 annual meeting and the appointment of directors at the first board meeting thereafter. The number of shares subject to this grant would be adjusted as more fully described in the Director Plan to reflect changes in AOR's capital stock, such as stock splits or recapitalizations. Such options would be exercisable for a purchase price equal to the fair market value (as defined in the Director Plan) of shares subject to the option on the date the option is granted, and would be fully exercisable four months from the date of grant.

   Under the Director Plan currently in effect, each Eligible Director receives an option to purchase 5,000 shares of AOR common stock upon first being elected to the board of directors and an additional option to purchase 3,000 shares of AOR common stock at each subsequent annual meeting at which such director is elected. The amendment provides for a one-time grant of an option to purchase 15,000 shares of AOR common stock immediately after the 1999 annual meeting to all directors who are in office after the meeting. The proposed amendment would also change the option grant to directors for serving on board committees. Currently, each Eligible Director receives an option to purchase 1,000 shares for each committee to which such director is appointed. The amendment changes the grant from an option to purchase 1,000 shares to an option to purchase 2,000 shares and provides that such option grant to purchase 2,000 shares shall occur only at the first board meeting following the 1999 annual meeting of stockholders.

   The purposes of the Director Plan are to provide an additional incentive for securing and retaining qualified non-employee persons to serve on the board of directors, and committees thereof, of AOR and to enhance the future growth of AOR by furthering such persons' identification with the interests of AOR and its stockholders. The AOR board of directors believes that each of the foregoing amendments will further this purpose.

Amendment to Increase the Number of Shares of AOR Common Stock Available for Issuance Under the Director Plan

   The proposed amendment would increase the number of shares of AOR common stock available for issuance under the Director Plan from 200,400 to 600,000. This increase would help to achieve the Director Plan's purpose by making available a sufficient number of shares of AOR common stock to enable AOR to continue to attract and retain qualified individuals to serve as directors and to continue to provide incentive directors, which promote stockholder value.

Description of the Director Plan

   The following is a description of the Director Plan, as amended by the proposed amendments.

   The Director Plan was adopted by AOR's board of directors in June 1993 and by AOR's stockholders in February 1994. The Director Plan provides for the automatic grant of options to each director of AOR who is not an employee or officer of AOR. On the date of the 1999 annual meeting of stockholders of AOR, each Eligible Director who is in office after giving effect to the elections held at such meeting and the appointment of directors at the first board meeting after the 1999 annual meeting of stockholders will receive a grant of options to purchase 15,000 shares of AOR common stock. In addition, each Eligible Director who is appointed to a board committee at the first board meeting after the 1999 annual meeting of stockholders would receive an option to purchase 2,000 shares of AOR common stock for each such committee to which such Eligible Director is appointed. The purchase price of shares subject to stock options granted pursuant to the Director Plan must be the fair market value (as defined in the Director Plan) of the shares on the date the option is granted. The number of shares subject to stock options granted pursuant to the Director Plan is subject to adjustment in the event of a subdivision or consolidation of shares, other capital readjustment or payment of a stock dividend. Each stock option granted under the Director Plan has a term of ten years from its grant date. The exercise price of an option may be paid in cash, in shares of AOR common stock or in a combination thereof. If the termination of directorship occurs by reason of death of an Eligible Director, all unexercised stock options become immediately exercisable and may be exercised until one year from the date of death or until the earlier expiration of the stock option. If the termination of a directorship occurs other than by reason of death of the Eligible Director, all unexercised options expire three months following the termination of the directorship, unless the stock option terminates earlier pursuant to the Director Plan. Pursuant to the Director Plan, as of May 10, 1999, options to purchase an aggregate of 133,000 shares of AOR common stock had been granted (exclusive of cancellations) to the Eligible Directors, and 79,000 were outstanding at a weighted average exercise price of $11.21 per share. Under the Director Plan, a total of 600,000 shares of AOR common stock are authorized for issuance.

Certain Federal Income Tax Consequences

   The Director Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. Options granted under the Director Plan are "nonstatutory stock options" and not "restricted," "qualified" or "incentive" stock options, nor is the Director Plan an "employee stock purchase plan," under Sections 422 through 424 of the Internal Revenue Code. Recipients of options under the Director Plan recognize no income for federal income tax purposes when options are granted, but recognize ordinary income on the date of exercise to the extent that the fair market value of AOR common stock on such date exceeds the exercise price of the options.

   AOR is authorized to withhold any tax required to be withheld from the amount considered as ordinary income to the recipient of shares issued under the Director Plan. In the event that funds are not otherwise available to cover any required withholding tax, the recipient will be required to provide such funds before the shares are issued. AOR will ordinarily be entitled to a deduction equivalent to the amount of ordinary income recognized by optionees.

                          Director Plan Benefits Table

   It is expected that the following grants would be made under the Director Plan, as amended, during fiscal 1999:

                                                                        Total
                                                                        Shares
                                                                      Underlying
                                                                        Option
                             Name and Position                        Grants(1)
                             -----------------                        ----------
      Non-Executive Directors as a group.............................  225,000

--------
(1) No dollar value or exercise price is assigned to the stock options because the exercise price will be the fair market value of the underlying AOR common stock on the date of grant.

Vote Required for Approval

   Approval of the proposed amendments to AOR's 1993 Non-Employee Director Stock Option Plan requires the affirmative vote of the holders of a majority of the outstanding shares of AOR common stock.

Recommendation of the Board of Directors

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO AOR'S 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS A CONTRARY INDICATION IS MADE.

                     PROPOSAL 5: ELECTION OF AOR DIRECTORS

Nominees for Election as Directors

   The following sets forth certain information concerning each of the nominees for election to the board of directors of AOR at the AOR annual meeting and each director who will be a member of AOR's board of directors after the merger becomes effective. If AOR's amended and restated certificate of incorporation are approved and the merger is consummated, the directors will serve in the class indicated below. If the merger is not consummated, AOR's certificate of incorporation will not be amended and the directors who are elected will serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

                                                           Director    Director
                           Name                      Age     Since      Class
                           ----                      --- ------------- --------
      James E. Dalton...............................  56      May 1998     I
      Edward E. Rogoff, M.D.........................  56     July 1995     I
      Stanley A. Marks, M.D.........................  51      May 1998    II
      Robert A. Ortenzio............................  42 December 1992    II
      Russell L. Carson.............................  55 December 1992   III
      Richard B. Mayor..............................  65 February 1993   III
      R. Dale Ross..................................  52 December 1992   III

Nominees for Directors Whose Terms Expire at the Annual Meeting in 2000 (Class I Directors)

   James E. Dalton has served on AOR's board of directors since May 1998. Mr. Dalton has served as President, Chief Executive Officer and a director of Quorum Health Group, Inc. since 1990. Prior to joining Quorum, Mr. Dalton served as regional vice president with HealthTrust, Inc., as division vice president of Hospital Corporation of America ("HCA") and as regional vice president with HCA Management Company.

Prior to joining HCA, he held management positions with American MediCorp, Inc., Humana, Inc. and hospitals in Virginia and West Virginia. He serves on the board of directors of the Nashville Branch of the Federal Reserve Bank of Atlanta, AmSouth Bank, Housecall Medical Resources, Inc. and the Nashville Health Care Council. He also serves on the Board of Trustees of Universal Health Realty Income Trust and Randolph-Macon College. Mr. Dalton is a Fellow of the American College of Healthcare Executives and is on the board of directors and past chairman of the Federation of American Health Systems.

   Edward E. Rogoff, M.D. has been a director of AOR since July 1995. Dr. Rogoff obtained his medical degree from the State University of New York, Downstate Medical School, and his training in radiation oncology from Memorial Sloan Kettering Cancer Center. He is board certified in radiation oncology. Since 1978, Dr. Rogoff has been affiliated with Southwest Radiation Oncology, Ltd., an oncology group in Tucson, Arizona managed by AOR since January 1995. Dr. Rogoff is a member of numerous professional societies including American Society of Therapeutic Radiology and Oncology and the American Society of Clinical Oncology.

Nominees for Directors Whose Terms Expire at the Annual Meeting in 2001 (Class II Directors)

   Stanley A. Marks, M.D. has been a director of AOR since May 1998. Dr. Marks obtained his medical degree from the University of Pittsburgh School of Medicine and additional training at Peter Bent Brigham Hospital, Harvard Medical School and Sidney Farber Cancer Center. Dr. Marks is a member of numerous professional societies, including the American Society of Hematology and the American Society of Clinical Oncology. Dr. Marks is a practicing physician in Pittsburgh, Pennsylvania with Oncology-Hematology Associates, a physician group affiliated with AOR since April 1995.

   Robert A. Ortenzio has been a director of AOR since December 1992. Mr. Ortenzio has been President and Chief Operating Officer of Select Medical Corporation since February 1997. Prior to that time, Mr. Ortenzio was a co-founder and president of Continental Medical Systems, Inc., a provider of comprehensive medical rehabilitation programs and services, and a director of Horizon/CMS Healthcare Corporation, and served in various capacities at Continental Medical Systems, Inc. since February 1986. Mr. Ortenzio is currently a director of Concentra Managed Care, Inc. and Centennial Healthcare Corp.

Nominees for Director Whose Terms Expire at the Annual Meeting in 2002 (Class III Directors)

   Russell L. Carson has been a director of AOR since December 1992. Since 1978, Mr. Carson has been a general partner of Welsh, Carson, Anderson & Stowe, an investment partnership. Mr. Carson is a director of Quorum Health Group, Inc.

   Richard B. Mayor has been a director of AOR since February 1993. Mr. Mayor was a partner in the Houston law firm of Mayor, Day, Caldwell & Keeton, L.L.P. from its formation in February 1982 until December 1998. Since January 1999 he has been Of Counsel to such firm. Mayor, Day, Caldwell & Keeton, L.L.P. serves as outside legal counsel to AOR.

   R. Dale Ross has been a Chairman of the Board of Directors and Chief Executive Officer of AOR since December 1992. From April 1990 until joining AOR, Mr. Ross was self-employed. From December 1982 until April 1990, Mr. Ross was employed by HMSS, Inc., a home infusion therapy company. Mr. Ross founded HMSS, Inc. and served as its President and Chief Executive Officer and as a director.

Vote Required for Approval

   The seven nominees receiving the highest number of votes will be elected to AOR's board of directors.

Recommendation of the Board of Directors

   THE AOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS A CONTRARY INDICATION IS MADE.

Additional Directors to be Appointed upon Completion of the Merger

   Effective upon completion of the merger, the following persons will be appointed as directors of the combined company, to serve in the class indicated below:

                                                                        Director
                                  Name                              Age  Class
                                  ----                              --- --------
      J. Taylor Crandall...........................................  45     I
      Robert W. Daly...............................................  47     I
      Burton S. Schwartz, M.D......................................  57     I
      Nancy G. Brinker.............................................  52    II
      John T. Casey................................................  53    II
      Stephen E. Jones, M.D. ......................................  57    II
      Boone Powell, Jr.............................................  62   III

--------
   All of the above individuals are currently directors of PRN and have indicated that they will serve as directors of the combined company, if appointed. Certain information regarding the appointees is set forth below:

   J. Taylor Crandall has served on PRN's board of directors since May 1998. Mr. Crandall served as vice president and chief financial officer of Keystone, Inc., an investment company, from October 1986 to October 1998 and has served as the vice president and chief operating officer of Keystone, Inc. since October 1998. Mr. Crandall is a director of a number of business organizations, including Sunterra Corporation, Washington Mutual, Inc., Specialty Foods, Inc., Bell & Howell Operating Company, Grove Worldwide LLC and Quaker State Corporation.

   Robert W. Daly has been a Director of PRN since October 1993. Mr. Daly has been a managing director of MedEquity Investors, LLC, a health care venture capital firm, since December 1997. Mr. Daly served as a managing director of TA Associates, a venture capital firm, from January 1994 until October 1997. Mr. Daly was a general partner of TA Associates from July 1984 to December 1993.

   Burton S. Schwartz, M.D. has been a director of PRN since May 1998. Dr. Schwartz has served as the president and medical director of Minnesota Oncology Hematology, P.A., a medical oncology practice and affiliated physician group of PRN, since February 1995. Dr. Schwartz served as president and medical director of Oncologic Consultants, P.A., a medical oncology practice, from April 1992 until February 1995. Dr. Schwartz received his medical degree from Meharry Medical College in 1968 and is a board certified medical oncologist.

   Nancy G. Brinker has been a director of PRN since September 1994. Ms. Brinker is the founder of the Susan G. Komen Breast Cancer Foundation, one of the leading sponsors of breast cancer research and awareness programs in the nation. Since February 1995, Ms. Brinker has been chief executive officer of In Your Corner, Inc., a provider of health and wellness products and services. Ms. Brinker served as an independent pharmaceutical consultant from 1992 to 1994. She currently serves as a director of The Meditrust Companies.

   John T. Casey has been Chairman of the Board and Chief Executive Officer of PRN since October 1997. Mr. Casey has been active in health care leadership roles for over 25 years. Mr. Casey served as president and chief operating officer of American Medical International from 1991 until 1995, when that company was acquired by Tenet Healthcare Corporation. Prior to 1991, Mr. Casey served as chief executive officer of several large regional healthcare systems, including Samaritan Health Services in Phoenix, Arizona; Methodist Health Systems in Memphis, Tennessee; and Presbyterian/St. Luke' s Medical Center in Denver, Colorado. From 1995 until joining the Company, Mr. Casey was chairman and chief executive officer of InteCare LLC, an entrepreneurial venture. Mr. Casey currently serves as a director of MedQuist Inc.

   Stephen E. Jones, M.D. has been a director of PRN since November 1998. Dr. Jones received his medical degree from Case Western Reserve School of Medicine and post-doctoral training and education at Stanford University. Dr. Jones is a member of the American Society of Clinical Oncology and the American Society of

Hematology. Dr. Jones is a board certified medical oncologist and internist. Dr. Jones was a founding partner of TOPA and has been a practicing physician with TOPA since 1986. He was a professor of Medicine at the University of Arizona College of Medicine from 1978 through 1985.

   Boone Powell, Jr. has been a director of PRN since September 1994. Mr. Powell has been the president and chief executive officer of Baylor Health Care System and BUMC since 1980. Mr. Powell serves as an active member of Voluntary Hospitals of America. He is a director of Abbott Laboratories and Comerica Bank--Texas and is a fellow of the American College of Health Care Executives.

Meetings, Committees and Compensation

   The AOR board of directors held five meetings in 1998. For 1998, directors who were not employed by AOR received a fee of $3,500 per fiscal quarter plus an additional $1,500 per meeting attended. In addition, each director who was not employed by AOR received a grant of options to purchase 3,000 shares of AOR common stock, except for James E. Dalton and Stanley M. Marks, M.D., who were elected as directors of AOR for the first time during 1998, each of whom was granted options to purchase 5,000 shares of AOR common stock. All such options were granted pursuant to the 1993 Non-Employee Director Stock Option Plan. In addition, each AOR director received an additional grant of options to purchase 1,000 shares of AOR common stock for each committee to which the director was appointed. AOR also reimburses directors for their travel and out-of-pocket expenses incurred in attending board or committee meetings. Each incumbent director attended more than 75% of all meetings of the entire AOR board of directors.

   During 1998, the AOR board of directors had an audit committee and a compensation committee. The merger agreement provides that subject to, and upon consummation of the merger, the combined company's board of directors will also have an executive committee and a nominating committee.

   The audit committee reviews external and internal audit plans and activities, annual financial statements, and the system of internal financial controls, and approves all significant fees for audit, audit-related and non-audit services provided by independent accountants. During 1998, and as of the date of this joint proxy statement and prospectus, the audit committee members were Richard B. Mayor (Chairman), James E. Dalton and Robert A. Ortenzio. The merger agreement provides that subject to, and effective upon, consummation of the merger, the audit committee of the combined company will be comprised of Richard B. Mayor, James E. Dalton, Nancy G. Brinker and John T. Casey. The audit committee met four times in 1998.

   The compensation committee reviews and recommends compensation for AOR officers and employees and recommends to the board of directors changes in AOR's incentive compensation plans. The compensation committee met four times in 1998. During 1998, and as of the date of this joint proxy statement and prospectus, the compensation committee members were Russell L. Carson (Chairman), James E. Dalton and Robert A. Ortenzio. The merger agreement provides that subject to, and effective upon, consummation of the merger, the compensation committee of the combined company will be comprised of Russell L. Carson, Robert A. Ortenzio and Boone Powell, Jr. Each audit and compensation committee member attended all meetings of such committee held during 1998.

   The executive committee will have all of the powers of the board of directors other than the power to (a) amend the bylaws or (b) vote on any matter which under Delaware corporate law requires stockholder approval. Effective upon consummation of the merger, the members of the Executive Committee of the Board will be R. Dale Ross, Russell L. Carson, Richard B. Mayor, Boone Powell, Jr. and John T. Casey. The nominating committee will have the power to nominate directors to be voted upon by stockholders and to fill all vacancies on the board of directors or any committee. Effective upon completion of the merger, the members of the nominating committee will be Russell L. Carson, R. Dale Ross, James E. Dalton, Richard B. Mayor and Boone Powell, Jr.

    PROPOSAL 6: APPROVAL OF AMENDMENT TO 1993 KEY EMPLOYEE STOCK OPTION PLAN

   AOR's board of directors has adopted, subject to approval by the stockholders of AOR, an amendment to AOR's 1993 Key Employee Stock Option Plan (as amended, the "Key Employee Plan") amending the Key Employee Plan to increase the number of shares available for grants under the Key Employee Plan from 10% of AOR's outstanding common stock (including, for purposes of such calculation, shares to be issued to affiliated physicians at specified future dates) to 12% of AOR's outstanding common stock (including, for purposes of such calculation, shares to be issued to affiliated physicians at specified future dates). As of May 10, 1999, AOR had 35,627,773 shares of common stock issued and outstanding, and had agreed to deliver 13,639,990 shares of AOR common stock to its affiliated physicians at certain future dates for no additional consideration. Thus, if this amendment to the Key Employee Plan is approved, then as of May 10, 1999, 5,912,132 shares of AOR common stock would be reserved for grants of options and, if the merger is consummated, upon consummation of the merger approximately 12.2 million shares of the combined company would be reserved for grants of options. As of May 10, 1999, options to purchase 4,381,958 shares of AOR common stock had been granted (exclusive of cancellations) under the Key Employee Plan, all of which are nonqualified options, and 3,871,394 of which were outstanding with a weighted average exercise price of $10.19.

Text of the Amendment

   The text of the amendment is as follows:

   Capitalized terms not otherwise defined in this Amendment to the Key Employee Plan have the meanings assigned thereto in the Key Employee Plan.

     The Key Employee Plan is hereby amended as follows:

     "The first sentence of Section 5 of the Key Employee Plan is hereby amended to read in its entirety as follows:

     "The number of shares of Common Stock available for Stock Options shall equal 12% of the sum of the Company's outstanding Common Stock as of the effective date of the Key Employee Plan plus the number of shares of Common Stock issued by the Company after such effective date (including, solely for determining the number of shares available for Stock Options, shares of Common Stock agreed to be issued to physicians (or their affiliates) in connection with such physicians' (or their affiliates') direct or indirect agreement to enter into long-term management agreement with the Company (or a subsidiary thereof)), provided, however, that the number of shares available for Incentive Stock Options shall not exceed 375,888 shares; and provided further, however, that all outstanding and previously exercised Stock Options shall be applied against the number of shares of Common Stock available under the Plan."

Description of the Key Employee Plan

   The following is a description of the Key Employee Plan, as amended by the proposed amendment. The Key Employee Plan was adopted by AOR's board of directors in March 1993 and approved by AOR's stockholders in February 1994. The Key Employee Plan provides for the grant of nonqualified stock options and incentive stock options to employees (including officers who may be members of the board of directors) of AOR and its subsidiaries, with the number of shares of AOR common stock available for such stock options equal to 12% of the shares of AOR common stock outstanding (including shares to be issued to affiliated physicians at specified future dates) at the time of any such grant.

   The Key Employee Plan is administered by AOR's compensation committee. The compensation committee is authorized, subject to the terms of the Key Employee Plan, to adopt rules and regulations for carrying out the Key Employee Plan, to select eligible participants and to determine all appropriate terms and conditions of the grant of options thereunder, with the decisions of AOR's compensation committee binding on AOR and the participants under the Key Employee Plan. The Key Employee Plan provides for the grant of both Incentive Stock Options as defined in the Internal Revenue Code, and non-qualified stock options to acquire shares of AOR common stock. Incentive Stock Options may not be granted with an exercise prices of less than 100% of the fair market value per share of AOR common stock at the date of grant, and non-qualified options may not be granted with an exercise price of less than 85% of the fair market value per share of AOR common stock at the date of grant. The exercise price of an option may be paid in cash, in shares of AOR common stock or in a combination thereof. Vested options may be exercised during the participant's continued employment with AOR and for a period expiring on the earliest of (i) the term fixed by the compensation committee (which term shall not exceed ten years from the grant date), (ii) if the compensation committee fails to fix a term, ten years from the grant date or (iii) 30 days following termination of such employment, unless the participant's employment is terminated for cause, in which case vested options terminate at 12:01 a.m. on the date of the participant's termination, or by reason of death, disability or retirement. If the participant's employment is terminated by reason of death, disability or retirement, any vested nonqualified options expire on the earliest of (i) the term fixed by the compensation committee (which term shall not exceed ten years from the grant date), (ii) if the compensation committee fails to fix a term, ten years from the grant date or (iii) one year after such termination of employment as a result of death, disability or retirement. If the participant's employment is terminated by reason of death, disability or retirement, any Incentive Stock Options terminate on the same schedule as nonqualified options, except such options terminate three months after death, disability or retirement instead of one year. In the event of a participant's death or disability, 50% of all shares covered by stock options that are not vested as of the date of such event may be exercised fully and immediately without regard to vesting schedules for the terms described above.

Certain Federal Income Tax Consequences

   The Key Employee Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. To date, all options granted under the Key Employee Plan are "nonstatutory stock options" and not "restricted," "qualified" or "incentive" stock options, nor is the Key Employee Plan an "employee stock purchase plan," under Sections 422 through 424 of the Internal Revenue Code. Recipients of such nonqualified options under the Key Employee Plan recognize no income for federal income tax purposes when options are granted, but recognize ordinary income on the date of exercise to the extent that the fair market value of AOR common stock on such date exceeds the exercise price of the options.

   AOR is authorized to withhold any tax required to be withheld from the amount considered as ordinary income to the recipient of shares upon exercise of such nonqualified options issued under the Key Employee Plan. In the event that funds are not otherwise available to cover any required withholding tax, the recipient will be required to provide such funds before the shares are issued. AOR will ordinarily be entitled to a deduction equivalent to the amount of ordinary income recognized by optionees.

Vote Required for Approval

   Approval of the proposed amendment to the Key Employee Plan requires the affirmative vote of the holders of a majority of the outstanding shares of AOR common stock.

Recommendation of the Board of Directors

   THE AOR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO AOR'S 1993 KEY EMPLOYEE STOCK OPTION PLAN. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS A CONTRARY INDICATION IS MADE.

       PROPOSAL 7: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The firm of PricewaterhouseCoopers LLP was engaged to audit AOR's 1998 financial statements. The board of directors of AOR proposes to continue the services of this firm as independent accountants to audit AOR's financial statements for 1999. If the appointment of PricewaterhouseCoopers LLP is ratified by the stockholders, the firm will audit the financial statements of AOR and its subsidiaries for the current fiscal year and perform other appropriate accounting services as requested. PricewaterhouseCoopers LLP has advised

AOR that no member of the firm has any financial interest, direct or indirect, in AOR or any of its subsidiaries in any capacity other than that of accountants. Representatives of PricewaterhouseCoopers LLP will be present at AOR's annual meeting and will be available to answer appropriate questions from stockholders.

Vote Required for Approval

   The affirmative vote of a majority of the shares of AOR common stock present or represented by proxy and entitled to vote at AOR's annual meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants to audit AOR's financial statements for 1999.

Recommendation of the Board of Directors

   THE AOR BOARD OF DIRECTORS RECOMMENDS THAT AOR STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS TO AUDIT AOR'S FINANCIAL STATEMENTS FOR 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following tables set forth (i) the aggregate amount of remuneration paid by AOR for the three fiscal years ended December 31, 1998 to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, (ii) the number of shares of AOR common stock that are subject to options granted to such individuals during the last fiscal year and the hypothetical value thereof assuming specified annual rates of AOR common stock price appreciation, and (iii) the amount realized upon the exercise of stock options during the last fiscal year and the value at the end of the last fiscal year of all stock options held by such individuals.

                           SUMMARY COMPENSATION TABLE

                                                       Annual       Long Term
                                                    Compensation   Compensation
                                                  ---------------- ------------
                                                                    Securities
                                           Fiscal                   Underlying
                                            Year   Salary   Bonus    Options
Name and Principal Position                ------  ------  ------- ------------
R. Dale Ross..............................  1998  $438,900 $     0   100,000
  Chairman of the Board, Chief Executive
   Officer                                  1997  $399,000 $     0   200,000
  and Director                              1996  $350,000 $     0         0

Lloyd K. Everson, M.D.....................  1998  $368,362 $     0    75,000
  President and Director                    1997  $334,875 $     0   175,000
                                            1996  $293,750 $     0         0

L. Fred Pounds............................  1998  $302,485 $     0    50,000
  Vice President of Finance, Treasurer and
   Chief                                    1997  $274,986 $     0   100,000
  Financial Officer                         1996  $239,119 $     0         0

David S. Chernow..........................  1998  $220,000 $     0    50,000
  Chief Development Officer                 1997  $200,000 $     0   100,000
                                            1996  $135,000 $42,800    60,000

R. Allen Pittman..........................  1998  $166,676 $40,000    50,000
  Vice President of Corporate Services      1997  $151,524 $     0     5,000
                                            1996  $142,947 $43,565    44,000

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998

                                                                      Potential Realizable Value
                                                                      at Assumed Annual Rates of
                                                                       Stock Price Appreciation
                                       Individual Grants                    for Option Term
                          ------------------------------------------- ---------------------------
                          Number of   % of Total  Exercise
                          Securities   Options     Price
                          Underlying  Granted to    Per
                           Options   Employees in  Share   Expiration
          Name             Granted   Fiscal Year    (1)       Date         5%           10%
------------------------  ---------- ------------ -------- ---------- ------------ --------------
R. Dale Ross............   100,000       11.0%     $14.61   5/14/08   $    918,820 $    2,328,460
Lloyd K. Everson, M.D...    75,000        8.3%     $14.61   5/14/08   $    689,115 $    1,746,345
L. Fred Pounds..........    50,000        5.5%     $14.61   5/14/08   $    459,410 $    1,164,230
David S. Chernow........    50,000        5.5%     $14.61   5/14/08   $    459,410 $    1,164,230
R. Allen Pittman........    50,000        5.5%     $14.61   5/14/08   $    459,410 $    1,164,230

--------
(1) The exercise price per share for each option granted in 1998 is the market value of AOR's common stock as of the date such option was granted, as determined in accordance with the applicable stock option plan.

         1998 OPTION EXERCISES AND DECEMBER 31, 1998 OPTION VALUE TABLE

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                           Shares              Options at Fiscal Year    In-the-Money Options at
                          Acquired                       End               Fiscal Year End(1)
                             on      Value    ------------------------- -------------------------
          Name            Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----            -------- ---------- ----------- ------------- ----------- -------------
R. Dale Ross............  400,000  $5,974,953  1,858,428     260,000    $19,716,423  $        0
Lloyd K. Everson, M.D...  200,000  $2,475,000    332,864     215,000    $ 2,927,120  $        0
L. Fred Pounds..........  115,000  $1,381,575    257,973     233,439    $ 2,640,832  $1,107,528
David S. Chernow........   35,000  $  319,212     24,242     174,000    $   118,269  $  611,510
R. Allen Pittman........   20,000  $  283,300     30,600      88,400    $   230,849  $  251,904

--------
(1) Based upon a closing price of AOR's common stock on December 31, 1998, as reported by The Nasdaq Stock Market, of $14.56 per share.

401(k) Plan

   Effective January 1, 1994, AOR adopted a 401(k) plan covering substantially all employees who have completed at least 1,000 hours of service. AOR's 401(k) Plan is administered by AOR and permits covered employees to contribute up to 15% of their annual compensation up to the maximum legally allowable contribution per year, as adjusted for inflation, through salary reduction on a pre-tax basis in accordance with Section 401(k) of the Internal Revenue Code. AOR contributions to AOR's 401(k) Plan are permitted, but are not required. No contributions have been made by AOR to date.

Indemnification of Officers and Directors

   AOR's certificate of incorporation provides that no director of AOR shall be personally liable to AOR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to AOR or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of AOR and its stockholders (through stockholders' derivative suits on behalf of AOR) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

   AOR's bylaws, as currently in effect or as in effect after the merger, provide that AOR will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require AOR to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of AOR or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

Compensation Committee Report on Executive Compensation

   In 1998, the compensation committee was comprised of Russell L. Carson (Chairman), Robert A. Ortenzio and, starting May 1998, James E. Dalton, none of whom was employed by AOR.

   Committee Charter. The committee's charter provides that the committee is responsible for ensuring that AOR is able to attract and retain qualified people to serve as officers and in key management positions through the effective use of competitive compensation, benefits and management development programs. The compensation committee's responsibilities include ensuring that executive compensation is linked to stockholder value and is consistent with AOR's business strategy and performance. Each member of the compensation committee must be a "non-employee director," as defined under rules adopted under Section 16 of the Securities Exchange Act of 1934, as amended, and must be an "outside director," as defined under Section 162(m) of the Internal Revenue Code. Committee members and the Chairman serve at the pleasure of the AOR board of directors.

   The compensation committee is expected to counsel the chief executive officer regarding employment and compensation matters; develop, review and evaluate policies and make recommendations with respect to benefit plans and programs or other compensation arrangements; review and approve discretionary grants and the terms thereof under AOR's stock option plans and report to stockholders in the proxy statement on AOR's compensation policies. In carrying out its duties, the committee may retain outside consultants, although it did not do so in 1998. The committee reports and makes recommendations to AOR's board of directors.

   Compensation Policy for Officers. AOR hopes to select and retain high-quality, talented individuals to serve as officers and employees of AOR. To that end, the compensation offered by AOR is designed to be competitive and to reward superior individual and company performance with superior levels of compensation. In determining its compensation packages, AOR seeks to compensate its executive officers at a level that is competitive with companies in its peer group in similar geographic locations. AOR believes that its total compensation packages are in the middle of the range of such group, although AOR has historically placed a greater emphasis on stock-based compensation than some of its peer group companies. The principal components of the executive compensation program are base salary, cash bonus compensation and stock-based, longer-term incentives. Base salary levels are intended to be competitive and are based upon the executive's background, qualifications and job performance at AOR. Cash bonuses are awarded based upon achievement of individual and AOR goals. The primary basis for awarding cash bonuses is the achievement of certain earnings per share goals for each year. Bonuses in respect of any given year are generally paid during the subsequent year. AOR met its earnings goals during 1998.

   Stock-based incentives are used to reward officers and to motivate them to achieve AOR's longer-term goals. AOR has generally placed greater emphasis on stock-based incentives than on cash bonuses in its compensation strategy for executive officers and will continue to do so. AOR and individual performance results, primarily AOR's achieving certain earnings per share targets, are considered when determining discretionary stock-based incentive awards, although no pre-determined performance criteria are utilized. During the fiscal year ended December 31, 1998, the committee awarded stock options to selected officers and key employees under the 1993 Key Employee Stock Option Plan. Stock options have an exercise price equal to at least 85% of the market price on the date of grant and vest over five years.

   By relying on long-term stock-based compensation, AOR puts a significant portion of each executive officer's total compensation at risk, based upon the financial performance of AOR. Furthermore, each executive's personal net worth may increase with any long-term appreciation of AOR's stock. In this manner, AOR seeks to align the long-term interests of its executive officers with the interest of AOR and its stockholders.

   Compensation of the Chief Executive Officer. Compensation of the Chief Executive Officer is intended to be competitive with compensation paid by companies in AOR's peer group located in similar geographic locations. The Chief Executive Officer's compensation is based primarily on AOR's achieving certain earnings targets for each fiscal year. During 1998, AOR satisfied its earnings target. In addition, AOR's performance is measured by, among other things, corporate net earnings, revenues and a comparison to AOR's peer group. Measurements used to evaluate the Chief Executive Officer include, in addition to earnings, performance, stock price performance and development of sound strategic, operating and expansion plans.

   For 1999 the committee intends to continue its present performance-based compensation strategy. The committee's compensation philosophy will continue to reward performance for its executive officers and broad-based employees tied to both corporate goals and individual benchmarks.

   Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") imposes a limit of $1,000,000, with certain exceptions, that a publicly held corporation may deduct in any year for the compensation paid with respect to each of its five most highly compensated officers. The committee intends to try to comply with the provisions of the Budget Act that would preserve the deductibility of executive compensation payments to the greatest extent possible under AOR's compensation policy.

       Russell L. Carson, Chairman
       Robert A. Ortenzio
       James E. Dalton

   Performance Graph. The following performance graph compares the performance of AOR common stock to the Nasdaq Composite Index for the period commencing June 13, 1995, and ending December 31, 1998. The graph assumes that $100 was invested on June 13, 1995, in AOR common stock and in each index and that all dividends were reinvested.

                        Comparison of Cumulative Return



                              [Graph appears here]

                          June
                           13,   December 31, December 31, December 31, December 31,
                          1995       1995         1996         1997         1998
                         ------- ------------ ------------ ------------ ------------
AOR(1).................. $100.00   $173.66      $ 73.21      $114.29      $104.02
Nasdaq Stock Market
 Index.................. $100.00   $113.41      $139.49      $171.17      $245.28
Nasdaq Health Services
 Index(2)............... $100.00   $134.68      $134.75      $137.18      $112.44

--------
(1) Total return for AOR assumes a purchase price on June 13, 1995 of $14.00, which was the closing price of the AOR common stock, as reported on The Nasdaq Stock Market, on such date. The price to the public in AOR's initial public offering on such date was $10.50. All stock prices take into account AOR's 2-for-1 stock split which took effect in June 1996.
(2) The Nasdaq Health Services Index is comprised of all U.S. and Canadian healthcare service companies listed on The Nasdaq Stock Market.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions with AOR

   AOR does not believe that any of the transactions described below were made on terms less favorable to AOR than those that would have been available from unaffiliated parties and does not anticipate entering into transactions with affiliated parties in the future on terms less favorable than those that would be available from unaffiliated parties.

   Dr. Fink, a director of AOR, is a practicing physician with Hematology Oncology Associates ("HOA"), a physician group affiliated with AOR since November 1992. During 1998, AOR recognized revenue of approximately $18,920,000 from HOA. In addition, AOR leases office space from an entity affiliated with Dr. Fink. Payments under this lease were approximately $534,000 in 1998.

   Dr. Marks, a director of AOR, is a practicing physician with Oncology-Hematology Associates, a physician group affiliated with AOR since April 1995. During 1998, AOR recognized revenue of approximately $30,940,000 from Oncology-Hematology Associates.

   Dr. Murali, a director of AOR, is a practicing physician with Oncology and Hematology Associates, Inc., a physician group affiliated with the Company since April 1994. During fiscal 1998, AOR recognized revenue of approximately $16,940,000 from Oncology and Hematology Associates, Inc.

   Dr. Rogoff, a director of AOR, is a practicing physician with Southwestern Radiation Oncology, Ltd., a physician group affiliated with AOR since January 1995. During fiscal 1998, AOR recognized revenue of $5,851,000 from Southwestern Radiation Oncology Ltd. In addition, AOR leases office space from an entity affiliated with Dr. Rogoff. Payments under this lease were approximately $215,000 in 1998.

   Richard B. Mayor, a director of AOR, is Of Counsel to Mayor, Day, Caldwell & Keeton, L.L.P., AOR's principal outside legal counsel.

Certain Relationships and Related Transactions with PRN

   PRN does not believe that any of the transactions described below were made on terms less favorable to PRN than those that would have been available from unaffiliated parties and does not anticipate entering into transactions with affiliated parties in the future on terms less favorable than those that would be available from unaffiliated parties.

   PRN and Texas Oncology, P.A. are parties to a Service Agreement pursuant to which PRN provides Texas Oncology, P.A. with facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. In 1998, Texas Oncology, P.A. paid PRN an aggregate of approximately $78.0 million pursuant to the Texas Oncology, P.A. Service Agreement. Dr. Jones, who will be a director of the combined company upon completion of the merger, and Dr. Bailes, who will be an Executive Vice President of the combined company upon completion of the merger, are employed by Texas Oncology, P.A. Texas Oncology, P.A. beneficially owns approximately 16.9% of the outstanding PRN common stock. At December 31, 1998, Texas Oncology, P.A. was indebted to PRN in the aggregate amount of approximately $7.0 million. This indebtedness was incurred in 1996 and 1997 when PRN advanced working capital to Texas Oncology, P.A. for various uses, including the development of new markets and physician salaries and bonuses. This indebtedness bears interest at a rate negotiated by PRN and Texas Oncology, P.A. that approximates the published prime lending rate. Effective November 1, 1998, PRN and Texas Oncology, P.A. entered into a Second Amended and Restated Service Agreement. In consideration for entering into the amended agreement, PRN paid Texas Oncology, P.A. $1.5 million and is obligated to pay Texas Oncology, P.A. $7.5 million on or before June 15, 1999.

   PRN leases facilities from affiliates of Baylor University Medical Center ("BUMC"). Additionally, affiliates of BUMC provide PRN various services, including telecommunications and maintenance services.

Mr. Powell, a director of PRN (who will become a director of the combined company), is president and chief executive officer of BUMC. In 1998, payments by PRN to BUMC totalled an aggregate of approximately $3.9 million for these services.

   PRN and Minnesota Oncology Hematology, P.A. ("Minnesota Oncology") entered into a Service Agreement effective July 1, 1996. Dr. Schwartz, a director of PRN (who will become a director of the combined company), is president and medical director of Minnesota Oncology. Pursuant to that service agreement, PRN provides Minnesota Oncology with offices, facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. During 1998, Minnesota Oncology paid PRN an aggregate of approximately $5.1 million pursuant to their service agreement.

   As part of the consideration for Minnesota Oncology entering into the Minnesota Service Agreement, PRN is required to make quarterly payments of $463,996 to Minnesota Oncology through July 1, 2000. During 1998, PRN paid Minnesota Oncology an aggregate of $1,855,984 pursuant to such quarterly payments. In addition, PRN is required to issue a prescribed number of shares of PRN common stock (which will convert, based on the exchange ratio of 0.94, into the right to receive AOR common stock) to Minnesota Oncology on July 1 of each year through July 1, 2001. During 1998, PRN issued 107,152 shares of common stock to Minnesota Oncology pursuant to such yearly issuances.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the federal securities laws, AOR's directors, executive officers and any person holding more than ten percent of the outstanding AOR common stock are required to report their beneficial ownership of AOR common stock to AOR and the SEC. Specific due dates for these reports have been established by regulation, and AOR is required to report any failure to file by these dates during 1998. As of the date of this joint proxy statement and prospectus, AOR believes that all directors, officers and ten percent holders are current in their filings with respect to 1998. In making these statements, AOR has relied on the written representations of its directors, officers and ten percent holders and copies of reports that they have filed with the SEC.

                            INDEPENDENT ACCOUNTANTS

   Representatives of PricewaterhouseCoopers LLP, AOR's independent accountants, are expected to be present at the AOR annual meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

   Representatives of Arthur Andersen LLP, PRN's independent accountants, are expected to be present at the PRN special meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the AOR common stock to be issued in connection with the merger will be passed upon by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. Certain tax consequences of the merger will be passed upon for PRN by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                    EXPERTS

   The consolidated financial statements for AOR incorporated in this joint proxy statement and prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 1998 have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. The prospective financial information included or referred to in this document has been prepared by and is the responsibility of the management of AOR and PRN, respectively. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this document relates to the historical financial statements of AOR; it does not extend to the prospective financial information and should not be read to do so.

   The consolidated financial statements of PRN appearing in PRN's Annual Report on Form 10-K, as amended, for the year ended December 31, 1998 incorporated by reference in this joint proxy statement and prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports and are included therein in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                  PROPOSALS OF STOCKHOLDERS FOR ANNUAL MEETING

AOR Stockholders

   The board of directors of AOR, or if the merger is consummated, of the combined company will consider proposals of stockholders intended to be presented for action at the combined company's 2000 annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at AOR's or the combined company's principal executive offices, 16825 Northchase Drive, Suite 1300, Houston, Texas 77060, no later than January 11, 2000, to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting of stockholders. Submission of a stockholder proposal does not assure inclusion in the proxy statement or form of proxy because proposals must meet certain SEC rules and AOR bylaw requirements.

PRN Stockholders

   A proper proposal submitted by a stockholder in accordance with applicable rules and regulations must have been received at PRN's executive offices by December 15, 1998 to be included in PRN's 1999 Proxy Statement and form of proxy relating to PRN's 1999 Annual Meeting of Stockholders. If a proper proposal submitted by a stockholder in accordance with applicable rules and regulations is received at PRN's executive offices later than February 27, 1999, the proxies of PRN's management with respect to PRN's 1999 annual meeting of stockholders will have discretionary voting authority with respect to such stockholder proposal. PRN does not anticipate having a 1999 annual meeting of stockholders if the merger is consummated.

                                 OTHER MATTERS

   As of the date of this joint proxy statement and prospectus, the board of directors of each of AOR and PRN knows of no other matters that will be presented for consideration at the AOR annual meeting or the PRN special meeting other than as described in the joint proxy statement and prospectus. If any other matters shall properly come before either meeting or an adjournment or postponement thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of the respective managements of AOR and PRN.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                       AMERICAN ONCOLOGY RESOURCES, INC.

                          DIAGNOSTIC ACQUISITION, INC.

                                      And

                        PHYSICIAN RELIANCE NETWORK, INC.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I. THE MERGER....................................................  A-1
  Section 1.1.The Merger.................................................  A-1
  Section 1.2.Conversion of Capital Stock................................  A-2
  Section 1.3.Exchange of Certificates...................................  A-2
  Section 1.4.Time and Place of Closing..................................  A-4
ARTICLE II. OTHER MATTERS RELATING TO CORPORATE ORGANIZATION AND
GOVERNANCE...............................................................  A-4
  Section 2.1.Actions to be Taken........................................  A-4
  Section 2.2.Corporate Headquarters.....................................  A-5
  Section 2.3.The Surviving Corporation..................................  A-5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-6
  Section 3.1.Corporate Existence and Power..............................  A-6
  Section 3.2.Corporate Authorization....................................  A-6
  Section 3.3.Subsidiaries...............................................  A-6
  Section 3.4.Affiliated Physician Groups................................  A-7
  Section 3.5.Governmental Authorization.................................  A-7
  Section 3.6.Non-Contravention..........................................  A-8
  Section 3.7.Capitalization.............................................  A-8
  Section 3.8.SEC Reports and Financial Statements.......................  A-9
  Section 3.9.Absence of Certain Changes or Events.......................  A-9
  Section 3.10.Disclosure Documents...................................... A-10
  Section 3.11.Litigation................................................ A-10
  Section 3.12.Contracts................................................. A-10
  Section 3.13.Properties and Assets..................................... A-10
  Section 3.14.Taxes..................................................... A-11
  Section 3.15.Employee Benefit Plans; ERISA............................. A-11
  Section 3.16.Accounts Receivable....................................... A-12
  Section 3.17.Labor Matters............................................. A-13
  Section 3.18.Compliance with Laws...................................... A-13
  Section 3.19.Finders' Fees............................................. A-13
  Section 3.20.Opinion of Financial Advisor.............................. A-13
  Section 3.21.Accounting Matters........................................ A-13
  Section 3.22.Company Rights Plan....................................... A-13
  Section 3.23.Licenses; Approvals....................................... A-13
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT..................... A-14
  Section 4.1.Corporate Existence and Power.............................. A-14
  Section 4.2.Corporate Authorization.................................... A-14
  Section 4.3.Subsidiaries............................................... A-14
  Section 4.4.Affiliated Physician Groups................................ A-15
  Section 4.5.Governmental Authorization................................. A-15
  Section 4.6.Non-Contravention.......................................... A-16
  Section 4.7.Capitalization............................................. A-16
  Section 4.8.Organization of Merger Sub................................. A-17
  Section 4.9.No Prior Activities........................................ A-17
  Section 4.10.SEC Reports and Financial Statements...................... A-17
  Section 4.11.Absence of Certain Changes or Events...................... A-17
  Section 4.12.Disclosure Documents...................................... A-18

                                                                           Page
                                                                           ----
  Section 4.13.Litigation................................................. A-18
  Section 4.14.Contracts.................................................. A-18
  Section 4.15.Properties and Assets...................................... A-18
  Section 4.16.Taxes...................................................... A-19
  Section 4.17.Employee Benefit Plans; ERISA.............................. A-20
  Section 4.18.Accounts Receivable........................................ A-20
  Section 4.19.Labor Matters.............................................. A-21
  Section 4.20.Compliance with Laws....................................... A-21
  Section 4.21.Finders' Fees.............................................. A-21
  Section 4.22.Opinion of Financial Advisor............................... A-21
  Section 4.23.Accounting Matters......................................... A-21
  Section 4.24.Parent Rights Plan......................................... A-21
  Section 4.25.Licenses; Approvals........................................ A-21
ARTICLE V. COVENANTS OF THE COMPANY....................................... A-22
  Section 5.1.Conduct of Business of the Company Pending the Effective
   Time................................................................... A-22
  Section 5.2.Access to Financial and Operational Information............. A-23
  Section 5.3.Notices of Certain Events................................... A-24
  Section 5.4.Letter of Company's Accountants............................. A-24
  Section 5.5.Opinion of Financial Advisor................................ A-24
ARTICLE VI. COVENANTS OF PARENT........................................... A-24
  Section 6.1.Conduct of Business of Parent Pending the Effective Time.... A-24
  Section 6.2.Access to Financial and Operational Information............. A-26
  Section 6.3.Notices of Certain Events................................... A-26
  Section 6.4.Letter of Parent's Accountants.............................. A-26
  Section 6.5.Opinion of Financial Advisor................................ A-27
  Section 6.6.Quotation on NMS............................................ A-27
  Section 6.7.Employment Offers........................................... A-27
ARTICLE VII. COVENANTS OF PARENT AND THE COMPANY.......................... A-27
  Section 7.1.Advise of Certain Changes................................... A-27
  Section 7.2.Agreement to Cooperate; Further Assurances.................. A-27
  Section 7.3.No Solicitation............................................. A-28
  Section 7.4.Joint Proxy Statement; Registration Statement............... A-28
  Section 7.5.Stockholders' Meetings...................................... A-29
  Section 7.6.Confidential Information.................................... A-29
  Section 7.7.Communications.............................................. A-29
  Section 7.8.Stock Option Plans and Delayed Delivery Shares.............. A-29
  Section 7.9.Registration of Company Stock Option Plans.................. A-30
  Section 7.10.Obligations of Merger Sub.................................. A-30
  Section 7.12.Indemnification and Insurance.............................. A-30
  Section 7.13.Supplemental Disclosure Schedules.......................... A-31
  Section 7.14.New Name for Parent........................................ A-31
  Section 7.15.Affiliates................................................. A-31
  Section 7.16.Severance Payments......................................... A-31
ARTICLE VIII. CONDITIONS OF THE MERGER.................................... A-31
  Section 8.1.Conditions to Obligations of Parent and Merger Sub.......... A-31
  Section 8.2.Conditions to Obligations of the Company.................... A-32
  Section 8.3.Conditions to Obligations of Each Party..................... A-33

                                                                            Page
                                                                            ----
ARTICLE IX. TERMINATION OF AGREEMENT....................................... A-33
  Section 9.1.Termination.................................................. A-33
  Section 9.2.Certain Actions Prior to Termination......................... A-35
  Section 9.3.Effect of Termination........................................ A-35
  Section 9.4.Termination Fee.............................................. A-35
ARTICLE X. MISCELLANEOUS................................................... A-36
  Section 10.1 Further Assurances.......................................... A-36
  Section 10.2 Survival.................................................... A-36
  Section 10.3 Notices..................................................... A-36
  Section 10.4 Governing Laws and Consent to Jurisdiction.................. A-36
  Section 10.5 Binding Upon Successors and Assigns; Assignment............. A-37
  Section 10.6 Severability................................................ A-37
  Section 10.7 Entire Agreement; No Third Party Beneficiaries.............. A-37
  Section 10.8 Other Remedies.............................................. A-37
  Section 10.9 Amendment and Waivers....................................... A-37
  Section 10.10 Disclosure Schedules....................................... A-37
  Section 10.11 No Waiver.................................................. A-37
  Section 10.12 Construction of Agreement.................................. A-37
  Section 10.13 Counterparts............................................... A-38

                             EXHIBITS AND SCHEDULES

Exhibits

Exhibit A--Company Affiliate Agreement
Exhibit B--Parent Affiliate Agreement
Exhibit C--Company Stock Option Agreement
Exhibit D--Parent Stock Option Agreement
Exhibit E--Parent Restated Certificate
Exhibit F--Parent Restated Bylaws

Schedules

Company Disclosure Schedule
Parent Disclosure Schedule

                                  DEFINITIONS

Defined Term                                                             Section
------------                                                             -------
Acquisition Proposal...............................................       7.3(a)
Affiliate..........................................................         3.21
Agreement.......................................................... Introduction
APB No. 16.........................................................         3.21
Articles of Merger.................................................       1.1(b)
Certificates.......................................................       1.3(b)
Code...............................................................    Recital C
Company............................................................ Introduction
Company Affiliated Physician Groups................................          3.4
Company Affiliated Physicians......................................          3.4
Company Affiliated Providers.......................................          3.4
Company Balance Sheet..............................................          3.8
Company Common Stock...............................................       1.2(b)
Company Disclosure Schedule........................................  Article III
Company ERISA Affiliate............................................      3.15(b)
Company Financial Advisor..........................................         3.19
Company Options....................................................          3.7
Company Preferred Stock............................................          3.7
Company Rights.....................................................       3.7(i)
Company Rights Agreement...........................................       3.7(i)
Company SEC Reports................................................          3.8
Company Securities.................................................       3.7(v)
Company Series One Junior Preferred Stock..........................       3.7(i)
Company Stock Option Plans.........................................       7.8(a)
Company Subsidiaries...............................................          3.3
Confidentiality Agreement..........................................          5.2
Constituent Corporations........................................... Introduction
Conversion Price...................................................    3.7(d)(v)
DGCL...............................................................          2.1
Disclosure Schedule Update.........................................         7.13
Effective Date.....................................................       1.1(b)
Effective Time.....................................................       1.1(b)
ERISA..............................................................      3.15(b)
Exchange Act.......................................................       3.5(c)
Exchange Agent.....................................................       1.3(a)
Exchange Fund......................................................       1.3(a)
Exchange Ratio.....................................................       1.2(c)
Governmental Entity................................................          3.5
HSR Act............................................................       3.5(b)
IRS................................................................      3.14(b)
Joint Proxy Statement..............................................         3.10
Lien...............................................................       3.6(d)
Material Adverse Effect............................................          3.1
Merger.............................................................    Recital A
Merger Sub......................................................... Introduction
New Parent Option..................................................       7.8(a)
NMS................................................................       1.3(e)
Outside Consultant.................................................         7.14
Parent............................................................. Introduction

Defined Term                                                             Section
------------                                                             -------
Parent Affiliated Physicians.........................................        4.4
Parent Affiliated Physician Groups...................................        4.4
Parent Affiliated Providers..........................................        4.4
Parent Balance Sheet.................................................       4.10
Parent Common Stock..................................................     1.2(c)
Parent Disclosure Schedule........................................... Article IV
Parent ERISA Affiliate...............................................    4.17(b)
Parent Financial Advisor.............................................       4.21
Parent Options.......................................................        4.7
Parent Preferred Stock...............................................        4.7
Parent Restated Bylaws...............................................     2.1(b)
Parent Restated Certificate..........................................     2.1(a)
Parent Rights........................................................     1.2(c)
Parent Rights Agreement..............................................     1.2(c)
Parent SEC Reports...................................................       4.10
Parent Securities....................................................        4.7
Parent Series A Preferred Stock......................................     1.2(c)
Parent Subsidiaries..................................................        4.3
Registration Statement...............................................       3.10
SEC..................................................................        3.8
Securities Act.......................................................     3.5(d)
6% Note..............................................................  3.7(d)(v)
Superior Proposal....................................................     7.3(a)
Surviving Corporation................................................     1.1(a)
Taxes................................................................    3.14(a)
TBCA.................................................................     1.1(a)
Welfare Plan.........................................................    3.15(b)

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of December 11, 1998 (this "Agreement"), is by and among AMERICAN ONCOLOGY RESOURCES, INC., a Delaware corporation ("Parent"), DIAGNOSTIC ACQUISITION, INC., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and PHYSICIAN RELIANCE NETWORK, INC., a Texas corporation (the "Company") (Merger Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                   RECITALS

   A. The Boards of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable that their respective stockholders approve, the transactions provided for herein in which Merger Sub would merge with and into the Company, and the Company would become a wholly owned subsidiary of Parent (the "Merger").

   B. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties' willingness to enter into this
Agreement: (i) certain Affiliates (as defined herein) of the Company have entered into an Affiliate Agreement substantially in the form of Exhibit A attached hereto; (ii) certain Affiliates of the Parent have entered into an Affiliate Agreement substantially in the form of Exhibit B attached hereto;
(iii) Parent and the Company have entered into a Stock Option Agreement in the form of Exhibit C hereto ("Company Stock Option Agreement"); and (iii) Parent and the Company have entered into a Stock Option Agreement in the form of Exhibit D hereto ("Parent Stock Option Agreement").

   C. For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   D. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                  ARTICLE I.

                                  The Merger

   Section 1.1. The Merger.

   (a) At the Effective Time (as defined below) and subject to the terms and conditions hereof and the provisions of the Texas Business Corporation Act (the "TBCA"): (i) Merger Sub will be merged with and into the Company in accordance with the TBCA; (ii) the separate existence of Merger Sub shall thereupon cease; and (iii) the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"), as a wholly owned subsidiary of Parent.

   (b) Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VIII, by duly filing appropriate articles of merger (the "Articles of Merger"), together with a plan of merger attached thereto setting forth only that information required by Article 5.01(B) of the TBCA, in such form as is required by, and executed in accordance with, the relevant provisions of the TBCA. The Merger shall be effective at such time as the Articles of Merger shall have been duly filed with the Secretary of State of the State of Texas and shall have become effective in accordance with the TBCA (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date."

   (c) The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, causes of action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effect set forth in Article 5.06 of the TBCA.

   Section 1.2. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger:

     (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock. All shares of Common Stock, no par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by any wholly owned subsidiary of the Company shall be cancelled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Exchange Ratio for Company Common Stock. Subject to Section 1.3(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 1.2(b)) shall be converted into the right to receive .94 (the "Exchange Ratio") fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock"), including the corresponding number of rights (the "Parent Rights") to purchase shares of Series A Preferred Stock of Parent (the "Parent Series A Preferred Stock") pursuant to the Rights Agreement dated as of May 29, 1997, between Parent and American Stock Transfer & Trust Company, as Rights Agent (the "Parent Rights Agreement"). All references in this Agreement to Parent Common Stock to be received pursuant to the Merger shall be deemed to include the Parent Rights. All such shares of Company Common Stock, when so converted, together with the associated Company Rights (as defined in Section 3.7), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares and/or Company Rights, shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.3, without interest.

   Section 1.3. Exchange of Certificates.

   (a) Exchange Agent. As of the Effective Time, Parent shall deposit with an exchange agent designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash to be paid in lieu of fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.2 in exchange for outstanding shares of Company Common Stock.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 1.2 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 1.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.3. Lost and mutilated shares of Company Common Stock shall be treated in the same manner as they are currently treated by the Company.

   (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.3(e), in each case until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

   (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.3(c) or 1.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

   (e) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in connection with the Merger. All shares of Parent Common Stock to which a holder of shares of Company Common Stock is entitled in connection with the Merger shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Article I shall be entitled to receive from the Exchange Agent a cash payment (without interest) equal to such fraction multiplied by the average closing price per share of Parent Common Stock on The Nasdaq Stock Market's National Market ("NMS") during the three (3) trading days immediately prior to the Effective Date.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

   (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

   Section 1.4. Time and Place of Closing. The closing of the Merger shall take place at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, as promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VIII.

                                  ARTICLE II.

        Other Matters Relating to Corporate Organization and Governance

   Section 2.1. Actions to be Taken. Subject to the terms and conditions hereof, the following actions shall be taken:

     (a) Prior to the Closing, but effective as of the Effective Time, Parent shall file with the Delaware Secretary of State, and in accordance with the Delaware General Corporation Law ("DGCL"), the Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit E (the "Parent Restated Certificate").

     (b) As of the Effective Time, the Bylaws of Parent, as amended, shall be amended and restated to read in their entirety substantially in the form attached hereto as Exhibit F (the "Parent Restated Bylaws").

     (c) The number of directors comprising the full Board of Directors of Parent as of the Effective Time shall be fourteen (14) directors. As of the Effective Time, the following persons shall comprise the Board of Directors of Parent, in each case, until each such person's earlier death, resignation or removal in accordance with the Parent Restated Certificate:

      Name                                                                 Class
      ----                                                                 -----
      J. Taylor Crandall..................................................    I
      James E. Dalton.....................................................    I
      Robert W. Daly......................................................    I
      Edward E. Rogoff....................................................    I
      Burton S. Schwartz, M.D.............................................    I
      Nancy G. Brinker....................................................   II
      John T. Casey.......................................................   II
      Stephen Jones.......................................................   II
      Stanley A. Marks....................................................   II
      Robert A. Ortenzio..................................................   II
      Russell L. Carson...................................................  III
      Richard B. Mayor....................................................  III
      Boone Powell, Jr....................................................  III
      R. Dale Ross........................................................  III

     (d) As of the Effective Time, the following persons shall comprise Parent's Executive, Audit, Nominating and Compensation Committees, in each case, until each such person's earlier death, resignation or removal in accordance with the Parent Restated Bylaws:

          Executive         Compensation                        Nominating
          Committee          Committee      Audit Committee      Committee
          ---------      ------------------ ---------------- -----------------
      R. Dale Ross       Russell L. Carson  Richard B. Mayor Russell L. Carson
      Russell L. Carson  Robert A. Ortenzio James Dalton     R. Dale Ross
      Richard B. Mayor   Boone Powell, Jr.  Nancy G. Brinker James Dalton
      Boone Powell, Jr.                     John T. Casey    Richard B. Mayor
      John T. Casey                                          Boone Powell, Jr.

     (e) As of the Effective Time, Parent's Board of Directors shall cause R. Dale Ross to continue to be designated as Chairman of the Board and Chief Executive Officer of Parent, to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal in accordance with the Parent Restated Bylaws.

     (f) As of the Effective Time, Parent's Board of Directors shall cause the following individuals to be appointed to the office set forth opposite their respective names below, in each case to serve until their respective successors are duly elected and qualified or until earlier death, resignation or removal in accordance with the Parent Restated Bylaws:

      Title                                             Name
      -----                                             ----
      Chief Executive Officer                           R. Dale Ross
      President                                         Lloyd K. Everson, M.D.
      Chief Operating Officer                           O. Edwin French
      Chief Financial Officer                           L. Fred Pounds
      Chief Development Officer                         David S. Chernow
      Executive Vice President                          Joseph S. Bailes, M.D.
      Chief Compliance Officer                          Leo Sands

   Section 2.2. Corporate Headquarters. Following the Effective Date, Parent's corporate headquarters will continue to be 16825 Northchase Drive, Suite 1300, Houston, Texas 77060.

   Section 2.3. The Surviving Corporation.

   (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and until thereafter altered, amended or repealed in accordance with the TBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation, shall be the Articles of Incorporation of the Surviving Corporation.

   (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, and until thereafter altered, amended or repealed in accordance with the TBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation, shall be the Bylaws of the Surviving Corporation.

   (c) Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws, the directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation.

   (d) Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Merger Sub and the Company shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth on this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

                                  ARTICLE III.

                 Representations and Warranties of the Company

   The Company has delivered to Parent on or prior to the execution hereof a disclosure schedule (the "Company Disclosure Schedule") that contains appropriate references to identify the representations and warranties herein to which the information in such Company Disclosure Schedule relates. The information in the Company Disclosure Schedule shall be deemed a part of the Company's representations and warranties herein. Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent as set forth below:

   Section 3.1. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate power required to own or lease its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect," with respect to any person or entity, shall mean a material adverse effect on the financial condition, business, properties, assets, liabilities (including contingent liabilities), results of operations or prospects of such person or entity and its direct and indirect parents and subsidiaries, taken as a whole, other than any such adverse effects relating to general economic or market conditions or to conditions affecting the healthcare industry in general. The Company has delivered or made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company. The Company is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has the Company within such time owned, directly or indirectly, any shares of Parent Common Stock.

   Section 3.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company in connection herewith, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by the Company's stockholders to the extent required by applicable law. This Agreement and each agreement to be executed by the Company in connection herewith have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

   Section 3.3. Subsidiaries. The Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity, foreign or domestic. (Such corporations, partnerships, joint ventures or other business entities of which the Company owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interest having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "Company Subsidiaries.")

   (a) Each Company Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company. Each Company Subsidiary that is a partnership or a limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company.

   (b) Each Company Subsidiary has the corporate power, the limited liability company power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on the Company.

   (c) Each Company Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on the Company. Each Company Subsidiary that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on the Company.

   (d) All of the outstanding shares of capital stock of the Company Subsidiaries that are corporations are validly issued, fully paid and nonassessable.

   (e) All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company Subsidiaries owned by the Company or a Company Subsidiary are owned by the Company or by a Company Subsidiary free and clear of any liens, claims, charges or encumbrances.

   (f) There are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of Company or any of the Company Subsidiaries.

   Section 3.4. Affiliated Physician Groups. The Company Disclosure Schedule sets forth each physician group or entity with which the Company or any of the Company Subsidiaries is affiliated, either through a management or service agreement or other arrangement (the "Company Affiliated Physician Groups"). The Company Disclosure Schedule also sets forth the number of physicians employed or affiliated with each such Company Affiliated Physician Group as of December 1, 1998 (collectively, the "Company Affiliated Physicians" and, together with the Company Affiliated Physician Groups, the "Company Affiliated Providers"). The Company has made available to Parent true and correct copies of the material documents (i) by which each Company Affiliated Physician Group became affiliated with the Company or one of the Company Subsidiaries and (ii) that currently define and set forth the material terms of affiliation between the Company or one of the Company Subsidiaries and each Company Affiliated Physician Group.

   Section 3.5. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company pursuant hereto, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity"), other than:

     (a) the filing of the Articles of Merger in accordance with the TBCA;

     (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

     (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act");

     (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act");

     (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations; and

     (f) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material

  Adverse Effect on the Company or (ii) would not materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby and operate its business as heretofore operated.

   Section 3.6. Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and each agreement to be executed by the Company in connection herewith, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not:

     (a) contravene or conflict with any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of the Company Subsidiaries;

     (b) assuming compliance with the matters referred to in Section 3.5 and assuming the requisite approval of the Company's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, any Company Subsidiary, or, to the Company's knowledge, any Company Affiliated Physician Group or any of their respective properties or assets, except where such contravention, conflict or violation would not have a Material Adverse Effect on the Company;

     (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a material benefit under, (i) any agreement, contract or other instrument binding upon the Company, any Company Subsidiary or, to the Company's knowledge, any Company Affiliated Physician Group or (ii) assuming compliance with the matters referred to in Section 3.5, any material license, franchise, permit or other similar authorization held by the Company, any Company Subsidiary or any Company Affiliated Physician Group, in each case except where such conflict, breach, violation, default or result would not have a Material Adverse Effect on the Company; or

     (d) result in the creation or imposition of any Lien (as defined below) that could have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrances of any kind in respect of such asset.

   Section 3.7. Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, 5,000,000 shares of preferred stock (the "Company Preferred Stock") and, authorized out of the Company Preferred Stock 500,000 shares of Series One Junior Preferred Stock (the "Company Series One Junior Preferred Stock"). As of December 1, 1998, there were outstanding:

     (i) 51,412,851 shares of Company Common Stock (none of which shares are in treasury) (including the corresponding number of rights (the "Company Rights") to purchase shares of the Company Series One Junior Preferred Stock pursuant to the Rights Agreement dated as of June 2, 1997 between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Company Rights Agreement");

     (ii) no shares of Company Preferred Stock;

     (iii) Company Options (as defined below) to purchase an aggregate of 3,689,635 shares of Company Common Stock; and

     (iv) 787,259 shares of Company Common Stock deliverable at future specified dates for no additional consideration, with the aggregate number of shares deliverable each year set forth on the Company Disclosure Schedule, provided such number of shares does not include the shares of Company Common Stock deliverable for specified dollar amounts (in the aggregate $10,800,650) as set forth in the Company Disclosure Schedule); and

     (v) a 6% subordinated convertible note due June 30, 2002 dated July 1, 1997 (the "6% Note") in the principal amount of $900,000, which after June 1, 2000 and on or prior to June 30, 2002 (or thereafter if not paid at maturity) may be converted into such number of shares of Company Common Stock determined by dividing the conversion price of $13.50 (subject to adjustment as set forth in the 6% Note (the "Conversion Price")) into the principal amount of the 6% Note being converted. As of the date hereof, no adjustment has been made to the Conversion Price.

The items in clauses (i) through (v) above are herein referred to collectively as the "Company Securities". All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except (i) as set forth in this Section 3.7, (ii) for changes since December 1, 1998 resulting from the exercise of options to purchase shares of Company Common Stock ("Company Options") and from deliveries of shares described in clause (iv) above, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities issued by the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No holder of Company Securities has, as of the date hereof, any contractual right to require the Company to file any registration statement under the Securities Act or to include any such securities in any registration statement proposed to be filed by the Company under the Securities Act.

   Section 3.8. SEC Reports and Financial Statements. Each periodic report, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since it has been required to do so (as such documents since the time of their filing have been amended and each document filed between the date hereof and the Effective Time, the "Company SEC Reports"), which include all the documents (other than preliminary material) that the Company was required to file with the SEC, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Reports have been filed. The financial statements of the Company included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the cases of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except
(i) as and to the extent set forth on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 1997 (including the notes thereto) (the "Company Balance Sheet"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as described in the Company SEC Reports (iv) as incurred in the ordinary course of business and which would not, individually or in the aggregate have a Material Adverse Effect on the Company or (v) as would not, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company.

   Section 3.9. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 1997 the Company, the Company Subsidiaries and the Company Affiliated Physician Groups have conducted their respective businesses only in the ordinary course, consistent with past practice, and, with respect to the Company Affiliated Physician Groups, to the Company's knowledge, there has not occurred or arisen any event, individually or in the aggregate, having or that could reasonably be expected to have a Material Adverse Effect on the Company.

   Section 3.10. Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion in (i) the joint proxy statement/prospectus relating to the meetings of the Company's and Parent's stockholders to be held in connection with the transactions contemplated hereby (as the same may be amended or supplemented from time to time, the "Joint Proxy Statement"), or (ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger (as the same may be amended or supplemented from time to time, the "Registration Statement") will, in the case of the Joint Proxy Statement, either at the time of mailing thereof to stockholders of the Company or of Parent or at the time of the meetings of such stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

   Section 3.11. Litigation. There is no action, suit, proceeding, claim or investigation pending, or to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary or any of their assets, and to the knowledge of the Company there are no, and have not been any, facts, conditions or incidents that are reasonably likely to result in any such action, suit, proceeding, claim or investigation except for actions, suits, proceedings, claims or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. In addition, there is no action, suit, proceeding, claim or investigation pending, or to the knowledge of the Company, threatened against or affecting any Company Affiliated Physician Group or any of their assets that has or that individually or in the aggregate could be reasonably expected to have a Material Adverse Effect on the Company. Neither the Company, nor any Company Subsidiary nor any Company Affiliated Physician Group is subject to or in default with respect to any writ, order, judgment, injunction or decree that has or that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

   Section 3.12. Contracts.

   All contracts, leases, agreements and arrangements, material to the operation and business of the Company, to which the Company or any of the Company Subsidiaries or any Company Affiliated Physician Group is a party are legally valid and binding in accordance with their terms and in full force and effect. The Company has complied and, to the knowledge of the Company, all other parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and to the knowledge of the Company, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

   Section 3.13. Properties and Assets. The Company (including, as applicable, the Company Subsidiaries) owns and has good and marketable title to all of the real property and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which in the aggregate are not material and which do not materially affect the continued use of such property.

   Section 3.14. Taxes.

   (a) The Company and the Company Subsidiaries (i) have filed (or the Company had timely filed in their behalf) or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by it, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Company Balance Sheet all material Federal, state, local or foreign taxes, levies, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes"), and there are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by the Company that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and (iii) have or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

   (b) Neither the Company nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

   (c) Neither the Company nor any of the Company Subsidiaries is a party to or is bound by (or will prior to the Effective Date become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or other similar arrangement which includes a party other than the Company and the Company Subsidiaries.

   Section 3.15. Employee Benefit Plans; ERISA.

   (a) Neither the Company nor any of the Company Subsidiaries is a party to any oral or written (i) employment, severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of the Company or any Company Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than six months, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which would be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company Disclosure Schedule contains a true and correct description of the annual compensation, bonus plans and awards, options, SAR's, deferred compensation and all other material benefits for each of the executive officers of the Company.

   (b) Neither the Company nor any corporation or other entity which under
Section 4001(b) of ERISA is under common control with the Company (a "Company ERISA Affiliate") maintains any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to ERISA. Each Pension Plan and Welfare Plan of the Company and the Company ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws.

Neither the Company nor any Company ERISA Affiliate is subject to potential liability under Section 4069(a) of ERISA.

   (c) No Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

   (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in material liability to the Company or any Company ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. The Company has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to the Company, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate.

   (e) Neither the Company nor any Company ERISA Affiliate has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither the Company nor any Company ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to the Company or any Company ERISA Affiliate.

   (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

   (g) The Company has delivered or made available to Parent full and complete copies or descriptions of, and the Company Disclosure Schedule contains a complete list of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which the Company or any Company ERISA Affiliate is a party or by which the Company or any Company ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Certain of the employment agreements contain change in control provisions which will be triggered as of the Effective Time, as set forth in the Company Disclosure Schedule.

   (h) The Company has delivered or made available to Parent, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and the Company is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

   Section 3.16. Accounts Receivable.

   (a) All of the Company's accounts receivable as of the date of this Agreement constitute, and as of the Effective Date will constitute, valid claims which arose in the ordinary course of the business of the Company.

   (b) Since the date of the Company Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may have been required by changes in generally accepted accounting principles.

   (c) The Company (including the Company Subsidiaries and Company Affiliated Providers) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, each of the Company, the Company Subsidiaries and, to the Company's knowledge, the Company Affiliated Providers is in compliance with all Medicare and Medicaid and other third party provider agreements, billing procedures and billing requirements except to the extent that such noncompliance would not have a Material Adverse Effect on the Company.

   Section 3.17. Labor Matters. Neither the Company nor any of the Company Subsidiaries nor any Company Affiliated Physician Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Company Subsidiary or any Company Affiliated Physician Group, and, to the knowledge of the Company, there are no activities or proceedings of any labor union or any such employees to organize any such employees.

   Section 3.18. Compliance with Laws. Except for violations which do not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Company Affiliated Physician Group is in violation or has received any notices, written or oral, of violations of federal, state or local laws, regulations or ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the applicable Medicare or Medicaid statutes, and regulations, including the Anti-Fraud and Abuse Amendments to the Medicare and Medicaid statutes and any applicable state or federal physician self-referral laws, and no written notice of any pending inspection or inquiry or of the violation of any such law, regulation or ordinance has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, any Company Affiliated Physician Group.

   Section 3.19. Finders' Fees. Except for Goldman, Sachs & Co. (the "Company Financial Advisor") and the Company's legal counsel and accountants, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company nor any of its directors, officers or employees who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

   Section 3.20. Opinion of Financial Advisor. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

   Section 3.21. Accounting Matters. Neither the Company nor, to its knowledge, any of its Affiliates (as defined below) has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16"). "Affiliate" of a person shall mean any person directly or indirectly controlling or controlled by or under common control with such person.

   Section 3.22. Company Rights Plan. Under the terms of the Company Rights Agreement, as amended as of the date hereof, the transactions contemplated by this Agreement will not cause an Exercisability Date (as defined therein) to occur or cause the rights issued pursuant to the Company Rights Agreement to become exercisable.

   Section 3.23. Licenses; Approvals. The Company and each Company Subsidiary and, to the knowledge of the Company, each Company Affiliated Physician Group, as applicable, hold all licenses, permits, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with their business as presently conducted or as proposed to be conducted except where the failure to obtain or hold such license, permit, certificate of need or regulatory approval would not have a Material Adverse Effect on the

Company. All such licenses, permits, certificates of need and other regulatory approvals related to the business, operations and facilities of the Company and each Company Subsidiary and, to the knowledge of the Company, each Company Affiliated Physician Group are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a Material Adverse Effect on the Company. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, including all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary), limited or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending or, to the best knowledge of the Company, threatened which in any way challenges the validity of or seeks to revoke, condition or restrict any such license, permit, certificate of need, or regulatory approval. Where applicable, the Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Affiliated Physician Groups have current valid provider contracts with both Medicare and Medicaid. The Company is not aware of any reasons why the Company, the Company Subsidiaries or any of the Company Affiliated Physician Groups would be prevented from participating in Medicare and Medicaid.

                                  ARTICLE IV.

                    Representations and Warranties of Parent

   Parent has delivered to the Company on or prior to the execution hereof a disclosure schedule (the "Parent Disclosure Schedule") that contains appropriate references to identify the representations and warranties herein to which the information in such Parent Disclosure Schedule relates. The information in the Parent Disclosure Schedule shall be deemed a part of Parent's representations and warranties herein. Except as disclosed in the Parent's Disclosure Schedule, Parent represents and warrants to the Company as set forth below:

   Section 4.1. Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to own or lease its properties and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent. Parent is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has Parent within such time owned, directly or indirectly, any shares of the Company Common Stock.

   Section 4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each agreement to be executed by Parent and Merger Sub in connection herewith, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within Parent's and Merger Sub's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby (including the approval of the Restated Certificate) by Parent's stockholders to the extent required by applicable law and NMS rules and regulations. This Agreement and each agreement to be executed by Parent or Merger Sub in connection herewith have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by each other party hereto and thereto, constitute valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms.

   Section 4.3. Subsidiaries. Except for Merger Sub, Parent does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity, foreign or domestic. (Such corporations, partnerships, joint ventures or other business entities of which Parent owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interest having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "Parent Subsidiaries.")

   (a) Each Parent Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on Parent. Each Parent Subsidiary that is a partnership or a limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on Parent.

   (b) Each Parent Subsidiary has the corporate power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be so would not individually or in the aggregate have a Material Adverse Effect on Parent.

   (c) Each Parent Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Parent. Each Parent Subsidiary that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Parent.

   (d) All of the outstanding shares of capital stock of the Parent Subsidiaries that are corporations are validly issued, fully paid and nonassessable.

   (e) All of the outstanding shares of capital stock of, or other ownership interests in, each of the Parent Subsidiaries owned by Parent or a Parent Subsidiary are owned by Parent or by a Parent Subsidiary free and clear of any liens, claims, charges or encumbrances.

   (f) There are not now, and at the Effective Time there will not be, any voting trusts, standstill, stockholder or other agreements or understandings to which Parent or any of the Parent Subsidiaries is a party or is bound with respect to the voting of the capital stock of Parent or any of the Parent Subsidiaries.

   Section 4.4. Affiliated Physician Groups. The Parent Disclosure Schedule sets forth each physician group or entity with which Parent or any of the Parent Subsidiaries is affiliated, either through a management or service agreement or other arrangement (the "Parent Affiliated Physician Groups"). The Parent Disclosure Schedule also sets forth the number of physicians employed or affiliated with each such Parent Affiliated Physician Group as of December 1, 1998 (collectively, the "Parent Affiliated Physicians" and, together with the Parent Affiliated Physician Groups, the "Parent Affiliated Providers"). Parent has made available to the Company true and correct copies of the material documents (i) by which each Parent Affiliated Physician Group became affiliated with Parent or one of the Parent Subsidiaries, (ii) that currently define and set forth the material terms of affiliation between Parent or one of the Parent Subsidiaries and each Parent Affiliated Physician Group.

   Section 4.5. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each agreement to be executed by Parent or Merger Sub pursuant hereto, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Entity, other than:

     (a) the filing of the Articles of Merger in accordance with the TBCA;

     (b) compliance with any applicable requirements of the HSR Act;

     (c) compliance with any applicable requirements of the Exchange Act;

     (d) compliance with any applicable requirements of the Securities Act;

     (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations;

     (f) the filing of the Restated Certificate in accordance with the DGCL;
  and

     (g) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub or (ii) would not materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby and operate their respective businesses as heretofore operated.

   Section 4.6. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each agreement to be executed by Parent or Merger Sub in connection herewith, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not:

     (a) assuming compliance with the matters referred to in Section 4.5, contravene or conflict with any provision of the respective charters or bylaws (or similar governing documents) of Parent or any of the Parent Subsidiaries;

     (b) assuming compliance with the matters referred to in Section 4.5 and assuming the requisite approval of Parent's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent, any Parent Subsidiary, or, to Parent's knowledge, any Parent Affiliated Physician Group or any of their respective properties or assets, except where such contravention, conflict or violation would not have a Material Adverse Effect on Parent;

     (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a material benefit under, (i) any material agreement, contract or other instrument binding upon Parent, any Parent Subsidiary or, to the Parent's knowledge, any Parent Affiliated Physician Group or (ii) assuming compliance with the matters referred to in Section 4.5, any material license, franchise, permit or other similar authorization held by Parent, any Parent Subsidiary or any Parent Affiliated Physician Group, in each case except where such conflict, breach, violation, default or result would not have a Material Adverse Effect on Parent; or

     (d) result in the creation or imposition of any Lien that could have a Material Adverse Effect on Parent.

   Section 4.7. Capitalization. The authorized capital stock of Parent consists of 80,000,000 shares of Parent Common Stock, and 1,000,000 shares of preferred stock ("Parent Preferred Stock"). As of December 1, 1998, there were outstanding:

     (i) 33,220,950 shares of Parent Common Stock (excluding 757,672 shares held in treasury);

     (ii) no shares of Parent Preferred Stock;

     (iii) Parent Options (as defined below) to purchase an aggregate of 6,008,834 shares of Parent Common Stock; and

     (iv) 15,923,263 shares of Parent Common Stock deliverable at future specified dates for no additional consideration, with the aggregate number of shares deliverable each year set forth on the Parent Disclosure Schedule.

The items in clauses (i) through (iv) above are herein referred to collectively as the "Parent Securities". All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except (i) as set forth in this Section 4.7, (ii) for changes since December 1, 1998 resulting from the exercise of options to purchase shares of Parent Common Stock ("Parent Options") and from deliveries of shares described in (iv) above, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities issued by Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Parent. There are no outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. No holder of Parent Securities has, as of the date hereof, any contractual right to require Parent to file any registration statement under the Securities Act or to include any such securities in any registration statement proposed to be filed by Parent under the Securities Act.

   Section 4.8. Organization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding. All the issued and outstanding capital stock of Merger Sub is owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

   Section 4.9. No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   Section 4.10. SEC Reports and Financial Statements. Each periodic report, registration statement and definitive proxy statement filed by Parent with the SEC since it has been required to do so (as such documents since the time of their filing have been amended and each document filed between the date hereof and the Effective Time, the "Parent SEC Reports"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. All material agreements, contracts and other documents required to be filed as exhibits to any of the Parent SEC Reports have been filed. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the cases of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except
(i) as and to the extent set forth on the audited consolidated balance sheet of Parent and the Parent Subsidiaries as of December 31, 1997 (including the notes thereto) (the "Parent Balance Sheet"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred in the ordinary course of business and which would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (iv) as described in the Parent SEC Reports or (v) as would not, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent.

   Section 4.11. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 1997, Parent, the Parent Subsidiaries and the Parent Affiliated

Physician Groups have conducted their respective businesses only in the ordinary course, consistent with past practice, and, with respect to the Parent Affiliated Physician Groups, to the Parent's knowledge, there has not occurred or arisen any event, individually or in the aggregate, having or that could reasonably be expected to have a Material Adverse Effect on Parent.

   Section 4.12. Disclosure Documents. None of the information supplied or to be supplied by Parent for inclusion in the (i) Joint Proxy Statement or (ii) Registration Statement will, in the case of the Joint Proxy Statement, either at the time of mailing thereof to stockholders of Parent or the Company or at the time of the meetings of such stockholders to be held in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation or warranty is made in either case by Parent with respect to information supplied by the Company for inclusion therein.

   Section 4.13. Litigation. There is no action, suit, proceeding, claim or investigation pending, or to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their assets, and to the knowledge of Parent there are no, and have not been any, facts, conditions or incidents that are reasonably likely to result in any such action, suit, proceeding, claim or investigation, except for actions, suits, proceedings, claims or investigations that would not have a Material Adverse Effect on Parent. In addition, there is no action, suit, proceeding, claim or investigation pending, or to the knowledge of Parent, threatened against or affecting any Parent Affiliated Physician Group or any of their assets that has or that individually or in the aggregate could be reasonably expected to have a Material Adverse Effect on Parent. Neither Parent, nor any Parent Subsidiary nor any Parent Affiliated Physician Group is subject to or in default with respect to any writ, order, judgment, injunction or decree that has or that, individually or in the aggregate, would have a Material Adverse Effect on Parent.

   Section 4.14. Contracts.

   All contracts, leases, agreements and arrangements, material to the operation and business of Parent, to which Parent or any of the Parent Subsidiaries or any Parent Affiliated Physician Group is a party are legally valid and binding in accordance with their terms and in full force and effect. Parent has complied and, to the knowledge of Parent, all other parties to such contracts, leases, agreements and arrangements have complied with the provisions of such contracts, leases, agreements and arrangements, and to the knowledge of Parent, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

   Section 4.15. Properties and Assets. Parent (including, as applicable, the Parent Subsidiaries) owns and has good and marketable title to all of the real property and personal property included in the Parent Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Parent's business since the date of the Parent Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which in the aggregate are not material and which do not materially affect continued use of such property.

   Section 4.16. Taxes.

   (a) Parent and the Parent Subsidiaries (i) have filed (or Parent had timely filed in their behalf) or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by it, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Parent Balance Sheet all material Taxes, and there are no material taxes, interest, penalties, assessments or deficiencies claimed in writing by any taxing authority and received by Parent that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and
(iii) have or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

   (b) Neither Parent nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

   (c) Neither Parent nor any of the Parent Subsidiaries is a party to or is bound by (or will prior to the Effective Date become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or other similar arrangement which includes a party other than Parent and the Parent Subsidiaries.

   Section 4.17. Employee Benefit Plans; ERISA.

   (a) Neither Parent nor any of the Parent Subsidiaries is a party to any oral or written (i) employment severance, collective bargaining or consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of Parent or any Parent Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any Parent Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than six months, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which would be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Parent Disclosure Schedule contains a true and correct description of the annual compensation, bonus plans and awards, options, SAR's, deferred compensation and all other material benefits for each of the executive officers of Parent.

   (b) Neither Parent nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with Parent (a "Parent ERISA Affiliate") maintains any Pension Plan or any Welfare Plan that is subject to ERISA. Each Pension Plan and Welfare Plan of Parent and the Parent ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws. Neither Parent nor any Parent ERISA Affiliate is subject to potential liability under Section 4069(a) of ERISA.

   (c) No Pension Plan or Welfare Plan of Parent or any Parent ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

   (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in material liability to Parent or any Parent ERISA Affiliate has occurred with respect to any Pension

Plan or Welfare Plan. Parent has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to Parent, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of Parent or any Parent ERISA Affiliate.

   (e) Neither Parent nor any Parent ERISA Affiliate has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither Parent nor any Parent ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to Parent or any Parent ERISA Affiliate.

   (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Parent or any Parent ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

   (g) Parent has delivered or made available to the Company full and complete copies or descriptions of, and the Parent Disclosure Schedule contains a complete list of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Parent or any Parent ERISA Affiliate is a party or by which Parent or any Parent ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Certain of the employment agreements contain change in control provisions which will be triggered as of the Effective Time, as set forth in the Parent Disclosure Schedule.

   (h) Parent has delivered or made available to the Company, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Parent is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

   Section 4.18. Accounts Receivable.

   (a) All of Parent's accounts receivable as of the date of this Agreement constitute, and as of the Effective Date will constitute, valid claims which arose in the ordinary course of the business of Parent.

   (b) Since the date of the Parent Balance Sheet, Parent has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may have been required by changes in generally accepted accounting principles.

   (c) Parent (including the Parent Subsidiaries and Parent Affiliated Providers) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, Parent and each of the Parent Subsidiaries and, to the Parent's knowledge, each Parent Affiliated Physician Group is in compliance with all Medicare and Medicaid and other third party provider agreements, billing procedures and billing requirements, except to the extent that such noncompliance would not a have a Material Adverse Effect on Parent.

   Section 4.19. Labor Matters. Neither Parent nor any of the Parent Subsidiaries nor any Parent Affiliated Physician Group is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any such Parent Subsidiary or any Parent Affiliated Physician Group, and, to the knowledge of Parent, there are no activities or proceedings of any labor union or any such employees to organize any such employees.

   Section 4.20. Compliance with Laws. Except for violations which do not have and would not have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any Parent Affiliated Physician Group is in violation or has received any notices, written or oral, of violations of any federal, state or local laws, regulations or ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the applicable Medicare or Medicaid statutes, and regulations, including the Anti-Fraud and Abuse Amendments to the Medicare and Medicaid statutes and any applicable state or federal physician self-referral laws, and no written notice of any pending inspection or inquiry or of the violation of any such law, regulation or ordinance has been received by Parent or any Parent Subsidiary or, to the knowledge of Parent, any Parent Affiliated Physician Group.

   Section 4.21. Finders' Fees. Except for BT Alex. Brown Incorporated (the "Parent Financial Advisor") and the Parent's legal counsel and accountants, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent nor any of its directors, officers or employees who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

   Section 4.22. Opinion of Financial Advisor. Parent has received the opinion of the Parent Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of the Parent Common Stock.

   Section 4.23. Accounting Matters. Neither Parent nor, to its knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

   Section 4.24. Parent Rights Plan. Under the terms of the Parent Rights Agreement, as amended as of the date hereof, the transactions contemplated by this Agreement will not cause a Distribution Date (as defined therein) to occur or cause the rights issued pursuant to the Parent Rights Agreement to become exercisable.

   Section 4.25. Licenses; Approvals. Parent and each Parent Subsidiary and, to the knowledge of Parent, each Parent Affiliated Physician Group, as applicable, hold all licenses, permits, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with their business as presently conducted or as proposed to be conducted except where the failure to obtain or hold such license, permit, certificate of need or regulatory approval would not have a Material Adverse Effect on Parent. All such licenses, permits, certificates of need and other regulatory approvals related to the business, operations and facilities of Parent and each Parent Subsidiary and, to the knowledge of Parent, each Parent Affiliated Physician Group are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a Material Adverse Effect on Parent. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, including all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary), limited or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending or, to the best knowledge of Parent, threatened which in any way challenges the validity of or seeks to revoke, condition or restrict any such license, permit, certificate of need, or regulatory approval. Where applicable, Parent, the Parent Subsidiaries and, to the knowledge of Parent, the Parent Affiliated Physician Groups have current valid provider contracts with both Medicare and Medicaid. Parent is not aware of any reasons why Parent, the Parent Subsidiaries or any of the Parent Affiliated Physician Groups would be prevented from participating in Medicare and Medicaid.

                                   ARTICLE V.

                            Covenants of the Company

   From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.1 hereof, the Company agrees that:

   Section 5.1. Conduct of Business of the Company Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement, or by the Company Disclosure Schedule, the Company shall, and shall cause each of the Company Subsidiaries to, conduct their operations in the ordinary and usual course of business consistent with past practice and use its reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with those having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Section 5.1 or the other terms of this Agreement or as specifically contemplated by the Company Disclosure Schedule, prior to the Effective Time, without the consent of Parent, which consent shall not be unreasonably withheld, the Company will not, and will cause each of the Company Subsidiaries not to:

     (a) amend or propose to amend their respective organizational documents; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Company Subsidiaries to other Company Subsidiaries or to the Company;

     (b) (i) issue, sell, pledge or dispose of, or agree to, authorize or propose the issuance, sale, pledge or disposition of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than (x) any such issuance pursuant to options, warrants, rights, agreements or convertible securities outstanding as of the date hereof in accordance with their terms, (y) any issuance in connection with the acquisition of the equity or assets of a business or the affiliation with any physician or physician group contemplated by subsection (ii) below, provided that any such issuance does not represent more than 40% of the total consideration paid in connection with such acquisition or affiliation or (z) any issuance of options to purchase common stock pursuant to existing employee benefit plans of the Company consistent with past practices, which issuances under the foregoing (y) and (z) in the aggregate do not exceed 4,500,000 shares;
  (ii) acquire or agree to acquire, or affiliate or agree to affiliate with, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner (whether through a management agreement or otherwise), any business or any corporation, partnership, association, physician group or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole; provided, however, that the foregoing shall not restrict the Company or any Company Subsidiary from entering into any such acquisition transaction or affiliation transaction in which the aggregate value of the consideration paid therein shall be less than $50 million provided that the aggregate value of all acquisition and affiliation transactions entered into by the Company and Company Subsidiaries pursuant to the preceding proviso shall not exceed $150 million; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness in the ordinary course of business and consistent with past practice or in connection with those acquisition or affiliation transactions contemplated by subsection (ii) above; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal or budgeted salary increases, merit bonuses and annual bonuses, (ii) arrangements in connection with employee transfers, (iii) agreements with new employees, in the case of (i), (ii), or (iii), in the ordinary course of business consistent with past practice or (iv) agreements to pay bonuses, not to exceed $1,500,000 in the aggregate, to key employees for the purpose of retaining such employees through the Effective Date;

     (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business consistent with past practice or as required to comply with changes in applicable law occurring after the date hereof;

     (e) make any commitment or enter into any material contract or agreement providing for expenditures by the Company in excess of $200,000, except in the ordinary course of business consistent with past practice;

     (f) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company Subsidiary;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (h) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (i) make any material tax election or settle or compromise any material income tax liability;

     (j) pay, or agree to pay, in excess of $100,000 in connection with the settlement or compromise of any pending or threatened suit, action or claim;

     (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

     (l) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 7.3, waive, redeem, amend or allow to lapse any material term or condition of the Company Rights Agreement or any confidentiality or "standstill" agreement to which the Company or any Company Subsidiary is a party;

     (m) take any action or fail to take any action that it knows would jeopardize qualification of the merger as a reorganization within the meaning of Section 368 of the Code; or

     (n) take or agree to take any of the foregoing actions or any action that is reasonably likely to result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests.

   Section 5.2. Access to Financial and Operational Information. Subject to compliance with applicable law, upon reasonable notice, the Company will, and will cause each of the Company Subsidiaries and will use its reasonable efforts to cause each Company Affiliated Physician Group to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company, the Company Subsidiaries and Company Affiliated Physician Groups; will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request; and will instruct and request the Company's directors, officers, employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company, the Company Subsidiaries and Company Affiliated Physician Groups and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger. All information obtained pursuant to this Section 5.2 shall be governed by the Confidentiality Agreement dated March 24, 1998 between Parent and the Company (the "Confidentiality Agreement").

   Section 5.3. Notices of Certain Events. The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent of:

     (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

     (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company or any of the Company Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the Merger.

   Section 5.4. Letter of Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   Section 5.5 Opinion of Financial Advisor. Subject to the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in
Section 7.3, the Company shall use all reasonable efforts to cause the Company Financial Advisor to provide its opinion to the effect that, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement is mailed to stockholders of Parent and the Company, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, and shall include such updated opinion in the Joint Proxy Statement.

                                  ARTICLE VI.

                              Covenants of Parent

   From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.1 hereof, Parent agrees that:

   Section 6.1. Conduct of Business of Parent Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement or by the Parent Disclosure Schedule, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct their operations in the ordinary and usual course of business consistent with past practice and use its reasonable efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with those having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Section 6.1 or the other terms of this Agreement or as specifically contemplated by the Parent Disclosure Schedule, prior to the Effective Time, without the consent of the Company, which consent shall not be unreasonably withheld, Parent will not, and will cause each of the Parent Subsidiaries not to:

     (a) amend or propose to amend their respective organizational documents; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by the Parent Subsidiaries to other Parent Subsidiaries or to Parent;

     (b) (i) issue, sell, pledge or dispose of, or agree to, authorize or propose the issuance, sale, pledge or disposition of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than (x) any such issuance pursuant to options, warrants, rights, agreements or convertible securities outstanding as of the date hereof in accordance with their terms, (y) any issuance in connection with the acquisition of the equity or assets of a business or the affiliation with any physician or physician group contemplated by subsection (ii) below, provided that any such issuance does not represent more than 40% of the total consideration paid in connection with such acquisition or affiliation or (z) any issuance of options to purchase common stock pursuant to existing employee benefit plans of Parent consistent with past practices, which issuances under the foregoing (y) and (z) in the aggregate do not exceed 4,500,000 shares; (ii) acquire or agree to acquire, or affiliate or agree to affiliate with, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner (whether through a management agreement or otherwise), any business or any corporation, partnership, association, physician group or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Parent and the Parent Subsidiaries taken as a whole; provided, however, that the foregoing shall not restrict the Parent or any Parent Subsidiary from entering into any such acquisition transaction or affiliation transaction in which the aggregate value of the consideration paid therein shall be less than $50 million provided that the aggregate value of all acquisition and affiliation transactions entered into by Parent and the Parent Subsidiaries pursuant to the preceding proviso shall not exceed $150 million; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to Parent and the Parent Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than indebtedness in the ordinary course of business and consistent with past practice or in connection with those acquisition or affiliation transactions contemplated by subsection (ii) above; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (c) enter into or amend any employment, severance, special pay arrangement with respect to termination or employment or other arrangements or agreements with any directors, officers or key employees, except for (i) normal or budgeted salary increases, merit bonuses and annual bonuses; (ii) arrangements in connection with employee transfers, (iii) agreements with new employees, in the case of (i), (ii) or (iii), in the ordinary course of business consistent with past practice or (iv) agreements to pay bonuses, not to exceed $1,000,000 in the aggregate, to key employees for the purpose of retaining such employees through the Effective Date;

     (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except in the ordinary course of business consistent with past practice or as required to comply with changes in applicable law occurring after the date hereof;

     (e) make any commitment or enter into any material contract or agreement providing for expenditures by Parent in excess of $200,000, except in the ordinary course of business consistent with past practice;

     (f) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Parent Subsidiary;

     (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (h) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (i) make any material tax election or settle or compromise any material income tax liability;

     (j) pay, or agree to pay, in excess of $100,000 in connection with the settlement or compromise of any pending or threatened suit, action or claim;

     (k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Parent of incurred in the ordinary course of business consistent with past practice;

     (l) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Parent as set forth in Section 7.3, waive, redeem, amend or allow to lapse any term or condition of the Parent Rights Agreement or any material confidentiality or "standstill" agreement to which the Parent or any Parent Subsidiary is a party;

     (m) take any action or fail to take any action that it knows would jeopardize qualification of the merger as a reorganization within the meaning of Section 368 of the Code; or

     (n) take or agree to take any of the foregoing actions or any action that is reasonably likely to result in any of its representations and warranties set forth in this Agreement becoming untrue, or in the any of the conditions to the Merger set forth in Article VIII not being satisfied or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests.

   Section 6.2. Access to Financial and Operational Information. Subject to compliance with applicable law, upon reasonable notice, Parent will, and will cause each of the Parent Subsidiaries and will use its reasonable efforts to cause each Parent Affiliated Physician Group to, give the Company, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Parent, the Parent Subsidiaries and the Parent Affiliated Physician Groups; will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request; and will instruct and request Parent's directors, officers, employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent, the Parent Subsidiaries and the Parent Affiliated Physician Groups, and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger. All information obtained pursuant to this Section 6.2 shall be governed by the Confidentiality Agreement.

   Section 6.3. Notices of Certain Events. Parent shall, upon obtaining knowledge of any of the following, promptly notify the Company of:

     (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

     (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Parent or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the Merger.

   Section 6.4. Letter of Parent's Accountants. The Parent shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP the Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   Section 6.5. Opinion of Financial Advisor. Subject to the exercise of its fiduciary duties by the Board of Directors of Parent as set forth in Section 7.3, Parent shall use all reasonable efforts to cause the Parent Financial Advisor to provide its opinion to the effect that, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement is mailed to stockholders of Parent and the Company, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent, and shall include such updated opinion in the Joint Proxy Statement.

   Section 6.6. Quotation on NMS. As soon as practicable following the date hereof, Parent will prepare and submit to NMS a notification for listing additional shares covering the shares of Parent Common Stock issuable in the Merger and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject, if applicable, to official notice of issuance.

   Section 6.7. Employment Offers. Effective as of the Effective Time, Parent will offer to continue the employment of each of John T. Casey, Michael N. Murdock and George P. McGinn on the following terms, which would be reflected in amendments to the existing employment agreements of such persons: (i) such person would be paid by Parent no more than $10,000 per month; (ii) any severance, termination or similar amounts payable to such person by the Company would be reduced by any amounts paid to such person as a part-time employee of the Parent; (iii) such person would not hold a position as an officer of the Company; and (iv) such person's employment would terminate automatically upon the publication of results of operations covering at least thirty (30) days of combined operations of Parent and the Company in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 8-K, 10-Q or 10-K, or any other public filing or announcement.

                                  ARTICLE VII.

                      Covenants of Parent and the Company

   From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.1 hereof, the Company and Parent agree that:

   Section 7.1. Advise of Certain Changes. Each party will promptly advise each other party to this Agreement in writing to the extent such party has knowledge
(i) of the occurrence of any event subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect, (ii) that any representation or warranty of such party contained in this Agreement was untrue, inaccurate or misleading in any material respect on the date hereof and
(iii) of any change or development that would have a Material Adverse Effect on such party.

   Section 7.2. Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of the Agreement, each of the Company and Parent shall use all reasonable efforts to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the requisite vote of stockholders of the Company and Parent, including providing information and using all reasonable efforts to (i) promptly obtain all necessary or appropriate waivers, consents and approvals, and promptly effect all necessary registrations and filings (including filings under the HSR Act), (ii) promptly obtain necessary consents from both parties' bank lenders and (iii) promptly take all actions necessary or desirable to ensure that the Merger will be accounted for as a pooling-of-interests.

   Section 7.3. No Solicitation.

   (a) Except as set forth in Section 5.1 or Section 6.1 hereof, neither the Company nor Parent shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative, affiliate or agent of such party: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries, other than the transactions contemplated by or described in this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or Parent or their respective Boards of Directors from (A) furnishing nonpublic information or data to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to such party or the stockholder of such party, if and only to the extent that the Board of Directors of such party determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to such party's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as "Superior Proposal") and the Board of Directors of such party determines in good faith, after consultation with its outside legal counsel, that such action is necessary for such party to comply with its fiduciary duties to its stockholders under applicable law; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of the Company and Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

   (b) The Company and Parent shall each (i) promptly notify the other party after receipt by it (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making an Acquisition Proposal, identifying such person, (ii) promptly notify the other party after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or Affiliated Physician Groups or for access to its or any of its Subsidiaries' or Affiliated Physician Groups' properties, books or records by any person, identifying such person and the information requested by such person, that may be considering making or has made, an Acquisition Proposal and promptly provide the other party with any nonpublic information which is given to such person pursuant to this Section 7.3(b), and (iii) keep the other party advised of the status and principal financial terms of any such Acquisition Proposal, indication or request unless the Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, based upon the written opinion of its outside legal counsel, that the nondisclosure of the information required pursuant to this subsection (iii) to the other party is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

   Section 7.4. Joint Proxy Statement; Registration Statement.

   (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and, in connection therewith, Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to be declared effective as soon after such filing as practicable. The Joint Proxy Statement shall include the recommendation for the Board of Directors of Parent in favor of this Agreement and the transactions contemplated hereby, and the recommendation of the Board of Directors of the Company in favor of this Agreement and the transactions contemplated hereby, provided that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith after consultation with its outside legal counsel, that the modification or withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

   (b) The Company and Parent shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

   Section 7.5. Stockholders' Meetings. Each of the Company and Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon, in the case of the Company, this Agreement and the transactions contemplated hereby and, in the case of Parent, (i) the amendments reflected in the Parent Restated Certificate, (ii) the issuance of Parent Common Stock in connection with the Merger and the amendments to Parent's stock option plans contemplated by Section 7.8 hereof. Subject to Sections 7.3 and 7.4, the Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof (and in any event within 45 days of the date on which the Registration Statement shall be declared effective by the SEC). Each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

   Section 7.6. Confidential Information. Except as otherwise contemplated by this Agreement, the Company and Parent acknowledge that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement except as provided in such Confidentiality Agreement, and reaffirm their agreement to comply with the terms thereof.

   Section 7.7. Communications. Parent and the Company will consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, any press release, Form 8-K or other public statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release, file any Form 8-K with the SEC or make any such public statement prior to such consultation, except as may be required by applicable law, court process or pursuant to NMS requirements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

   Section 7.8 Stock Option Plans and Delayed Delivery Shares.

   (a) The Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised Company Option granted under the Company's stock option plans (the "Company Stock Option Plans") to be automatically converted at the Effective Time into an option (a "New Parent Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio (with the resulting exercise price rounded down to the nearest whole cent). Except as set forth in Section 7.8(b), and except for accelerated vesting of options as a result of the Merger, such New Parent Option shall otherwise be subject to substantially similar terms and conditions as the Company Option. Parent shall (i) as of the Effective Time, assume all of the Company's obligations with respect to Company Options as so converted, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to New Parent Options pursuant to this Section 7.8, (iii) from and after the Effective Time, upon exercise of the New Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby and (iv) at the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent. Subject to consummation of the Merger, Parent's board of directors has approved amendments to Parent's 1993 Affiliate Stock Option Plan and 1993 Non-Employee Director Stock Option Plan to increase the number of shares of Parent Common Stock available for issuance thereunder and Parent shall refer such amendments to its stockholders for approval in accordance with Section 7.5 hereof.

   (b) As soon as practicable after the date hereof, Company shall cause effective provision to be made so that each person or entity that has the right to receive shares of Company Common Stock, as set forth on the Company Disclosure Schedule pursuant to Section 3.7(iv) hereof or through the exercise of Company Options, shall at the Effective Time have the right to receive the number of shares of Parent Common Stock (without otherwise changing the terms of such right to receive shares of Company Common Stock, including the acceleration of delivery of any shares) as such person would have received had such person or entity received the shares of Company Common Stock immediately prior to the Effective Time. In addition, the Company shall use reasonable efforts to cause each such person and entity to relinquish any demand registration rights relating to any shares of Company Common Stock. As soon as practicable after the date hereof, the Company shall deliver to the Parent written evidence of satisfaction of the foregoing covenants.

   Section 7.9. Registration of Company Stock Option Plans. Parent will file on, or as soon as practicable after, the Effective Date, but in no event later than twenty (20) business days after the Effective Date, a registration statement on Form S-8 or other applicable form (or an amendment to a currently effective registration statement on Form S-8) under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of New Parent Options created upon the assumption by Parent of Company Options under Section 7.8, and will use its reasonable efforts to cause such registration statement to become effective as soon as practicable after the Effective Date and to maintain such registration statement in effect until the exercise or expiration of each such New Parent Option.

   Section 7.10. Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Parent.

   Section 7.11. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (except for the fees contemplated by Section 9.4) shall be paid by the party incurring such expenses, except that all expenses (excluding fees of counsel and accountants) incurred in connection with preparation, printing and mailing of the Joint Proxy Statement and the Registration Statement (as well as the filing fee relating thereto) and obtaining regulatory approvals under the HSR Act and otherwise (including all filing fees and counsel fees) shall be shared equally by Parent and the Company.

   Section 7.12. Indemnification and Insurance. After the Effective Time, the Surviving Corporation and the Parent shall indemnify and hold harmless, each present and former director and officer of the Company and the Company Subsidiaries (the "Indemnified Parties") as provided in their respective charters and bylaws and as otherwise provided or permitted pursuant to any agreement or arrangement in effect at the date hereof (to the extent consistent with applicable law), and with respect to indemnification for acts and omissions occurring at or prior to the Effective Time, which rights to be indemnified and held harmless shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, that, in the event any claim or claims (a "Claim or Claims") are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claim or Claims. The Surviving Corporation and the Parent shall use their reasonable efforts to cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation and the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time; provided that, in the event that any Claim or Claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim or Claims until final disposition of any and all such Claim or Claims. The provisions of this Section 7.12 are for the benefit of, and may be enforced by, each Indemnified Party, his or her heirs and his or her representatives.

   Section 7.13. Supplemental Disclosure Schedules. At least five business days prior to the Effective Time, Parent and the Company shall each be entitled to deliver to the other an amended or supplemented Company Disclosure Schedule or Parent Disclosure Schedule, as applicable (each a "Disclosure Schedule Update"). If either Disclosure Schedule Update reflects a Material Adverse Effect since the date of this Agreement with respect to the party delivering such Disclosure Schedule Update or developments which are reasonably likely to have a Material Adverse Effect on such party, then the other party shall have the right to either (i) accept the Disclosure Schedule Update and close the Merger subject to such disclosures or (ii) reject the Disclosure Schedule Update and exercise its right to terminate this Agreement pursuant to Section
9.1 of this Agreement.

   Section 7.14. New Name for Parent. The parties hereto agree to use their commercially reasonable efforts to determine a new name for Parent, and the Parent Restated Certificate to be filed with the Secretary of State for the State of Delaware to be effective at the Effective Time shall reflect such new name. The new name shall be selected by a majority vote of the individuals named in Section 2.1(c) hereof. If such individuals are unable to select a name acceptable to a majority of them within sixty (60) days after the date hereof, the selection of a name shall be by a majority vote of the individuals named in
Section 2.1(d) hereof under the heading "Executive Committee," which vote shall be conclusive and binding upon each of the parties hereto.

   Section 7.15. Affiliates. As soon as practicable, the Company and Parent shall use all reasonable efforts to obtain an Affiliate Agreement from any Company or Parent Affiliate who has not previously executed such agreement and from any person who may be deemed to have become a Company Affiliate or Parent Affiliate after the date of this Agreement and on or prior to the Effective Time. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale of Parent Common Stock by shareholders of the Company or Parent who may be Affiliates of the Company or Parent pursuant to rule 145 under the Securities Act.

   Section 7.16. Severance Payments. At the Effective Time, Parent will guarantee payment in accordance with the terms described on the Company Disclosure Schedule of the severance amounts due to the officers of the Company listed on the Company Disclosure Schedule.

                                 ARTICLE VIII.

                            Conditions of the Merger

   Section 8.1. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder to consummate the Merger and to take the actions contemplated by Section 2.1 hereof are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) Covenants; Accuracy of Representations and Warranties. (i) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Article III shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated or permitted by this Agreement) except for inaccuracies in any such representations and warranties that would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company shall have provided Parent with a certificate executed by two executive officers of the Company, dated as of the Effective Date, to such effect.

     (b) Consents. The Company shall have obtained all written consents, assignments, waivers or authorizations, other that those governmental approvals contemplated by Section 8.3(d), that are required to be obtained by the Company as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or adversely affect the consummation of the transactions contemplated hereby.

     (c) Letter of Parent's Accountants. Parent shall have received the letter of PricewaterhouseCoopers LLP referred to in Section 6.4 hereof.

     (d) Director Resignations. The Company shall have obtained to be effective at the Effective Time, letters of resignation from each of the members of its Board of Directors.

     (e) Officer Resignations; Noncompetition Agreements. The Company shall have obtained to be effective at the Effective Time, letters of resignation from each of its executive officers listed on the Company Disclosure Schedule and each such officer shall be subject to noncompetition covenants reasonably acceptable to Parent (it being agreed that the noncompetition covenants in such officers' existing employment agreements are acceptable to Parent).

     (f) Fairness Opinion. Parent shall have received the opinion of the Parent Financial Advisor contemplated by Section 6.5 hereof.

   Section 8.2. Conditions to Obligations of the Company. The obligations of the Company hereunder to consummate the Merger and to take the actions contemplated by Section 2.1 hereof are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) Covenants; Accuracy of Representations and Warranties. (i) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time;
  (ii) the representations and warranties of Parent set forth in Article IV shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except, in each case, for inaccuracies in any such representations and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent; and (iii) Parent shall have provided the Company with a certificate executed by two executive officers of Parent, dated as of the Effective Date, to such effect.

     (b) Consents. Parent shall have obtained all written consents, assignments, waivers or authorizations, other than the governmental approvals contemplated by Section 8.3(d), that are required to be obtained by Parent as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or adversely affect the consummation of the transactions contemplated hereby.

     The parties hereto expressly agree that any failure to obtain either or both of the consents listed on the Parent Disclosure Schedule as items (ii) and (iii) with reference to Section 4.6(c) shall not constitute a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or adversely affect the consummation of the transactions contemplated hereby.

     (c) Letter of the Company's Accountants. The Company shall have received the letter of Arthur Andersen LLP, referred to in Section 5.4 hereof.

     (d) Tax Opinion. The Company shall have received an opinion in form and substance reasonably satisfactory to it from Bass, Berry & Sims PLC, counsel to the Company, dated as of the Effective Date, substantially to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code, subject to assumptions or representations including those of Company and Parent typical to opinions of this nature and reasonably acceptable to the Company's legal counsel.

     (e) Director Resignations. Parent shall have obtained to be effective as of the Effective Time, letters of resignation from each of the members of its Board of Directors listed on the Parent Disclosure Schedule from their position as a director of Parent and from each of the members of Parent's Audit and Compensation Committees listed on the Parent Disclosure Schedule from their position as a member of one or both of such Committees.

     (f) Fairness Opinion. The Company shall have received the opinion of the Company Financial Advisor contemplated by Section 5.5 hereof.

   Section 8.3. Conditions to Obligations of Each Party. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger and to take the actions contemplated by
Section 2.1 are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

     (a) Stockholder Approval. The Company's stockholders shall have duly approved this Agreement and the transactions contemplated hereby, and Parent's stockholders shall have approved amendments reflected in the Parent Restated Certificate required under Section 2.1, the issuance of Parent Common Stock in connection with the Merger and the amendments to Parent's 1993 Affiliate Stock Option Plan and 1993 Non-Employee Director Stock Option Plan descried in Section 7.8, all in accordance with applicable laws and regulatory requirements.

     (b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and the Joint Proxy Statement shall as of the Effective Time not be subject to any proceedings commenced or overtly threatened by the SEC.

     (c) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or imposes material conditions with respect thereto (each party agreeing to use all reasonable efforts to have any such order, decree or injunction lifted).

     (d) Governmental Approvals. The parties hereto shall have made the requisite filings with all Governmental Entities as shall be required pursuant to applicable laws, rules and regulations, and such Governmental Entities, to the extent required by applicable law, shall have approved the transactions contemplated by this Agreement, except where the failure to obtain any such approval would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby.

     (e) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (f) NMS Listing. Listing on NMS of the shares of Parent Common Stock to be issued in the Merger shall have been approved on notice of issuance thereof.

     (g) Pooling Letters. Each of Parent and the Company shall have received a letter of its independent public accountants, dated the Effective Date, in form and substance reasonably satisfactory to it stating that the transactions effective pursuant to Article I of this Agreement will qualify as transactions to be accounted for in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

                                  ARTICLE IX.

                            Termination of Agreement

   Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of the Company or Parent:

     (a) by mutual consent of the Boards of Directors of Parent and the Company;

     (b) by Parent or the Company, if (i) the Effective Date shall not have occurred on or before July 1, 1999 (or August 1, 1999 if the only condition remaining unfulfilled at July 1, 1999 is approval by any required Governmental Entity, and Parent and Company are continuing to seek to obtain such approval),

  (ii) any Governmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the transactions contemplated hereby, shall have determined not to grant its consent, and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

     (c) by Parent or the Company, if, at the meeting of the Company stockholders (including any adjournment or postponement thereof) called pursuant to Section 7.5 hereof, the requisite vote of the stockholders of the Company in favor of the matters set forth in such section shall not have been obtained;

     (d) by Parent or the Company, if, at the meeting of Parent stockholders (including any adjournment or postponement thereof) called pursuant to
  Section 7.5 hereof, the requisite vote of stockholders of Parent in favor of the matters set forth in such section shall not have been obtained;

     (e) by Parent, if (i) there has been a breach by the Company of any representation or warranty set forth in this Agreement, which breach would result in a Material Adverse Effect on the Company, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by the Company of notice of such breach; (ii) there has been a material breach by the Company of any covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the Company of notice of such breach; (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Parent its approval or recommendation of the transactions contemplated by this Agreement or recommended an Acquisition Proposal; (iv) except in connection with the transactions contemplated by this Agreement, the Company (or its Board of Directors) shall have waived, redeemed, amended or allowed to lapse any material term or condition of the Company Rights Agreement, or the Company Rights Agreement or the Company Rights shall have been declared in any material respect void, illegal or unenforceable; or (v) subject to Section
  9.2 hereof, the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the transactions contemplated by this Agreement in order to permit Parent to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e)(i) or
  (ii) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

     (f) by the Company, if (i) there has been a breach by Parent of any representation or warranty set forth in this Agreement, which breach would result in Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by Parent of notice of such breach; (ii) there has been a material breach by Parent of any covenant or agreement set forth in this Agreement, which breach is not cured within ten business days following receipt by Parent of notice of such breach; (iii) the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the transactions contemplated by this Agreement or recommended an Acquisition Proposal; (iv) except in connection with the transactions contemplated by this Agreement, Parent (or its Board of Directors) shall have waived, redeemed, amended or allowed to lapse any material term or condition of the Parent Rights Agreement, or the Parent Rights Agreement or the Parent Rights shall have been declared in any material respect void, illegal or unenforceable; or (v) subject to Section
  9.2 hereof, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement in order to permit the Company to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f)(i) or (ii) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

   Section 9.2. Certain Actions Prior to Termination.

   (a) Parent shall provide to the Company the written notice required by
Section 7.3(b) prior to any termination of this Agreement pursuant to Section 9.1(e)(v) advising the Company that the Board of Directors of Parent has received a Superior Proposal. At any time after the fourth business day following such notice, Parent may terminate this Agreement as provided in
Section 9.1(e)(v) only if (i) the Board of Directors of Parent determines that such Superior Proposal remains more favorable to its stockholders than the transactions contemplated by this Agreement (which determination shall be made in light of any revised proposal made by the Company prior to the expiration of such four-business day period) and (ii) the termination fee contemplated by
Section 9.4(b) shall have been paid to the Company.

   (b) The Company shall provide to Parent the written notice required by
Section 7.3(b) prior to any termination of this Agreement pursuant to Section 9.1(f)(v) advising Parent that the Board of Directors of the Company has received a Superior Proposal. At any time after the fourth business day following such notice, the Company may terminate this Agreement as provided in
Section 9.1(f)(v) only if (i) the Board of Directors of the Company determines that such Superior Proposal remains more favorable to its stockholders than the transactions contemplated by this Agreement (which determination shall be made in light of any revised proposal made by Parent prior to the expiration of such four-business day period) and (ii) the termination fee contemplated by Section 9.4(a) shall have been paid to Parent.

   Section 9.3. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1 hereof, this Agreement shall forthwith become void (except as set forth in the last sentence of each of Sections 5.2 and 6.2 and in Sections 7.6, 7.7, 7.11 and 9.4) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective officers or directors, except for any breach of a party's obligations under the last sentence of Sections 5.2 and 6.2 or under Sections 7.6, 7.7, 7.11 and 9.4. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful or intentional breach of this Agreement.

   Section 9.4. Termination Fee.

   (a) Notwithstanding any other provision of this Agreement so long as the Company is not entitled to terminate this Agreement by reason of Section 9.1(f)(i) or 9.1(f)(ii), (i) if this Agreement is terminated pursuant to
Section 9.1(e)(iii), Section 9.1(e)(iv) or Section 9.1(f)(v), then the Company shall promptly pay to Parent a fee of $20 million; (ii) if this Agreement is terminated pursuant to Section 9.1(c) or 9.1(e)(ii), then the Company shall promptly pay to Parent a fee of $15 million; or (iii) if this Agreement is terminated pursuant to Section 9.1(e)(i), then the Company shall promptly pay to Parent a fee of $12 million. The Company shall make all such payments promptly (and in any event within two days of receipt by the Company of written notice from Parent) by wire transfer of immediately available funds to an account designated by Parent.

   (b) Notwithstanding any other provision of this Agreement, so long as Parent is not entitled to terminate this Agreement by reason of Section 9.1(e)(i) or 9.1(e)(ii), (i) if the Agreement is terminated pursuant to Section 9.1(f)(iii),
Section 9.1(f)(iv) or Section 9.1(e)(v), then the Parent shall promptly pay to the Company a fee of $20 million; (ii) if this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(f)(ii), then the Parent shall promptly pay to the Company a fee of $15 million; or (iii) if this Agreement is terminated pursuant to Section 9.1(f)(i), then Parent shall promptly pay to the Company a fee of $12 million. Parent shall make all such payments promptly (and in any event within two days of receipt by Parent of written notice from the Company) by wire transfer of immediately available funds to an account designated by the Company.

                                   ARTICLE X.

                                 Miscellaneous

   Section 10.1. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. The covenants and agreements contained in this Agreement shall survive the Effective Time and if the Agreement is terminated the provisions of Section 9.3 shall apply.

   Section 10.2. Survival. None of the representations and warranties in this Agreement shall survive the termination of this Agreement or the Effective Time; provided, however, the termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of this Agreement.

   Section 10.3. Notices. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

     (a) if to Parent or Merger Sub, to:

       AMERICAN ONCOLOGY RESOURCES, INC.
       16825 Northchase Drive, Suite 1300
       Houston, Texas 77060
       Attention:R. Dale Ross
                  Phillip H. Watts
       Telecopy:281-775-0388

       with copies (which shall not constitute notice) to:

       Mayor, Day, Caldwell & Keeton, L.L.P.
       700 Louisiana, Suite 1900
       Houston, Texas 77002-2778
       Attention:Diana M. Hudson
       Telecopy:713-225-7047

     (b) if to the Company, to:

       PHYSICIAN RELIANCE NETWORK, INC.
       5420 LBJ Freeway, Suite 900
       Dallas, Texas 75240
       Attention:John T. Casey
                  George P. McGinn, Jr.
       Telecopy:972-387-0048

       with a copy (which shall not constitute notice) to:

       Bass, Berry & Sims PLC
       2700 First American Center
       Nashville, Tennessee 37238
       Attention:Cynthia Y. Reisz
       Telecopy:615-742-6293

   Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

   Section 10.4. Governing Laws and Consent to Jurisdiction. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereof irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (and the Delaware State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

   Section 10.5. Binding Upon Successors and Assigns; Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of each other.

   Section 10.6. Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

   Section 10.7. Entire Agreement; No Third Party Beneficiaries. Except as contemplated by Section 7.12, this Agreement, together with the Confidentiality Agreement and the other agreements and instruments referenced herein, (a) constitutes the entire understanding, and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and (b) is not intended to confer upon any person other than the parties any rights or remedies hereunder.

   Section 10.8. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

   Section 10.9. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of this Agreement and the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the stockholders of the Company, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

   Section 10.10. Disclosure Schedules. Each of the Parent Disclosure Schedule, the Company Disclosure Schedule and the Disclosure Schedule Updates are an integral part of this Agreement and all statements disclosed on any part of any such schedule shall be deemed to be disclosed in all parts of such schedule and not only in connection with the specific representation with respect to which such statements are explicitly referenced.

   Section 10.11. No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

   Section 10.12. Construction of Agreement. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" when used herein shall be deemed in each case to be followed by the words "without limitation."

   Section 10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          AMERICAN ONCOLOGY RESOURCES, INC.

                                          By:       /s/ R. Dale Ross
                                             ----------------------------------
                                             Name: R. Dale Ross
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

                                          DIAGNOSTIC ACQUISITION, INC.

                                          By:       /s/ R. Dale Ross
                                             ----------------------------------
                                             Name: R. Dale Ross
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

                                          PHYSICIAN RELIANCE NETWORK, INC.

                                          By:       /s/ John T. Casey
                                             ----------------------------------
                                             Name: John T. Casey
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

                                                                      APPENDIX B

                         COMPANY STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of December 11, 1998, is by and between American Oncology Resources, Inc. ("Grantee"), and Physician Reliance Network, Inc. ("Issuer").

                                    RECITALS

   A. Grantee and Issuer, together with Diagnostic Acquisition, Inc., have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

   B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant to Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 5,203,630 shares of fully paid and nonassessable common stock of the Issuer, no par value per share ("Common Stock"), which is equal to 10.1% of the number of shares of Common Stock issued and outstanding on the date hereof, together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of June 2, 1997, between Issuer and Harris Trust and Savings Bank, as Rights Agent (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), as of the date hereof at a purchase price of $11.50 per share of Common Stock, as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price").

   2. Exercise of Option.

   (a) Exercise. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) on or prior to the last date of the 14-month period following such Triggering Event ("Option Expiration Date").

   (b) Option Termination Events. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement (other than immediately after or during the continuance of a Triggering Event); or (iii) the last date of the 14-month period following any termination of the Merger Agreement immediately after or during the continuance of a Triggering Event. Notwithstanding the foregoing, the Option may not be exercised if the Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement, the Parent Stock Option Agreement or the Merger Agreement.

   (c) Triggering Events. The term "Triggering Event" shall mean any of the following events occurring after the date hereof: so long as the Merger Agreement is not terminable pursuant to Section 9.1(e)(i) or Section 9.1(e)(ii) thereof, at any time after the Merger Agreement becomes terminable pursuant to
Section 9.1(e)(iii), Section 9.1(e)(iv) or Section 9.1(f)(v) thereof (regardless of whether the Merger Agreement is actually terminated).

   (d) Notice of Triggering Event. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

   (e) Notice of Exercise; Closing. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 14 months after the related Notice Date, and if the Closing Date shall not have occurred within 14 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

   (f) Purchase Price. At the Closing referred to in subsection (e) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

   (g) Issuance of Common Stock. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares (as defined herein) pursuant to an exercise of all or part of the Option hereunder Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent rights or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under Issuer's shareholder rights agreement or any similar agreement then in effect.

   (h) Legend. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

  "The transfer and voting of the shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities

Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Record Grantee; Expenses. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

   3. Reservation of Shares. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

   4. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Adjustment Upon Changes in Capitalization. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

   (a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Common Stock subject to the Option shall be increased so that the number of shares issuable upon exercise of the Option shall be equal to the product of (A) the percentage of the outstanding Common Stock for which the Option was exercisable immediately prior to the Increase and (B) the number of shares of Common Stock outstanding immediately after the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 10.1% of the issued and outstanding shares of Common Stock immediately prior to exercise.

   (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

   (c) Whenever the number of shares of Common Stock changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

   6. Registration Rights. Upon the occurrence of a Triggering Event that occurs prior to an Option Termination Event, Issuer shall, at the request of Grantee, deliver at any time on or prior to the Option Expiration Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 14 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

   7. Repurchase of Option and Option Shares.

   (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall (i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Acquisition Proposal Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from each owner of Option Shares (excluding such Option Shares as have been publicly distributed prior to the delivery of the Repurchase Offer) from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the Acquisition Proposal Price multiplied by the number of Option Shares then held by such Owner. The term "Acquisition Proposal Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Acquisition Proposal (as defined in the Merger Agreement) or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Acquisition Proposal shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

   (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price, and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of any Owner delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.

   (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days, after the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 7(c) and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable law.

   (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(c) is prohibited under applicable law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and
(ii) deliver, as appropriate, either (a) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by Issuer described in the second sentence of this subsection (d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (e) The term "Repurchase Event" shall mean a Triggering Event followed by the earlier of the signing of a definitive agreement to consummate or the consummation of any transaction or event included in the definition of Acquisition Proposal.

   (f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), the delivery of a notice by Grantee under Section 7(c) specifying that such notice relating to an anticipated Repurchase Event is based on the Issuer's public announcement of the execution of an agreement providing for the consummation of an Acquisition Proposal shall be deemed to constitute an election to exercise the Option as to the number of Option Shares not heretofore purchased pursuant to one or more prior exercises of the Option on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a closing shall occur with respect to such unpurchased Option Shares in accordance with Section 2(e) on such fifth business day (or such later date as determined pursuant to the provisos in the first sentence of Section 2(e)).

   8. Substitute Option in the Event of Corporate Change.

   (a) In the event that prior to an Option Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then-outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

     (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (3) "Assigned Value" shall mean the Acquisition Proposal Price, as defined in Section 7.

     (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10.1% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10.1% of the shares of the Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. Extension of Time for Regulatory Approvals. The 14-month period for exercise of certain rights under Sections 2, 6, 7, 13 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and
(ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

   10. Representations and Warranties of the Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

     (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Articles of Incorporation or by-laws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

   11. Assignment of Option by Grantee. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

   12. Limitation of Grantee Profit.

   (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $25,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option,
(ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $25,000,000 after taking into account the foregoing actions.

   (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following:

     (1) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months from the exercise of this Option with respect to such Option Shares, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder,
  (iii) any equivalent amount with respect to the Substitute Option, and (iv) the amount received by Grantee pursuant to Section 9.4 of the Merger Agreement; minus

     (2) the amount of cash paid to the Issuer pursuant to this Section 12 plus the value of the Option Shares delivered to the Issuer for cancellation.

   (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.4 of the Merger Agreement; provided, that if Total Profit received by Grantee would exceed $25,000,000 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 12(a) within 30 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months of the exercise of this Option with respect to such Option Shares.

   13. First Refusal. At any time after the first occurrence of a Triggering Event and prior to the later of:

     (a) the expiration of 14 months immediately following the first purchase of shares of Common Stock pursuant to the Option; and

     (b) the Option Expiration Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,

       (1) required notification period has expired or been terminated, or

       (2) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

  In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 13 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer, or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

   14. Voting. For a period of 14 months from the date of exercise of the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to:

     (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by holder may be counted for the purpose of determining the presence of a quorum at such meetings; and

     (b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to stockholders for a vote, in the same proportion as shares of Common Stock are voted by stockholders unaffiliated with Grantee.

   15. Application for Regulatory Approval. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq's National Market System upon official notice of issuance.

   16. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   17. Separability of Provisions. If any term, provision, covenant, or restriction, contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

   18. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   23. Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

   IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          AMERICAN ONCOLOGY RESOURCES, INC.

                                          By:       /s/ R. Dale Ross
                                             ----------------------------------
                                             Name: R. Dale Ross
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

Attest: /s/ Phillip H. Watts
   -------------------------------

Name: Phillip H. Watts
Title: Vice President and General Counsel
                                          PHYSICIAN RELIANCE NETWORK, INC.

                                          By:       /s/ John T. Casey
                                             ----------------------------------
                                             Name: John T. Casey
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

Attest: /s/ George P. McGinn
   -------------------------------

Name: George P. McGinn
Title: Executive Vice President

                         PARENT STOCK OPTION AGREEMENT

   THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of December 11, 1998, is by and between Physician Reliance Network, Inc. ("Grantee"), and American Oncology Resources, Inc. ("Issuer").

                                    RECITALS

   A. Grantee and Issuer, together with Diagnostic Acquisition, Inc., have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

   B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant to Grantee the Option (as hereinafter defined).

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 3,450,000 shares of fully paid and nonassessable common stock of the Issuer, no par value per share ("Common Stock"), which is equal to at least 10.1% of the number of shares of Common Stock issued and outstanding on the date hereof, together with any associated purchase rights (the "Rights") under the Rights Agreement, dated as of May 29, 1997, between Issuer and American Stock Transfer & Trust Company, as Rights Agent (references to shares purchasable upon exercise of the Option shall be deemed to include the associated Rights), as of the date hereof at a purchase price of $13.00 per share of Common Stock, as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price").

   2. Exercise of Option.

     (a) Exercise. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection
  (e) of this Section 2) on or prior to the last date of the 14-month period following such Triggering Event ("Option Expiration Date").

     (b) Option Termination Events. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement (other than immediately after or during the continuance of a Triggering Event); or
  (iii) the last date of the 14-month period following any termination of the Merger Agreement immediately after or during the continuance of a Triggering Event. Notwithstanding the foregoing, the Option may not be exercised if the Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement, the Parent Stock Option Agreement or the Merger Agreement.

     (c) Triggering Events. The term "Triggering Event" shall mean any of the following events occurring after the date hereof: so long as the Merger Agreement is not terminable pursuant to Section 9.1(f)(i) or Section 9.1(f)(ii) thereof, at any time after the Merger Agreement becomes terminable pursuant to Section 9.1(f)(iii), Section 9.1(f)(iv) or Section 9.1(e)(v) thereof (regardless of whether the Merger Agreement is actually terminated).

     (d) Notice of Triggering Event. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) Notice of Exercise; Closing. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection
  (e), in no event shall any Closing Date be more than 14 months after the related Notice Date, and if the Closing Date shall not have occurred within 14 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (f) Purchase Price. At the Closing referred to in subsection (e) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Issuance of Common Stock. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares (as defined herein) pursuant to an exercise of all or part of the Option hereunder Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent rights or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under Issuer's shareholder rights agreement or any similar agreement then in effect.

     (h) Legend. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer and voting of the shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Record Grantee; Expenses. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection
  (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

   3. Reservation of Shares. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

   4. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. Adjustment Upon Changes in Capitalization. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Common Stock subject to the Option shall be increased so that the number of shares issuable upon exercise of the Option shall be equal to the product of (A) the percentage of the outstanding Common Stock for which the Option was exercisable immediately prior to the Increase and
  (B) the number of shares of Common Stock outstanding immediately after the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 10.1% of the issued and outstanding shares of Common Stock immediately prior to exercise.

     (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

     (c) Whenever the number of shares of Common Stock changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

   6. Registration Rights. Upon the occurrence of a Triggering Event that occurs prior to an Option Termination Event, Issuer shall, at the request of Grantee, deliver at any time on or prior to the Option Expiration Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 14 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

   7. Repurchase of Option and Option Shares.

     (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall (i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Acquisition Proposal Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and
  (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from each owner of Option Shares (excluding such Option Shares as have been publicly distributed prior to the delivery of the Repurchase Offer) from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the Acquisition Proposal Price multiplied by the number of Option Shares then held by such Owner. The term "Acquisition Proposal Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the Acquisition Proposal (as defined in the Merger Agreement) or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Acquisition Proposal shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

     (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Expiration Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price, and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of any Owner delivered prior to the Option Expiration Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.

     (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to
  Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days, after the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 7(c) and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable law.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to
  Section 7(c) is prohibited under applicable law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (a) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by Issuer described in the second sentence of this subsection (d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (e) The term "Repurchase Event" shall mean a Triggering Event followed by the earlier of the signing of a definitive agreement to consummate or the consummation of any transaction or event included in the definition of Acquisition Proposal.

     (f) Notwithstanding anything to the contrary in Sections 2(a) and 2(e), the delivery of a notice by Grantee under Section 7(c) specifying that such notice relating to an anticipated Repurchase Event is based on the Issuer's public announcement of the execution of an agreement providing for the consummation of an Acquisition Proposal shall be deemed to constitute an election to exercise the Option as to the number of Option Shares not heretofore purchased pursuant to one or more prior exercises of the Option on the fifth business day following the public announcement of the consummation of the transaction contemplated by such agreement, in which event a closing shall occur with respect to such unpurchased Option Shares in accordance with Section 2(e) on such fifth business day (or such later date as determined pursuant to the provisos in the first sentence of
  Section 2(e)).

   8. Substitute Option in the Event of Corporate Change.

   (a) In the event that prior to an Option Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then-outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

     (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

     (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

     (3) "Assigned Value" shall mean the Acquisition Proposal Price, as defined in Section 7.

     (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10.1% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10.1% of the shares of the Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. Extension of Time for Regulatory Approvals. The 14-month period for exercise of certain rights under Sections 2, 6, 7, 13 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and
(ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

   10. Representations and Warranties of the Issuer. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

     (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Articles of Incorporation or by-laws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

   11. Assignment of Option by Grantee. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

   12. Limitation of Grantee Profit.

   (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $25,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option,
(ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $25,000,000 after taking into account the foregoing actions.

   (b) As used herein, the term "Total Profit" shall mean the amount (before taxes) of the following:

     (1) the aggregate amount of (i) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months from the exercise of this Option with respect to such Option Shares, less (y) the Grantee's purchase price of such Option Shares, (ii) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, if permitted hereunder,
  (iii) any equivalent amount with respect to the Substitute Option, and (iv) the amount received by Grantee pursuant to Section 9.4 of the Merger Agreement; minus

     (2) the amount of cash paid to the Issuer pursuant to this Section 12 plus the value of the Option Shares delivered to the Issuer for cancellation.

   (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive nor relieve Issuer's obligation to pay a fee pursuant to Section 9.4 of the Merger Agreement; provided, that if Total Profit received by Grantee would exceed $25,000,000 following the receipt of such fee, Grantee shall be obligated to comply with the terms of Section 12(a) within 30 days of the later of (i) the date of receipt of such fee and (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months of the exercise of this Option with respect to such Option Shares.

   13. First Refusal. At any time after the first occurrence of a Triggering Event and prior to the later of:

     (a) the expiration of 14 months immediately following the first purchase of shares of Common Stock pursuant to the Option; and

     (b) the Option Expiration Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 20 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,

     (1) required notification period has expired or been terminated, or

     (2) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 13 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer, or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

   14. Voting. For a period of 14 months from the date of exercise of the Option, so long as Grantee beneficially owns any Option Shares, Grantee agrees to:

     (a) be present, in person or represented by proxy, at all stockholder meetings of Issuer, so that all Option Shares beneficially owned by holder may be counted for the purpose of determining the presence of a quorum at such meetings; and

     (b) vote or cause to be voted all Option Shares beneficially owned by it, with respect to all matters submitted to stockholders for a vote, in the same proportion as shares of Common Stock are voted by stockholders unaffiliated with Grantee.

   15. Application for Regulatory Approval. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq's National Market System upon official notice of issuance.

   16. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

   17. Separability of Provisions. If any term, provision, covenant, or restriction, contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

   18. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

   23. Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

   IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          AMERICAN ONCOLOGY RESOURCES, INC.

                                          By:       /s/ R. Dale Ross
                                             ----------------------------------
                                             Name: R. Dale Ross
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

Attest: /s/ Phillip H. Watts
   -------------------------------

Name: Phillip H. Watts
Title: Vice President and General Counsel
                                          PHYSICIAN RELIANCE NETWORK, INC.

                                          By:       /s/ John T. Casey
                                             ----------------------------------
                                             Name: John T. Casey
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

Attest: /s/ George P. McGinn
   -------------------------------

Name: George P. McGinn
Title: Executive Vice President

[BANKERS TRUST]
                                                                      APPENDIX C
                                  May 10, 1999

Board of Directors
American Oncology Resources, Inc.
16825 Northchase Drive, Suite 1300
Houston, TX 77060

Dear Sirs:

   BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to American Oncology Resources, Inc. ("AOR") in connection with the proposed merger transaction involving AOR and Physician Reliance Network, Inc. ("PRN") pursuant to the Agreement and Plan of Merger dated as of December 11, 1998 (the "Merger Agreement") among AOR, Diagnostic Acquisition, Inc., a wholly owned subsidiary of AOR ("Merger Sub"), and PRN. The Merger Agreement provides, among other things, for the merger of Merger Sub with and into PRN ("the Merger") pursuant to which PRN will become a wholly owned subsidiary of AOR. As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of the common stock, no par value per share, of PRN (the "PRN Common Stock") will be converted into the right to receive 0.94 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of AOR (the "AOR Common Stock"). You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AOR Common Stock.

   In connection with BT Alex. Brown's role as financial advisor to AOR, and in arriving at this opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning AOR and PRN and certain internal analyses and other information furnished to or discussed with it by AOR, PRN and their respective advisors. BT Alex. Brown has also held discussions with members of the senior management of AOR and PRN regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for AOR Common Stock and PRN Common Stock, (ii) compared certain financial and stock market information for AOR and PRN with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

   BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning AOR, PRN or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of this opinion. Accordingly, for purposes of this opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of AOR or PRN. With respect to the financial forecasts and projections, including the analyses and forecasts of certain synergies expected by AOR and PRN to be achieved as a result of the Merger, made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of AOR or PRN, as the case may be, as to the matters

Board of Directors
American Oncology Resources, Inc.
May 10, 1999
Page 2

covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections, including the synergies, or the assumptions on which they are based. This opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to BT Alex. Brown as of, the date hereof.

   For purposes of rendering this opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of AOR, PRN and Merger Sub contained in the Merger Agreement are true and correct, AOR, PRN and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of AOR, PRN and Merger Sub to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals or consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals or consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either AOR or PRN is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on AOR or PRN or materially reduce the contemplated benefits of the Merger to AOR. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering this opinion BT Alex. Brown has assumed, that the Merger will qualify for pooling-of-interests accounting treatment. BT Alex. Brown expresses no opinion as to the price at which the AOR Common Stock or PRN Common Stock will trade at any time.

   This opinion is addressed to, and is for the use and benefit of, the Board of Directors of AOR and is not a recommendation to any shareholder as to how such shareholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of AOR Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by AOR to engage in the Merger.

   BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to AOR in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. BT Alex. Brown has in the past provided financial services to AOR for which BT Alex. Brown has received customary compensation. BT Alex. Brown maintains a market in AOR Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of AOR and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of AOR and PRN for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

   Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of AOR Common Stock.

                                 Very truly yours,

                                 (BT Alex. Brown Incorporated)

                                                                      APPENDIX D


[Letterhead of Goldman, Sachs & Co. appears here]

     PERSONAL AND CONFIDENTIAL

     May 10, 1999

     Board of Directors
     Physician Reliance Network, Inc
     Two Lincoln Centre
     5420 LBJ Freeway
     Suite 900
     Dallas, TX 75240

     Ladies and Gentlemen:

       You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value per share (the "Shares"), of Physician Reliance Network, Inc. (the "Company") of the exchange ratio of 0.94 shares of Common Stock, par value $0.01 per share ("AORI Common Stock"), of American Oncology Resources, Inc. ("AORI") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of December 11, 1998, among AORI, Diagnostic Acquisition, Inc., a wholly-owned subsidiary of AORI, and the Company (the "Agreement").

       Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

       In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1998, and Annual Reports to Stockholders and Annual Reports on Form 10-K of AORI for the four years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and AORI; certain other communications from the Company and AORI to their respective stockholders; and certain internal financial analyses and forecasts for the Company and AORI, prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the

[Letterhead of Goldman, Sachs & Co. appears here]

     Company and AORI to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of the Company and AORI regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and AORI Common Stock, compared certain financial and stock market information for the Company and AORI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations, and performed such other studies and analyses as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the managements of the Company and AORI, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and AORI, and that such Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have assumed that the relative contribution of each of the Company and AORI to the future financial performance of the respective companies on a combined basis will be consistent with such forecasts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or AORI or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement, as compared to any alternative business transactions that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

        Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                                  Very truly yours,

                                          /s/ Goldman, Sachs & Co.
                                                  (GOLDMAN, SACHS & CO.)

                                                                      APPENDIX E

                                    FORM OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN ONCOLOGY RESOURCES, INC.

   The name of the corporation is "American Oncology Resources, Inc." (the "Corporation").

   The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 30, 1992, under the name "Ascend Medical Corporation." Such certificate of incorporation was amended on each of November 12, 1992, March 10, 1994, May 2, 1995, May 10, 1996 and May 8, 1997.

   This Amended and Restated Certificate of Incorporation has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware.

   Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation shall not be effective until the Effective Time, as such term is defined in that certain Agreement and Plan of Merger, dated as of December 11, 1998, among the Corporation, Diagnostic Acquisition, Inc., a Texas corporation, and Pinehurst, a Texas corporation, with such Effective Time to not be later than 12:01 a.m., Central Daylight Savings Time, on the 90th day after the filing date hereof.

   The text of the Certificate of Incorporation of the Corporation, as amended, is hereby further amended and restated to read in its entirety as follows:

                                   ARTICLE I

   The name of the corporation is US Oncology, Inc. (the "Corporation").

                                   ARTICLE II

   The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801-1196. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

   The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred and one million (252,000,000) shares, consisting of two million (2,000,000) shares of preferred stock, par value $.01 per share, out of which 500,000 shares have been designated as "Series A Preferred Stock," and two hundred fifty million (250,000,000) shares of common stock, par value $.01 per share.

   The Board of Directors of the Corporation shall have the power by resolution to (a) provide for the issuance of shares of preferred stock in series, (b) determine the number of shares of such stock in any such series, and (c) fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights of shares of preferred stock or any series thereof.

                                   ARTICLE V

   In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

                                   ARTICLE VI

   The number of directors which shall constitute the whole Board of Directors of the Corporation shall be determined in accordance with the Corporation's Bylaws. The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the Annual Meeting of Stockholders to be held in 2000; the term of the initial Class II directors shall terminate on the date of the Annual Meeting of Stockholders to be held in 2001; and the term of the initial Class III directors shall terminate on the date of the Annual Meeting of Stockholders to be held in 2002. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. If the number of directors is changed, then any increase or decrease in such number shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly as equal as possible. No reduction in the authorized number of members of the Board of Directors shall have the effect of removing any director from office before that director's term of office expires. A director may be removed from office at any time but only for cause and only by the affirmative vote of at least two-thirds of the voting power of the all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors of the Corporation, voting as a single class. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

   Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders of the Corporation either by or at the direction of the Nominating Committee of the Board of Directors or by any stockholder of record entitled to vote in the election of directors at such meeting who has complied with the notice procedures set forth in this paragraph of this Article VI. A stockholder who desires to nominate a person for election to the Board of Directors at a meeting of stockholders of the Corporation and who is eligible to make such nomination must give timely written notice of the proposed nomination to the Secretary of the Corporation. To be timely, a stockholder's notice given pursuant to this paragraph must be received at the principal executive office of the Corporation not less than one hundred twenty (120) calendar days in advance of the date which is one year later than the date of the proxy statement of the Corporation released to stockholders of the Corporation in connection with the previous year's annual meeting of stockholders of the Corporation; provided, however, that if no annual meeting of stockholders of the Corporation was held the previous year or if the date of the forthcoming annual meeting of stockholders has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year's proxy statement or if the forthcoming meeting is not an annual meeting of stockholders of the Corporation, then to be timely such stockholder's notice must be so received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the date of the forthcoming meeting

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was mailed or given to stockholders by or on behalf of the corporation or (b)
the day on which public disclosure of the date of the forthcoming meeting was made by or on behalf of the Corporation. Such stockholder's notice to the Secretary of the Corporation shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Corporation which are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Corporation and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected and (b) as to the stockholder giving the notice, (i) the name and address, as they appear in the stock records of the Corporation, of such stockholder, (ii) the class and number of shares of capital stock of the Corporation which are then beneficially owned by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such stockholder, and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Corporation. At the request of the Board of Directors, any person nominated by or at the direction of the Board of Directors for election as a director of the Corporation shall furnish to the Secretary of the Corporation the information concerning such nominee which is required to be set forth in a stockholder's notice of a proposed nomination. No person shall be eligible for election as a director of the Corporation unless nominated in compliance with the procedures set forth in this paragraph. The chairman of a meeting of stockholders of the corporation shall refuse to accept the nomination of any person not made in compliance with the procedures set forth in this paragraph, and such defective nomination shall be disregarded.

                                  ARTICLE VII

   A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the General Corporation Law of Delaware, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

                                  ARTICLE VIII

   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE IX

   The term of existence of the Corporation shall be perpetual.

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

                                   ARTICLE X

   No action shall be taken by stockholders of the Corporation except at an annual meeting or special meeting of the stockholders of the Corporation.

   Special meetings of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board or the President of the Corporation and shall be called by the President or Secretary of the Corporation at the request of a majority of the Board of Directors of the Corporation. No stockholders, individually or collectively shall have the power to call a special meeting. Business transacted at any special meeting shall be limited to the purposes stated in the notice.

                                   ARTICLE XI

   Notwithstanding any provision of this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the capital stock of the Corporation then entitled to vote in an election of directors, voting as a single class, shall be required to alter, amend or repeal Article VI, Article X or this Article XI of this Certificate of Incorporation, or any provision thereof, or to adopt any provision of this Certificate of Incorporation or the Bylaws of the Corporation that is inconsistent with any of the provisions of Article VI, of Article X or of this
Article XI of this Certificate of Incorporation.

   IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chairman of the Board and
Chief Executive Officer and attested by its Secretary this            day of
                        1999.

                                          AMERICAN ONCOLOGY RESOURCES, INC.

                                          By: _________________________________
                                               R. Dale Ross, Chairman of the
                                                           Board
                                                and Chief Executive Officer

Attest:

-------------------------------------
       Leo E. Sands, Secretary

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